Post-effective Amendment No. 2	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated May 8, 2008)	No. 333-148073

PROSPECTUS

CHINA MARINE FOOD GROUP LIMITED
12,013,568 Shares of Common Stock

This Prospectus relates to 12,013,568 shares of common stock of China Marine Food Group Limited, a Nevada corporation, that may be sold from time to time by the selling stockholders named in this Prospectus, consisting of 11,122,138 shares of common stock and 891,430 shares of common stock issuable upon exercise of three-year warrants owned by the selling stockholders named in this Prospectus.

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders. We will, however, receive proceeds of up to $4.1782 per share from the exercise of warrants held by selling stockholders if and when such warrants are exercised for cash consideration, which would result in proceeds to us of $3,724,573 in the event that all such warrants are exercised for cash consideration. We will not receive any proceeds from the exercise of the warrants pursuant to the warrants’ cashless exercise provisions. Our common stock is quoted on the NYSE AMEX under the symbol “CMFO.” The closing bid price for our common stock on, June 11, 2010 was $5.47 per share, as reported on the NYSE AMEX.

The selling stockholders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on Page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 30, 2010

TABLE OF CONTENTS
PROSPECTUS SUMMARY	3
THE COMPANY	3
THE OFFERING	7
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION	7
RISK FACTORS	9
RISKS RELATED TO OUR BUSINESS	9
RISKS RELATED TO DOING BUSINESS IN CHINA	17
RISKS RELATED TO THE MARKET OF OUR STOCK	20
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	21
USE OF PROCEEDS	22
DETERMINATION OF OFFERING PRICE	22
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	22
SELLING STOCKHOLDERS	22
PLAN OF DISTRIBUTION	30
DESCRIPTION OF SECURITIES	32
STOCK TRANSFER AGENT	33
SHARES ELIGIBLE FOR FUTURE SALE	33
INTEREST OF NAMED EXPERTS AND COUNSEL	34
DESCRIPTION OF BUSINESS	34
DESCRIPTION OF PROPERTY	63
LEGAL PROCEEDINGS	66
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	66
SELECTED CONSOLIDATED FINANCIAL DATA	67
MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	68
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	96
QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK	97
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	97
EXECUTIVE COMPENSATION	101
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	106
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	106
WHERE YOU CAN FIND MORE INFORMATION	109
FINANCIAL STATEMENTS	110

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the “Company” or “China Marine” refer to China Marine Food Group Limited, a Nevada corporation.

Except as otherwise indicated by the context, references in this Prospectus to:

•	“China Marine,” “Company,” “we,” “us” or “our” are references to the combined business of China Marine and its direct and indirect subsidiaries.
•	“China Marine,” “Company,” “we,” “us” or “our” does not include the selling stockholders.
•	“Ocean Technology” means Ocean Technology (China) Company Limited (formerly Nice Enterprise Trading H.K. Co., Limited).and/or its operating subsidiaries, as the case may be.
•	“Rixiang” means Shishi Rixiang Marine Foods Co., Ltd.
•	“Mingxiang” means Shishi Huabao Mingxiang Foods Co., Ltd.
•	“Jixiang” means Shishi Huabao Jixiang Water Products Co., Ltd.
•	“Xianghe” means Shishi Xianghe Food Science and Technology Co., Ltd.
•	“Xianglin” means Shishi Xianglin Trading Co., Ltd.
•	“U.S. Dollar,” “$” and “US$” means the legal currency of the United States of America.
•	“RMB” means Renminbi, the legal currency of China.
•	“China” or the “PRC” are references to the People’s Republic of China.

THE COMPANY

Overview of Our Business

We are a holding company whose primary business operations are conducted through our direct, wholly owned subsidiary, Ocean Technology and its direct wholly owned subsidiary, Rixiang, which is incorporated in the PRC. Rixiang, in turn, is the sole shareholder of our indirect subsidiaries. Mingxiang and Jixiang, both PRC operating companies, Mingxiang and Jixiang are property holding companies. These two companies operate solely to manage our land use rights and properties, including our production plant, cold storage facility, office tower and staff dormitory. Xianghe is a manufacturer of algae-based soft drinks and it is organized under the laws of the PRC. All subsidiaries are wholly-owned except for Xianghe, in which we own an 80% interest.

Our Background History

We were incorporated in the State of Nevada on October 1, 1999 under the name New Paradigm Productions, Inc. to engage in the production and marketing of meditation music and related supplies.

Starting January 1, 2000, we commenced a private placement of our common stock in reliance upon an exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. We offered 100,000 shares of our common stock at $0.35 per share to certain accredited investors. The offering closed in March 2000 and we raised gross proceeds in the amount of $35,000. As a result of the offering our issued and outstanding common stock increased from 900,000 shares to 1,000,000 shares.

On July 5, 2000, we filed a registration statement on Form SB-2 with the Securities and Exchange Commission or the SEC under the Securities Act, to register shares of our common stock (Registration Statement No. 333-40790). The registration statement was declared effective on October 26, 2000. We sold 77,000 shares of our common stock pursuant to the registration statement, raising a total of $77,000 in gross proceeds. As a result of the offering, our issued and outstanding common stock increased to 1,077,000 shares.

 During 2007, Jody St. Clair, our president and sole director, indicated a need to resign due to other commitments and the fact that the Company lacked the ability to raise money to continue its search for a business acquisition. Former management approached Halter Financial Investments (“HFI”) regarding HFI’s interest in acquiring a control position in the Company as part of a plan to enhance shareholder value. Former management believed that HFI would be able to introduce the Company to privately held businesses seeking to access the US capital markets through the reverse merger process, which could in turn result in the Company having more profitable business operations that would consequently lead to an increase in the value of the Company's outstanding securities. Therefore, in September 2007, by the approval of the Company's board of directors and shareholders, we entered into a Stock Purchase Agreement (“SPA”) through which we sold 1,005,200 shares of post-reverse stock-split common stock sell to HFI for $400,000. The business purpose of the SPA was to put someone in control of the Company, who would continue to seek a business acquisition. As a result of the SPA, HFI became the owner of 87.5% of the 1,148,826 shares of our then outstanding common stock.

HFI is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner. The members of Halter Financial Investments GP, LLC include: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing individuals may be deemed to be a beneficial owner of the shares held of record by Halter Financial Investments GP, LLC. Similarly, the limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurts Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI. The beneficial owners of a majority of our stock prior to the SPA were: (i) Devonshire Partners, LLC, owning 25,734 common stock shares, or 17.92% of our total outstanding stock; and (ii) Lynn Dixon, owning 62,000 common stock shares, or 43.17% of our total outstanding stock. We are unaware who controls Devonshire Partners, LLC.

After the consummation of the transaction, the Company was left with $392,028 after the payment of related expenses. The shareholders determined that in connection with the sale of voting control to HFI this money would be paid as a non-liquidating dividend to the shareholders of the Company, as they existed prior to the sale of control to HFI. Thus, we declared and paid a special cash dividend of $0.364 per post stock-split share to our shareholders of record as of September 12, 2007, for the business purpose of giving the Company's shareholders a return on their investment. HFI did not participate in this special cash dividend. Stockholders holding a total of 1,077,000 shares received a special cash dividend in the total amount of $392,028 which amount was funded with proceeds from the stock sale. Effective on September 25, 2007, we effectuated a 7.5 to 1 reverse stock split and increased our authorized shares of common stock to 100,000,000. In connection with the reverse stock split, we were assigned a new stock symbol “CMFO.”

Upon the closing of the HFI transaction, Jody St. Clair resigned as our sole director and executive officer and in anticipation of her resignation, she appointed Richard Crimmins as our sole director, President, Secretary-Treasurer, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

We are not aware of a nexus between this transaction and the reverse acquisition with Ocean Technology which took place in November 2007, nor are we aware of any preexisting affiliations between the Company, HFI or Ocean Technology. We were advised that HFI routinely takes control positions in public companies and that its acquisition of New Paradigm was part of its standard business practice. HFI has advised us that it did not acquire its interest in our Company specifically for the purpose of engaging in the reverse acquisition and financing transaction with Ocean Technology.

We discontinued our principal operations as of December 2002 and were, until our reverse acquisition with Ocean Technology on November 17, 2007 described below, investigating potential acquisitions or opportunities.

Our Reverse Acquisition of Ocean Technology and Related Financing

On November 17, 2007, we completed a reverse acquisition transaction with Ocean Technology through a share exchange with Ocean Technology’s former stockholders. The natural persons who were the beneficial owners of Ocean Technology prior to the reverse acquisition are: (i) Pengfei Liu, owning 7,493 common stock shares, or 74.93% of the total issued and outstanding stock; (ii)Ai Nyuet Ang, owning 221 common stock shares, or 2.21% of the total issued and outstanding stock; (iii) Hung Yu Wong, owning 287 common stock shares, or 2.87% of the total issued and outstanding stock; (iv) Zhicheng Li, owning 294 common stock shares or 2.94% of the total issued and outstanding stock; (v) Shangxiong Qiu, owning 441 common stock shares, or 4.41% of the total issued and outstanding stock; (vi) Liya Qiu, owning 441 common stock shares, or 4.41% of the total issued and outstanding stock; (vii) Hampton Investment Group Ltd., which is controlled by Mr. William Yan Sui Hui, and which owns 602 common stock shares, or 6.02% of the total issued and outstanding stock; and (viii) Metrolink Holdings Limited, which is controlled by Mr. Kui Shing Andy Lai (50%) and Ms Lai Yung Wai (50%), and which owns 221 common stock shares, or 2.21% of the total issued and outstanding stock. Prior to the reverse acquisition, there were 10,000 shares of issued and outstanding common stock.

Pursuant to the share exchange agreement, the shareholders of Ocean Technology exchanged 100% of their outstanding capital stock in Ocean Technology for approximately 15,624,034 shares of our common stock, or approximately 93.15% shares of our outstanding common stock after the share exchange. In connection with the share exchange, a majority of our shareholders of record as of November 16, 2007 approved a resolution by our board of directors to change our name from New Paradigm Productions, Inc. to China Marine Food Group Limited. The name change became effective on January 9, 2008 upon the filing of a Certificate of Amendment to our Amended Articles of Incorporation with the State of Nevada on the twentieth day following the mailing of a Definitive Information Statement to our shareholders.

Concurrently with the closing of the reverse acquisition on November 17, 2007, we completed a private placement of our securities to certain accredited investors who subscribed for units consisting one share of common stock and a warrant to purchase one-fifth of one share of our common stock. The investors subscribed for aggregate of 6,199,441 shares of our common stock and warrants to purchase an aggregate of 1,239,888 shares of our common stock at $3.214 per unit. The units were offered and sold pursuant to exemptions from registration under the Securities Act, including without limitation, Regulation D and Regulation S promulgated under the Securities Act. Each warrant issued to the investors has a term of three years and is exercisable at any time for a price equal to $4.1782 in cash or on a cashless exercise basis. An investor who exercises the warrant on a cashless basis shall tender the warrant for cancellation and in return receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of this Warrant, as adjusted; and

(X) = the number of Warrant Shares in respect of which a cashless exercise is elected pursuant to this Section 2(c).

VWAP is an acronym for Volume-Weighted Average Price, which is the ratio of the value traded to total volume traded over a one trading day.

Thus, if the Investor elects to exercise one hundred (100) warrant shares while VWAP is equal to $5.00, a price greater than the exercise price, then one hundred (100) warrant shares will be cancelled and the Investor will receive a certificate equal to sixteen (16) warrant shares, since: [(5.00 - 4.1782)(100)]/5.00 = 16.436

However, if the Investor elects to exercise one hundred (100) warrants shares while VWAP is equal to $3.00, a price less than the exercise price, then the equation will not work since the quotient will be a negative number, as illustrated here: [(3.00 - 4.1782)(100)]/3.00 = -39.273

Therefore, it is in the Investor’s best interest if the warrants are exercised on a cashless basis while VWAP is equal to or greater than the exercise price.

A list of the above-mentioned accredited investors may be found in the section entitled, “Selling Stockholders” beginning on page 25. With the exception of Halter Financial Investments, L.P., Ai Nyuet Ang, Hung Yu Wong, Zhicheng Li, Shangxiong Qiu, Liya Qiu, Hampton Investment Group Limited and Metrolink Holdings Limited, all of the listed selling shareholders received the stock which they are registering in this Form S-1 in the private placement.

In connection with the private placement, our principal stockholder, Pengfei Liu, entered into a make good agreement pursuant to which Mr. Liu agreed, subject to certain conditions discussed below, to place into an escrow account, 6,199,441 shares of common stock of the Company he beneficially owns. If we had not generated net income of $10.549 million for the fiscal year ending December 31, 2008 and net income of $14.268 million for the fiscal year ending December 31, 2009, up to the full amount of the shares held in escrow would have been transferred to the private placement investors. Since we met the minimum net income thresholds for 2008 and 2009, such shares were returned to Mr. Liu.,

Additionally, upon the close of the reverse acquisition, Mr. Liu became our Chief Executive Officer and Interim Secretary effective on the close of the reverse acquisition. Prior to the effective date of the reverse acquisition, Mr. Liu served at Ocean Technology as its Chief Executive Officer.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Ocean Technology as the acquirer and China Marine Food Group Limited as the acquired party. When we refer in this Prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Ocean Technology on a consolidated basis unless the context suggests otherwise.

Background History of Ocean Technology and its Subsidiaries

Through our wholly-owned subsidiaries, Rixiang, Jixiang and Mingxiang, we engage in the business of processing, distribution and sale of processed seafood products, as well as the sale of marine catch.

Our dried seafood products are predominantly sold under our registered trademark, the “Mingxiang (明祥)” brand. Our dried processed seafood products are mainly sold through 19 distributors in seven provinces in the PRC such as Fujian, Guangdong, Jiangsu, Shandong, Sichuan, Liaoning and Zhejiang and in turn sub-distributed to about 2,500 retail points (including major supermarkets and retailers such as Wal-Mart and Carrefour) throughout these provinces. Our frozen processed seafood products are sold to both domestic and overseas customers. Our marine catch is sold to customers in Fujian and Shandong Provinces, some of whom directly export the marine catch to Japan, South Korea and Taiwan. Our objective is to establish ourselves as a leading producer of processed seafood products in the PRC and overseas markets.

On January 1, 2010, Mingxiang purchased Xianghe, a manufacturer of the branded Hi-Power algae-based soft drinks. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry. Mingxiang purchased shares representing eighty percent (80%) of the registered capital stock of Xianghe. See “Description of Business”.

Our business premises are located close to Xiangzhi (Shishi) Port, the largest fishing port in Fujian Province and one of the state-level fishing port centers. We have also been designated as a state base for the quality control testing of marine products in Fujian Province.

Our principal place of business in the PRC is located at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province, the PRC. Our telephone number is (86) 595-8898-7588 and fax number is (86) 595-8898-2319. Our internet address is http://www.china-marine.cn. Information contained in our internet website does not constitute part of this Prospectus.

THE OFFERING

Common Stock Offered by Selling Stockholders	12,013,568 shares. This number represents 42.2% of our current outstanding stock.

Common Stock to be Outstanding After the Offering	28,493,650

Proceeds to us
We will not receive any of the proceeds from the resale of shares by the selling stockholders, but we may receive up to $3,724,573 from the exercise of warrants for cash but no proceeds from the exercise of the warrants pursuant to the warrants’ cashless exercise provisions. Since the initial registration statement was declared effective on May 8, 2008, selling stockholders have exercised 1,111,261 and 167,113 warrants pursuant to the cashless and cash exercise provision of the warrants respectively and received 619,910 shares of common stock.

NYSE AMEX Symbol	CMFO

The above information regarding common stock to be outstanding after the offering is based on 28,493,650 shares of common stock outstanding as of, June 11, 2010.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods presented. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to these consolidated financial statements appearing elsewhere in this Prospectus. The selected consolidated statements of operations data for the three months financial period ended March 31, 2010 and 2009, and the consolidated balance sheet data as of March 31, 2010 are derived from our unaudited consolidated financial statements, which are included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

The selected consolidated statements of operations data for the financial years ended December 31, 2009, 2008, 2006 and 2005; and the selected consolidated balance sheet data as of December 31, 2009, 2008, 2006 and 2005 are derived from our consolidated financial statements, which are included elsewhere herein, and have been audited by ZYCPA Company Limited (“ZYCPA”) (formerly Zhong Yi (Hong Kong) C.P.A. Company Limited), an independent registered public accounting firm, as indicated in their report. The selected consolidated statements of operations data for the financial years ended December 31, 2007; and the selected consolidated balance sheet data as of December 31, 2007 are derived from our consolidated financial statements, which are included elsewhere in this Prospectus, and have been audited by Cordovano and Honeck, LLP (“C & H”), an independent registered public accounting firm, as indicated in their report. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands)					(unaudited)

Revenue	$14,939	$27,442	$36,425	$48,799	$69,586	$16,548	$19,650
Cost of sales	(11,198)	(19,730)	(25,649)	(33,607)	(50,456)	(12,442)	(13,042)
Gross profit	3,741	7,712	10,776	15,192	19,130	4,106	6,608
Depreciation and amortization	(26)	(32)	(37)	(58)	(80)	(19)	(623)
Selling and distribution expenses	(57)	(94)	(149)	(608)	(609)	(114)	(385)
General and administrative expenses	(208)	(388)	(598)	(2,068)	(2,276)	(466)	(620)
Other income	128	110	223	647	681	254	42
Interest expense	(215)	(272)	(333)	(319)	(231)	(63)	(40)
Income before income tax	3,363	7,036	9,882	12,786	16,615	3,698	4,982
Income tax expense	(14)	-	(1,221)	(1,663)	(2,051)	(449)	(1,056)
Net income attributable to non-controlling interests	-	-	-	-	-	-	0
Net income attributable to the Shareholders of the Company	$3,349	$7,036	$8,661	$11,123	$14,564	$3,249	$3,926
Earnings per Share —basic (US$) (1)	$0.214	$0.450	$0.377	$0.483	$0.632	$0.141	$0.163
Earnings per Share — diluted (US$) (2)	$0.214	$0.450	$0.344	$0.483	$0.597	$0.141	$0.157

Note:
(1)
Assume there are 22,972,301 shares for the financial year ended December 31, 2005, 2006 and 2007, 23,010,842 shares for the financial year ended December 31, 2008, 23,062,839 shares for the financial year ended December 31, 2009, 23,026,301 for the three months financial period ended March 31, 2009, and 24,125,064 shares for the three months financial period ended March 31, 2010 of basic common stock outstanding after this offering was applied retrospectively.

(2)
Assume there are 25,142,105 shares for the financial year ended December 31, 2005, 2006 and 2007, 23,010,842 shares for the financial year ended December 31, 2008, 24,391,942 shares for the financial year ended December 31, 2009, 23,026,301 for the three months financial period ended March 31, 2009, and 25,016,494 shares for the three months financial period ended March 31, 2010 of diluted common stock outstanding after this offering was applied retrospectively.

	As at December 31,					As at March 31,
	2005	2006	2007	2008	2009	2010
	(in thousands)					(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,622	$9,182	$24,477	$31,640	$7,143	$47,376
Total current assets	6,833	11,643	30,013	43,466	56,406	60,655
Total assets	10,906	15,430	34,130	51,646	67,895	97,470
Short-term borrowings	3,230	3,793	772	4,289	4,139	-
Total current liabilities	7,837	5,115	2,602	6,626	8,047	4,205
Total stockholders’ equity	3,069	10,315	31,528	45,020	59,848	93,265

RISK FACTORS

Prospective investors should carefully review the following risk factors together with the other information in this Prospectus in evaluating our business prior to purchasing our common stock offered by this Prospectus. The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this Prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We are dependent on the supply of fresh seafood in our production of processed seafood products and disruptions in the supply of fresh seafood could adversely affect our business operations.

We use fresh seafood as the primary ingredient in our processed seafood products. Our processed seafood products accounted for approximately 47.2%, 60.3%, 76.5%, 90.9% and 74.8% of our sales in the fiscal years ended December 31, 2005, 2006, 2007, 2008 and 2009 respectively; and approximately 84% of our sales for the three months period ended March 31, 2010. Our production of processed seafood products is largely dependent on the continuous supply of fresh seafood, which in turn could be affected by a large number of factors, including environmental factors, the availability of seafood stock, weather conditions, the policies and regulations of the governments of the relevant territories where such fishing is carried out, the ability of the fishing companies and fishermen that supply us to continue their operations and pressure from environmental or animal rights groups.

Specifically, fishing activities in waters around the PRC are restricted in certain months to ensure sustainable aquatic resources. In particular, the PRC Ministry of Agriculture imposes restrictions against fishing in the South China Sea in the months of June and July. There is no assurance that the PRC government may not impose more stringent fishing regulations, including but not limited to longer or more frequent periods that restrict fishing. Such restrictions against fishing or unfavorable weather conditions have a direct impact on the availability of the raw materials required for the production of our processed seafood products, and could lead to a shortage and/or an increase in the prices of our raw materials. Any shortage in the supply of or increase in the prices of the raw materials for our processed seafood products will adversely affect our business, profitability and financial condition.

Our profitability will be affected by fluctuations in the prices of our major raw materials.

Our financial performance may be affected by changes in production costs brought about by fluctuations in the prices of our raw materials. Our major raw materials are fresh seafood which accounted for approximately 64.6%, 64.9%, 74.3%, 77.9% and 74.4% of our total cost of sales of processed seafood products in the fiscal years ended December, 2005, 2006, 2007, 2008 and 2009 respectively; and approximately 73.2% of our total cost of sales of processed seafood products for the three months period ended March 31, 2010. The prices of our major raw materials may fluctuate due to changes in supply and demand conditions. Any shortage in supply or upsurge in demand of our major raw materials may lead to an increase in prices, which may adversely affect our profitability due to increased production costs and lower profit margins.

We are dependent on several major customers. In the event any one of these major customers ceases to purchase or reduce their purchases from us, and we are unable to secure new contracts, our sales will be adversely affected.

Our top five major customers accounted for approximately 64.1%, 56.9%, 45.8%, 44.9% and 43.2% of our sales in the fiscal years ended December 31, 2005, 2006, 2007, 2008 and 2009 respectively; and approximately 37.2% of our sales for the three months period ended March 31, 2010. In the event these customers do not continue to purchase from us or reduce their purchases from us or develop their own ability to manufacture the products that we sell to them, and we are unable to secure new contracts or new customers that can replace the loss of these customers within a short time frame, our business and profitability may be adversely affected. Please see the section “Major Customers” of this Prospectus for more details.

We are dependent on several major suppliers for our raw materials. In the event we are no longer able to secure raw materials from these suppliers and are unable to find alternative sources of supply at similar or more competitive rates, our operations and profitability will be adversely affected.

For the production of our processed seafood and algae-based beverage products, we rely on our major suppliers for a significant portion of the supply of raw materials. Purchases from our top five suppliers of raw materials accounted for 65.1%, 62.5%, 89.9%, 90.8% and 90.3% of our total purchases of raw materials in the fiscal years ended December 31, 2005, 2006, 2007, 2008 and 2009 respectively; and approximately 97.4% of our total purchases of raw materials for the three months period ended March 31, 2010. In the event that we are unable to secure our raw materials from these suppliers and we are unable to find alternative sources of supply at similar or more competitive rates, our business and operations will be adversely affected. Please see the section “Major Suppliers” of this Prospectus for more details.

Our profitability and continued growth is dependent on our ability to yield commercially viable products, to enhance our product range and expand our customer base.

The seafood processing industry is highly competitive. The growth potential of the seafood processing industry is dependant on population growth and consumer preferences. therefore believe that our profitability and continued growth is dependant on our ability to expand our customer base in existing and new markets by introducing new products that are fast growing and profitable in the populations that we serve, as well as our ability to develop commercially viable products through our product development efforts. If we do not succeed in these efforts, the growth of our sales may slow down and adversely affect our profitability.

Since we do not have long-term contracts with our suppliers and customers there is no guarantee that our suppliers will continue to supply us with raw materials, or that our customers will continue to purchase our products.

We do not have long-term contracts with our suppliers and our customers. Accordingly, there can be no assurance that we will continue to be able to obtain sufficient quantities of raw materials in a timely manner from our existing suppliers on acceptable terms, or that our existing customers will continue to purchase our products on terms that are acceptable to us or at all. In the event that we are unable to source for new suppliers or new customers on terms that are acceptable to us, our business and operations will be adversely affected.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. We have established disclosure controls and procedures effective for the purposes set forth in the definition thereof in Exchange Act Rule 13a-15(e) as of December 31, 2009. Commencing by the fiscal year ended December 31, 2010, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls.  However, there can be no assurance that we will receive a positive attestation from our independent auditors. In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements. Also projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

There is no assurance that we will be able to execute our future plans successfully, or that our future plans will result in commercial success.

We intend to, inter alia and expand our operations and production capacity in the PRC by constructing new cold storage facilities. While the new production facilities, which increased our capacity by 100%, were completed in 2009, there can be no assurance that the construction of, the new cold storage facilities will be completed by the end of 2010 as expected. Our expansion plans involve a number of risks, including inter alia the costs of investment in fixed assets, costs of working capital tied up in inventories, as well as other working capital requirements. Our expansion will also depend on our ability to secure new customers and/or sufficient orders. Failure to secure new customers or sufficient orders or to meet our customers’ orders would materially and adversely affect our business and financial performance.

There is no assurance that our future plans will result in commercial success. If we are unable to execute our expansion plans successfully, our business and financial performance would be materially and adversely affected.

Changes in consumer preferences or discretionary consumer spending could adversely impact our results.

Our continued growth and success depends in part on the popularity of our products. Sales of our processed seafood products and marine catch as a percentage of our total sales for the period under review were as follows:

	Year ended December 31,					Period ended March 31,
Products	2005	2006	2007	2008	2009	2009	2010
	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Marine catch	52.8	39.7	23.5	9.1	25.2	32.3	2.0
Processed seafood products	47.2	60.3	76.5	90.9	74.8	67.7	84.0
Marine catch	-	-	-	-	-	-	14.0

Shifts in consumer preferences or eating habits away from processed seafood products will materially affect our business. In addition, our continued success depends, in general, on the economic conditions, disposable income and consumer confidence in the countries in which we sell our products, all of which can affect discretionary consumer spending in such countries. Adverse changes in these factors would reduce the flow of customers and limit our pricing which will reduce our profitability.

Our business activities are subject to certain laws and regulations and our operations may be affected if we should fail to have in force the requisite licenses and permits.

We are required to obtain various licenses and permits in order to conduct our business of production and export of processed seafood products. These include the Hygiene Registration Certificate, which is a requirement in order to carry on the production of food products in the PRC, as well as the HACCP certificate and EU export registration, which is a requirement in order to export our processed seafood products to certain countries. Our business is also subject to applicable laws and regulations.

Any failure to comply with the conditions stipulated in our licenses and permits may lead to their revocation or non-renewal. Any failure to observe the applicable laws and regulations may lead to the termination or suspension of some or all of our business activities or penalties being imposed on us. The occurrence of any of these events may adversely affect our business, financial condition and results of operations.

Our processed seafood products may be illegally tampered with such that they are rendered unfit for consumption and have to be recalled and destroyed.

Our processed seafood products are packed in plastic materials that can be illegally tampered with. Illegal tampering of our processed seafood products could result in such products being rendered unfit for consumption or cause them to fail to meet customer specifications, health and/or safe handling requirements. This may lead to a loss of customer confidence in our products; affect our reputation, cause product recalls and/or product destruction. In addition, we may incur substantial litigation costs and may be ordered to compensate consumers in the event of any illness or death caused by the consumption of an illegally tampered seafood product.

In the event that our processed seafood products are recalled or destroyed as a result of illegal tampering or a claim is made against us arising from the consumption of our products, our reputation, business goodwill and sales will be adversely affected.

Product or raw material deterioration will lead to loss of sales, higher costs, negative publicity, and payment of compensation to our customers and/or product liability claims.

Our raw materials and frozen processed seafood products, being perishable in nature, may deteriorate due to various reasons such as malfunctioning cold storage facilities, delivery delays or poor handling. This may lead to a delay in production or delivery of our products, a loss in revenue, costs incurred in the purchase of replacement raw materials and payment of compensation to our customers. Any deterioration in our raw materials or processed seafood products could have a material adverse effect on our business, operations and reputation.

Currently, we do not have any product liability insurance in respect of our products. We believe that premiums for product liability insurances are high compared to the risk of claims. In the event that the consumption of our processed seafood products causes harm, illness or death to a consumer of our products, whether as a result of product deterioration, spoiling, sabotage, willful action, omission or negligence, we may be liable to complaints, lawsuits and claims from consumers of our products which in turn could generate negative publicity and materially and adversely affect our business, financial condition and our operations.

Outbreak of disease or widespread contamination in any of the raw materials that we use in our production or any food scares may lead to a loss in consumer confidence and reduce the demand for our processed seafood products.

One of our competitive strengths is our established brand name and track record. We have received several awards and certificates for our high quality products, including the “Green Food” award. Any outbreak of disease or widespread contamination in any of the raw materials that we use in the production of our products or food scares in the markets in which our processed seafood products are manufactured or sold may have an adverse impact on our business as it may lead to a loss in consumer confidence and reduce the demand of our processed seafood products. It may also affect our sources of supply and we may have to look for alternative sources of supply which may be more costly, or which may not be available. If this develops into actual events, our operations and profitability will be adversely affected.

Any failure to meet health and hygiene standards may result in the suspension of licenses, accreditations or the loss of our ability to import and export our products.

We are subject to annual checks carried out by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC (CIQ). The CIQ’s annual check encompasses the inspection of food preparation, production and processing operations, as well as health checks on our employees. Failure to meet the required standards may result in our being required to take remedial measures to meet the health and hygiene standards, or in extreme cases, the cancellation or suspension of the license(s) and accreditation(s) required for us to carry on our operations. In the event that this should occur, our operations and financial condition will be materially and adversely affected and could lead to a loss in customer confidence in our products.

In addition, the CIQ makes random inspections on the processed seafood products that we export. Failure to meet the required standards of hygiene may affect our ability to export our processed seafood products and meet our customers’ orders on time. It may also lead to a restriction on our ability to export our processed seafood products which will materially and adversely affect our business, financial condition and operations.

We bear the risk of loss in shipment of our products and have no insurance to cover such loss.

Under the shipping terms of our standard customer contracts, we bear the risk of loss in shipment of our products and do not insure this risk. Since management considers the risk of loss to be minimal, with export sales representing less than 5% of our total sales for the year ended December 31, 2009 and three months period ended March 31, 2010, respectively. Moreover, we believe that the shipping companies that we use carry adequate insurance or are sufficiently solvent to cover any loss in shipment. Nevertheless, there can be no assurance that we will be adequately reimbursed upon the loss of a significant shipment of our products.

We are dependent on our Executive Directors and Executive Officers. Any loss in their services without suitable replacement may adversely affect our operations.

Our success to date has been largely due to the contribution of Pengfei Liu, our Executive Chairman and CEO. Mr. Liu is the founder of our Company, and has spearheaded our expansion and growth. He is responsible for our operations, marketing, public relations, strategic planning and development of new products and markets. Our continued success is dependent, to a large extent, on our ability to retain his services.

The continued success of our business is also dependent on our key management and operational personnel. We rely on their experience in the processed seafood and marine catch industry, product development, sales and marketing and on their relationships with our customers and suppliers.

The loss of the services of any of our executive directors or executive officers without suitable replacement or the inability to attract and retain qualified personnel will adversely affect our operations and hence, our revenue and profits.

We are dependent on our customers’ ability to maintain and expand their sales and distribution channels. Should these distributors be unsuccessful in maintaining and expanding their distribution channels, our results of operations will be adversely affected.

Demand for our products from end-consumers and our prospects depend on the retail growth and penetration rate of our products to end-consumers. Sales of our products are conducted mainly through distributors, over whom we have limited control. As of March 31, 2010, our distribution network is comprised of 24 distributors located in seven provinces. These distributors sub-distribute our dried processed seafood products to over 2,500 retail points, including major supermarkets. We are thus dependent on the sales and distribution channels of our distributors for broadening the geographic reach of our products. Should these distributors be unable to maintain and expand their distribution channels, our results of operations and financial position will be adversely affected.

Failure to compete effectively in a competitive environment may affect our profitability.

We operate in the highly competitive processed seafood industry. We believe that our major competitors include international and domestic seafood processors. Some of these competitors may have significantly greater financial, technical and marketing resources, stronger brand name recognition and larger existing customer base than we do.

We also believe that these competitors may have the ability to respond more quickly to new or emerging technologies or may adapt more quickly to changes in customer requirements or may devote greater resources to the development, promotion and sales of their products than us.

There is no assurance that we will be able to continue competing successfully against present and future competitors. We believe that important factors to achieving success in our industry include maintaining customer loyalty by cultivating long-term customer relationships, achieving consistent product renewal and maintaining the quality of our products. If we are unable to attain these, we may lose our customers to our competitors and this will adversely affect our market share. Increased competition may also force us to lower our prices, thus reducing our profit margins and affecting our financial performance and condition. Such competition may have a material adverse effect on our business, financial position and results of operations. Please refer to the section captioned “Description of Business - Competition” for further details as to our present competitors.

Any outbreak of earthquake, tsunami, adverse weather or oceanic conditions or other calamities may result in disruption in our operations and could adversely affect our sales.

We are based in Fujian Province which is situated in southeast China on the coast of the East China Sea. Fujian is a vital navigation hub between the East China Sea and South China Sea, and is also rich in agricultural and marine resources. Our main raw materials for our marine catch business come from the Taiwan Straight, which is also the place where we conduct our marine catch operations.

In 2004, an undersea earthquake occurred off the west coast of Sumatra Indonesia. This earthquake triggered a series of devastating tsunamis along the costs of most landmasses boarding the Indian Ocean. More than 225,000 people in 11 countries were killed, and coastal communities were inundated with waves up to 100 feet.

In May 2008, there was an 8.0 magnitude scale earthquake occurred at Sichuan Province of China. It was also known the Wenchuan earthquake, which by any name killed at least 69,000 people, and over 374,000 injured, with 18,000 listed as missing. The earthquake left about 4.8 million people homeless, thought the number could be as high as 11 million. It was the deadliest earthquake to hit China since the 1976 Tangshan earthquake.

Due to the location of our business, we may be at risk of experiencing another tsunami, earthquake or other adverse weather or oceanic conditions. This may result in the breakdown of our facilities, such as our cold storage facilities, which will in turn lead to deterioration of our products with the potential for spoilage. This could adversely affect our ability to fulfill our sales orders and adversely affect our profitability.

Adverse weather conditions affecting the fishing grounds where the fishing vessels chartered by us operate such as storms, cyclones and typhoons or cataclysmic events such as tsunamis may also decrease the volume of our fish catches or may even hamper our fishing operations. Our operations may also be adversely affected by major climatic disruptions such as El Nino which in the past has caused significant decreases in seafood catches worldwide.

We may be affected by global climate change or by legal, regulatory or market responses to such changes.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability or increase the cost of key raw materials that we use to produce our products.

Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas (GHG) emissions. For example, proposals that would impose mandatory requirements on GHG emissions may be considered by policy makers in the territories that we operate. Laws enacted that directly or indirectly affect our production, distribution, packaging, cost of raw materials, fuel, ingredients, and water could all impact our business and financial results.

We are in the business of processing, distributing and selling processed seafood products and marine catch. Thus, a dramatic reduction in fish resources may adversely affect our business.

We are in the business of processing, distributing, and selling processed seafood products, as well as selling marine catch. As such, 100% of our raw materials are obtained through fishing. Due to over-fishing, the stocks of certain species of fish may be dwindling and to counteract such over-fishing, governments may take action that may be detrimental to our ability to conduct our operations. If the solution proffered or imposed by the governments controlling the fishing grounds either restrict our ability to procure seafood supply or if such action limits the types, quantities and species of fish that we are able to procure or catch, our operations and prospects may be adversely affected.

Our purchase of the beverage business involves the risks of entering into a new business and depending on prior management of the business.

On January 1, 2010, we purchased Xianghe, a beverage company, and entered into a new business segment where we will need to rely on current management for the business  acquired. Xianghe is a Fujian based manufacturer of the branded Hi-Power algae-based soft drinks.  We kept the management of Xianghe to continue to manage Xianghe. We will be dependent on the current management of Xianghe for the continued development of the beverage business.  We do not have prior experience in the beverage business and the success of Xianghe would be subject to all of the uncertainties regarding the development of a new business.  Although we intend to integrate the product into Mingxiang’s distribution network, there can be no assurance regarding the successful distribution and market acceptance of the beverage products.

We may not be able to respond successfully to changes in the highly competitive beverage marketplace domestically and internationally.

We operate in the highly competitive beverage industry and face strong competition from other general and specialty beverage companies. Our response to continued and increased competitor and customer consolidations and marketplace competition may result in lower than expected net pricing of our products. Our ability to gain or maintain share of sales or gross margins may be limited by the actions of our competitors, who may have advantages in setting their prices because of lower costs. Competitive pressures in the markets in which we operate may cause channel and product mix to shift away from more profitable channels and packages.

The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products will compete with a wide range of drinks produced by a relatively large number of manufacturers, any of which have substantially greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We will also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures in the healthy beverage market could cause our products to be unable to gain market share, or we could experience price erosion, which could have a material adverse effect on our business and results.

We compete with major international beverage companies that operate in multiple geographic areas, as well as numerous firms that are primarily local in operation. Our ability to gain or maintain share of sales or gross margins in the Chinese markets and ability to grow the business in global market may be limited as a result of actions by competitors.

We compete not only for customer acceptance but for maximum marketing efforts by multi-brand licensed bottlers, brokers and distributors, many of which have a principal affiliation with competing companies and brands. Certain large companies such as The Coca-Cola Company and Pepsico Inc. market and/or distribute products in that market segment.

Our beverage business are heavily regulated by China State Food and Drug Administration (“SFDA”)  and other government agencies for the production and packaging of beverage products, and failure to comply these regulation may adversely affected our beverage business.

The production, distribution and sale in China of our beverage products are the production, distribution and sale in the Chinese market of our products are subject to the PRC State Food, Drug, and Cosmetic Act, state consumer protection laws, the Occupational Safety and Health Act, various environmental statutes; and various other state and local statutes and regulations applicable to the production, transportation, sale, safety, packaging, advertising, labeling and ingredients of such products. Although we expect that we will comply with all relevant regulations and rules in our production and distribution of beverage products, there is risk that those regulations may be violated and capital expenditures, net income or competitive position as a result of the violation may be adversely affected.

Water scarcity and poor quality could negatively impact our beverage production costs and capacity.

Water is the main ingredient in substantially all of our beverage products. It is also a limited resource in many parts of the world, facing unprecedented challenges from overexploitation, increasing pollution and poor management. As demand for water continues to increase in China and as the quality of available water deteriorates, our system may incur increasing production costs or face capacity constraints which could adversely affect our profitability or net operating revenues in the long run.

Changes in the nonalcoholic beverages business environment could impact our financial results.

The nonalcoholic beverages business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. If we are unable to successfully adapt to this rapidly changing environment, our net income, share of sales and volume growth could be negatively affected.

Adverse weather conditions could reduce the demand for our beverage products.

The sales of our beverage products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold weather during the summer months may have a temporary effect on the demand for our beverage products and contribute to lower sales, which could have an adverse effect on our results of operations for those periods.

We are exposed to the credit risk of our customers which may cause us to make larger allowances for doubtful trade receivables or incur bad debt write-offs.

Our customers may default on their payments to us. Although we review the credit risk of our customers regularly, such risks will nevertheless arise from events or circumstances that are difficult to anticipate or control, such as an economic downturn.

Our trade receivables turnover days were approximately 57, 33, 27, 34 and 64 days in 2005, 2006, 2007, 2008 and 2009 respectively; and approximately 66 days as of March 31, 2010. Our allowances for doubtful trade receivables as at December 31, 2005, 2006, 2007, 2008 and 2009 were approximately $22,000, $6,000, $21,000, $24,000 and $95,000, respectively; and as of March 31, 2010 was approximately $49,000, and at about 0.5% of our gross trade receivables.

As a result of this credit risk exposure of our customers defaulting on their payments to us, we may have to make larger allowances for doubtful trade receivables or incur bad debt write-offs, both of which may have an adverse impact on our profitability.

We may be subject to foreign exchange risk and may incur losses arising from exchange differences upon settlement.

We sell our dried processed seafood products, frozen processed seafood products and marine catch mainly to local customers. Direct exports as a percentage of our sales ranged between 0.5% to 4.9% during the period under review.  Our sales are denominated in RMB and US$, while our purchases are denominated in RMB.

For the fiscal year of 2009, 2008, 2007, 2006 and 2005, the percentages of our sales denominated in RMB and US$ were as follows:

	Year ended December 31,					Period ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(%)	(%)	(%)	(%)	(%)	(%)	(%)
RMB	95.8	99.1	99.5	95.1	97.4	97.5	98.5
USD	4.2	0.9	0.5	4.9	2.6	2.5	1.5

We may incur losses arising from exchange differences upon settlement. To the extent that our sales, purchases and expenses are not naturally matched in the same currency and there are timing differences between collections and payments, we will be exposed to any adverse fluctuations in the exchange rates between the various foreign currencies and the RMB. Any restrictions over the conversion or timing of conversion of foreign currencies may also expose us to adverse fluctuations in exchange rates. As a result, our earnings may be materially and adversely affected.

On July 21, 2005, the Renminbi was unpegged against the US$ and pegged against a basket of currencies on a “managed float currency regime”. As at December 31, 2009 and March 31, 2010, the closing exchange rate was approximately US$1.00 to RMB 6.8372 and US$1.00 to RMB 6.8361. There is no assurance that the PRC’s foreign exchange policy will not be further altered. In the event that the PRC’s policy is altered, significant fluctuations in the exchange rates of RMB against the US$ will arise. As a result we will be subject to significant foreign exchange exposure and in the event that we incur foreign exchange losses, our financial performance will be adversely affected.

We currently do not have a formal hedging policy with respect to our foreign exchange exposure as our foreign exchange gains and losses over the past three fiscal years ended December 31, 2009, 2008 and 2007, respectively have been relatively low. We will continue to monitor our foreign exchange exposure in the future and will consider hedging any material foreign exchange exposure should the need arise.

Please refer to the section “Description of Business - Foreign Exchange Exposure” for further details.

Our products and brand name may be replicated or counterfeited which will in turn have an adverse effect on our Company and we may be affected by intellectual property rights disputes.

We have registered certain trademarks in the PRC, details of which are set out in the section “Intellectual Property” for the fiscal year ended December 31, 2009 filed on March 22, 2009.  Despite the protection of our trademark under the intellectual property laws of the PRC, such laws may not be adequate or effectively enforced against third parties who may violate our proprietary rights by illegally using our trademarks or our brand name. Our products and brand names may be replicated or counterfeited, which in turn may adversely affect our reputation and brand image.

Policing unauthorized use of our trademarks or brand is difficult and costly, particularly in countries where the laws may not fully protect our proprietary rights. There can be no assurance that our means of protecting our proprietary rights will be adequate. Any unauthorized use of our trademarks and brand may damage our brand, recognition and reputation. This may lead to our customers losing confidence in our brand and products, which, in turn, may lead to a loss in our business and hence sales.

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

The United States has been in a recession since December, 2007. Business activity across a wide range of industries and regions is greatly reduced, and many businesses and local governments are experiencing serious difficulty in remaining profitable due to the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment has increased significantly. Since mid-2007, and particularly during the second half of 2008, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity.

As a result of this economic downturn, many lending institutions, including us, have experienced declines in the performance of their loans, including commercial loans, commercial real estate loans and consumer loans. Moreover, competition among depository institutions for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, and the ability of banks and bank holding companies to raise capital or borrow in the debt markets has become more difficult compared to recent years. There is also the potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal or informal enforcement actions or orders. The impact of new legislation in response to those developments, may negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance or our stock price.

In addition, further negative market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry.

Overall, during the past year, the general business environment has had an adverse effect on our business, and there can be no assurance that the environment will improve in the near term. Until conditions improve, we expect our business, financial condition and results of operations to be adversely affected.

Worldwide economic conditions may remain depressed for the foreseeable future. These conditions make it difficult for us to accurately forecast and plan future business activities, and could cause us to slow or reduce spending on our research and development activities. Furthermore, during challenging economic times, we may face issues gaining timely access to financings or capital infusion, which could result in an impairment of our ability to continue our business activities. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in the United States, or in our industry. These and other economic factors could have a material adverse effect on our financial condition and operating results.

RISKS RELATED TO DOING BUSINESS IN CHINA

Our operations in the PRC are subject to the laws and regulations of the PRC and any changes in the laws or policies of the PRC may have a material impact on our operations and financial performance.

As our processed seafood products and marine catch businesses are carried out in the PRC, we are subject to and have to operate within the framework of the PRC legal system. Any changes in the laws or policies of the PRC or the implementation thereof, for example in areas such as foreign exchange controls, tariffs, trade barriers, taxes, export license requirements and environmental protection, may have a material impact on our operations and financial performance.

The corporate affairs of our companies in the PRC are governed by their articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders' rights under the articles of association of a PRC company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business if stricter regulations are imposed on the overseas business practices of PRC companies

Our operations are carried out through our wholly-owned subsidiaries which are located in the PRC. As such, the laws of the PRC govern our businesses and operations. The PRC legal system is a codified system of written laws, regulations, circulars, administrative directives and internal guidelines. The PRC government is still in the process of developing its legal system to encourage foreign investment and to align itself with global practices and standards. As the PRC economy is undergoing development at a faster rate than the changes to its legal system, some degree of uncertainty exists in connection with whether and how existing laws and regulations apply to certain events and circumstances. Some of the laws and regulations and the interpretation, implementation and enforcement of such laws and regulations are also at an experimental stage and are subject to policy changes. Hence, precedents on the interpretation, implementation and enforcement of certain PRC laws are limited and court decisions in the PRC do not have binding effect on lower courts. Accordingly, the outcome of dispute resolutions and litigation may not be as consistent or predictable as in other more developed jurisdictions and it may be difficult to obtain swift and equitable enforcement of the laws in the PRC, or to obtain enforcement of a judgment by a court or another jurisdiction.

In particular, on August 8, 2006, six PRC regulatory bodies, including the Ministry of Commerce (MOFCOM) and the China Securities Regulatory Commission (“CSRC”), jointly promulgated the new “Regulations on Foreign Investors Merging with or Acquiring Domestic Enterprises”, which took effect on September 8, 2006 (“2006 M&A Rules”). The 2006 M&A Rules regulate, inter alia , the acquisition of PRC domestic companies by foreign investors.

On September 21, 2006, the CSRC promulgated the “Guidelines on Domestic Enterprises Indirectly Issuing or Listing and Trading their Stocks on Overseas Stock Exchanges” (the “CSRC Guidelines”).

Under the 2006 M&A Rules and the CSRC Guidelines, the listing of overseas special purpose vehicles (“SPV”) which are controlled by PRC entities or individuals are subject to the prior approval of the CSRC.

The 2006 M&A Rules and the CSRC Guidelines do not provide any express requirement for an SPV to retroactively obtain CSRC approval where the restructuring steps had been completed prior to September 8, 2006.

Yuan Tai Law Offices, our Legal Adviser on PRC Law, is of the opinion that (i) we have obtained all the necessary governmental approvals from PRC authorities for the restructuring of our subsidiaries prior to September 8, 2006, (ii) we do not need to obtain CSRC approval and (iii) it is not necessary for us to comply retroactively with the requirement of obtaining the prior approval of the CSRC for our public listing in the U.S..

There is no assurance that these PRC authorities will not issue further directives, regulations, clarifications or implementation rules requiring us to obtain further approvals in relation to our public listing in the U.S.

PRC foreign exchange control may limit our ability to utilize our cash effectively and affect our ability to receive dividends and other payments from our PRC subsidiaries.

Our PRC subsidiaries, which are foreign investment entities (“FIEs”), are subject to the PRC rules and regulations on currency conversion. In the PRC, the State Administration of Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (including wholly foreign-owned enterprises) are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs”. With such registration certification (which have to be renewed annually), FIEs are allowed to open foreign currency accounts including the “current account” and “capital account”. Currently, transactions within the scope of the "current account" (for example, remittance of foreign currencies for payment of dividends) can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account” (for example, for capital items such as direct investments, loans and securities) still requires the approval of the SAFE. Our PRC operating subsidiary Rixiang has obtained the "Foreign Exchange Registration Certificates for FIEs", which is subject to annual review.

There is no assurance that the PRC regulatory authorities will not impose restrictions on the convertibility of the RMB for FIEs. In 2005, 2006, 2007, 2008 and 2009, approximately 95.8%, 99.1%, 99.5%, 95.1% and 97.4 of our sales, respectively was denominated in RMB; and approximately 98.5% for the three months ended March 31, 2010 of our sales, respectively was denominated in RMB  As such, any future restrictions on currency exchanges may limit our ability to utilize funds generated in the PRC to fund any potential business activities outside the PRC or to distribute dividends to our shareholders.

Our subsidiaries, operations and significant assets are located outside the U.S. Shareholders may not be accorded the same rights and protection that would be accorded under the Securities Act. In addition, it could be difficult to enforce a U.S. judgment against our Directors and officers.

Our subsidiaries, operations and assets are mostly located in the PRC. Our subsidiaries are therefore subject to the relevant laws in the PRC. U.S. law may provide shareholders with certain rights and protection which may not have corresponding or similar provisions under the laws of the PRC. As such, investors in our common stock may or may not be accorded the same level of shareholder rights and protection that would be accorded under the Securities Act. In addition, all our current executive directors are non-residents of the U.S. and the assets of these persons are mainly located outside the U.S. As such, there may be difficulty for our shareholders to affect service of process in the U.S., or to enforce a judgment obtained in the U.S. against any of these persons.

We are subject to the PRC's environmental laws and regulations and in the event stricter rules are imposed to protect the environment, we may have to incur higher costs to comply with such rules.

Our production facilities in the PRC will be subject to environmental laws and regulations imposed by the PRC authorities, inter alia , in respect of air protection, waste management and water protection. In the event stricter rules are imposed on air protection, waste management and water protection by the PRC authorities, we may have to incur higher costs to comply with such rules. Accordingly, our financial performance may be adversely affected. In addition, we require license for the discharge of pollutants for our operations, which is subject to annual review and renewal. In the event that we fail to renew our license with the relevant authority, our operations and financial performance will be adversely affected.

The outbreak of avian influenza and/or other communicable diseases, if uncontrolled, could affect our financial performance and prospects.

The avian influenza virus is a virus found chiefly in birds, but infections with these viruses can occur in humans. In January of 2004, the first case of the avian influenza was reported in Guangxi, Hunan and Hubei provinces. Later reports also came from Anhui, Liaoning, Shanghai and Guangdong provinces. Since 2003, there have been 37 recorded cases of the avian influenza in the PRC.

Because our operations are carried out through our wholly-owned subsidiaries located in the PRC, the outbreak of avian influenza and/or other communicable diseases, if uncontrolled, can have an adverse effect on business sentiments and environment. In addition, if any of our employees, our customers or our suppliers, is affected by the outbreak of communicable diseases, it can adversely affect, among others, our operations, our customers' orders and our supply of raw materials. Accordingly, our sales and profitability will be materially and adversely affected.

Changes in China’s political or economic situation could harm us and our operating results .

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

☐	Level of government involvement in the economy;
☐	Control of foreign exchange;
☐	Methods of allocating resources;
☐	Balance of payments position;
☐	International trade restrictions; and
☐	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Government action in the future may require us to divest ourselves of any interest we hold in Chinese properties.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to continue to operate in China may be affected by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanged may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in the U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Pengfei Liu has significant influence over the outcome of matters submitted to Shareholders for approval.

Mr. Liu currently owns approximately 41.4% of our outstanding common stock. As a result, he will be able to exercise significant influence over all matters requiring shareholder approval, including the appointment of our directors and the approval of significant corporate transactions.   His ownership and control may also have the effect of delaying or preventing a future change in control, impeding merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Our share price may be volatile, which can result in substantial losses for investors who purchase our common stock.

The market price of our common stock may be highly volatile and can fluctuate significantly and rapidly in response to, inter alia , the following factors, some of which are beyond our control:

•	Variations in our operating results;

•	Success or failure of our management team in implementing business and growth strategies;

•	Gain or loss of an important business relationship or adverse financial performance by a significant customer or group of customers;

•	Changes in securities analysts’ recommendations, perceptions or estimates of our financial performance;

•	Changes in conditions affecting the seafood packaging and processing industry, the general economic conditions or stock market sentiments or other events or factors in the PRC;

•	Changes or developments in laws, regulations or taxes in the seafood processing and packaging industry in the PRC;

•	The temporary or permanent loss of our seafood processing and packaging facilities due to casualty, weather or any extended or extraordinary maintenance or inspection that may be required.

•	Changes in market valuations and share prices of companies with similar businesses that may be listed in the U.S. or anywhere else in the world;

•	Additions or departures of key personnel;

•	Fluctuations in stock market prices and volume; or

•	Involvement in litigation.

Additional funds raised through issue of new shares for our future growth will dilute Shareholders’ equity interests.

Although we have identified our expansion plans as avenues to pursue growth in our business, we may also find other opportunities to grow, including acquisitions which cannot be predicted at this juncture. Under such circumstances, we may seek to sell additional equity or debt securities or obtain a credit facility. If new shares placed to new and/or existing shareholders are issued in the future, they may be priced at a discount to the then prevailing market price of our shares trading on the NYSE/AMEX or any other stock exchanges, in which case, existing shareholders' equity interest will be diluted. If we fail to utilize the new equity to generate a commensurate increase in earnings, our earnings per share will be diluted and this could lead to a decline in our share price. Any additional debt financing may, apart from increasing interest expense and gearing, contain restrictive covenants with respect to dividends, future fund raising exercises and other financial and operational matters.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this Prospectus will remain as “restricted shares” in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

Negative publicity may adversely affect our share price.

One of our competitive strengths is our established brand name and track record. We have been involved in the production of processes seafood products since commencing our operations in 1994. Our “Mingxiang” brand has been conferred the “Famous Brand” award, and our products have received several other awards such as the “Green Food” award. Please see “Description of Business - Competition”. We have also established a track record in the processed seafood industry which instills confidence in our products and attracts new customers from South Korea, Japan, Taiwan, Russia and Ukraine, as well as potential customers from the European Union. Negative publicity involving us, any of our directors or executive officers may adversely affect our stock market price whether or not such negative publicity is justified.

Certain provisions of our Amended Articles of Incorporation may make it more difficult for a third party to effect a change in control.

Our Amended Articles of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, results of operations and financial position.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants, should the warrants be exercised for cash consideration. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

Our net tangible book value as of March 31, 2010 and December 31, 2009 was $2.39 and $2.56 per share of common stock, respectively. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING STOCKHOLDERS

This Prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 12,013,568 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in the Prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of November 17, 2007, are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 28,493,650  shares of common stock outstanding as of June 11, 2010.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors, or controlling stockholders. No selling stockholder, except for Sterne, Agee & Leech, is a registered broker-dealer or an affiliate of a registered broker-dealer. Furthermore, all of the selling shareholders purchased the securities in the ordinary course of business, and at the time of purchase, there were no agreements or understandings directly or indirectly, with any party to distribute securities.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this Prospectus to name successors to any named selling stockholders who are able to use this Prospectus to resell the securities registered hereby.

Name and Address	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After the Offering
Halter Financial Investments, L.P. (2) 12890 Hilltop Road Argyle, TX 76226	1,005,200	1,005,200	0	*

Ai Nyuet Ang 5 Lyndhurst Road, Singapore 438090	344,648	344,648	0	*

Hung Yu Wong 5D, 78B Bonham Road Hong Kong	448,042	448,042	0	*

Zhicheng Li 58 Fuhui Road Shishi City, Fujian Province China	459,530	459,530	0	*

Shangxiong Qiu 15 Huangjinshan Dongpu Village #1 Hungshan Town Shishi City, Fujian Province China	689,296	689,296	0	*

Liya Qiu 101Xuexiaonan Dongpu Village, Hungshan Town Shishi City, Fujian Province China	689,296	689,296	0	*

Hampton Investment Group Ltd. Room 3506 Bank of America Tower, Harcourt Road, Central Hong Kong Attn.: Mr. William Yan Sui Hui	942,037	942,037	0	*

Metrolink Holdings Limited Suite 4703, Central Plaza 18 Harbour Road, Wanchai Hong Kong Attn.: Mr. Kui Shing Andy Lai	344,648	344,648	0	*

Golden Nugget Resources Limited (3) Suite 4703, Central Plaza, 18 Harbour Road,Wanchai, Hong Kong Attn.: Ms. Lai Yung Wai	221, 966	221,966	0	*

** Alexandra Global Master Fund Ltd. (4) c/o Pusch & Gal 31 West 31 st Street, 10 th Floor New York, NY 10001 Attn: Dov Gal, Esq	591,164	591,164	0	*

** Alpha Capital Anstalt (5) c/o LH Financial Services, Corp 150 Central Park South, Second Floor New York, NY 10019 Attn: Aci Kluger	85,563	85,563	0	*

** Anson Capital, LP (6) c/o Bank of America 901 Main Street, Suite 6616 Dallas, TX 75202 Attn: Guillermo Femat	62,228	62,228	0	*

** Bald Eagle Fund Ltd. (7) c/o Bald Eagle Fund Ltd 200 Park Avenue, Suite 3300 New York, NY 10166 Attn: Richard J. Keim	13,122	13,122	0	*

** Black Diamond Fund, LLP. (8) c/o Brandon Goulding 155 Revere Drive, Suite 10 Northbrook, IL 60062	186,683	186,683	0	*

** Charles Nirenburg (9) c/o Kensington Management Group, LLC 200 Park Avenue, Suite 3300 New York, NY 10166 Attn: Richard J. Keim	13,170	13,170	0	*

** Chestnut Ridge Partners, LP (10) 50 Tice Blvd Woodcliff Lake, NJ 07677 Attn: Kenneth Holz	77,785	77,785	0	*

** David Kenkel (11) 148 Wedgewood Lane Whitefish, MT 59937	18,668	18,668	0	*

** Dean Pisani (12) 3129 Bass Pro Drive Grapevine, TX 76051	18,668	18,668	0	*

** Equity Management Associates, LLC (13) c/o EMA, LLC 260 Bear Hill Road Waltham, MA 02451 Attn: Richard Kosowsky	74,674	74,674	0	*

** Excalibur Small-Cap Opportunities, LP (14) 33 Prince Author Ave. Toronto, ON M4R1B2 Attn: Will Hechter	224,020	224,020	0	*

** Gary C. Evans (15) 1808 Point de Vue Flower Mound, TX 75022	373,367	373,367	0	*

** Guerilla Partners, LP (16) c/o Guerrilla Capital Management, LLC 237 Park Avenue, 9 th Floor New York, NY 10017 Attn: Peter Siris	112,010	112,010	0	*

** Harold Gear (17) 2558 Admirals Walk Dr. S. Orange Park, FL 32073	12,445	12,445	0	*

** Hua Mei 21st Century Partners, LP (19) c/o Guerilla Capital Management, LLC 237 Park Avenue, 9 th Floor New York, NY 10017 Attn: Peter Siris	224,020	224,020	0	*

** Heller Capital Investments, LLC (18) c/o Heller Capital 700 East Palisades Avenue Englewood Cliffs, NJ 07632 Attn: Ronald Heller	224,020	224,020	0	*

** Jayhawk Private Equity Fund, LP (20) c/o Jayhawk Capital Management, LLC 5410 West 61 st Place, Suite 100 Mission, KS 66205 Attn: Mike Schmitz	398,603	398,603	0	*

** Jayhawk Private Equity Co. Investment Fund, LP (21) c/oJayhawk Capital Management, LLC 5410 West 61 st Place, Suite 100 Mission, KS 66205 Attn: Mike Schmitz	68,621	68,621	0	*

** John Trescot (22) A Ways Away East Polatka, FL 32131-4338	12,446	12,446	0	*

** Kensington Partners, LP (23) 200 Park Avenue, Suite 3300 New York, NY 10166 Attn: Richard J. Keim	287,172	287,172	0	*

** Michael Studer (24) 4804 Anchor Ct. Flower Mound, TX 75022	18,668	18,668	0	*

** Midsouth Investor Fund, LP (25) 201 5 th Ave., North, Suite 1950 Nashville, TN .37219 Attn: L.O. Heidtke	149,347	149,347	0	*

** Mosaic Partners, LP (26) c/o Baypoint Prime Brokerage 450 Sansome Street, 16 th Floor San Francisco, CA 94111 Attn: Kim Lippi	70,006	70,006	0	*

** Peter B. Orthwein Family Trust (27) c/o Kensington Management Group, LLC 200 Park Avenue, Suite 3300 New York, NY 10166 Attn: Richard J. Keim	22,566	22,566	0	*

** Professional Offshore Opportunity Fund, Ltd. (28) 1400 Old Country Road, Suite 206 Westbury, NY 11590 Attn: Marc Swikkle	93,342	93,342	0	*

** RS Holdings, Inc. (29) c/o Richard D. Squires 100 Crescent Court, Suite 450 Dallas, TX 75201	112,010	112,010	0	*

** Saunders Capital Maters Fund, LP (30) c/o Bank of America 901 Main Street, Suite 6616 Dallas, TX 75202 Attn: Guillermo Femat	77,785	77,785	0	*

** Silver Rock I, Ltd. (31) c/o FCIM Corp 117 East 5 th Street, 50 C New York, NY 10022	93,340	93,340	0	*

** SPI Dallas Investments, LP (32) c/o Richard D. Squires 10esc0 Crent Court, Suite 450 Dallas, TX 75201	74,674	74,674	0	*

** SPI Hawaii Investments, LP (33) c/o SPI Holdings, LLC 650 California Street, #1288 San Francisco, CA 94108 Attn: Dennis Wong	112,010	112,010	0	*

** Squires Family, LP (34) c/o Richard D. Squires 100 Crescent Court, Suite 450 Dallas, TX 75201	93,342	93,342	0	*

** Tradelink Securities, LLC (35) 71 S. Wacker Dr., Suite 1900 Chicago, IL 60606 Attn: Daniel Weissman	1,866,833	1,866,833	0	*

** Triwizards Fund, LP (36) c/o Baypoint Prime Brokerage 450 Sansome Street, 16 th Floor San Francisco, CA 94111 Attn: Kim Lippi	31,114	31,114	0	*

** Turicum Private Bank, Ltd. (37) c/o Baypoint Prime Brokerage 450 Sansome Street, 16 th Floor San Francisco, CA 94111 Attn: Kim Lippi	23,335	23,335	0	*

** Whitebox Intermarket Partners, LP (38) c/o Whitebox Advisors, LLC 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416-4675 Attn: Barb Reller	902,302	902,302	0	*

** William Gay (39) 524 Stockton Street Jacksonville, FL 32204 Attn: Roger Painter	12,445	12,445	0	*

** William Gruenburg (40) c/o Sterne Agee & Leach 800 Shades Creek Parkway, Suite 700 Birmingham, AL 35205	37,337	37,337	0	*

*	Less than 1%
**	Accredited Investor

(1)	Assumes all securities offered are sold.

(2)
Halter Financial Investments, L.P. (“HFI”) is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner. The natural persons who are the beneficial owners of a majority of the voting stock of Halter Financial Investments GP, LLC include: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. The other limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurts Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

(3)	Includes 221,966 shares underlying the warrant to purchase shares of our stock.

(4)	Includes 591,164 shares of our common stock. Mikhail Filimonov is the controlling person for Alexandra Global Master Fund Ltd.

(5)	Includes 85,563 shares of our common stock. Konrad Ackerman has sole voting and investment control over the securities held by Alpha Capital Anstalt.

(6)	Includes 62,228 shares of our common stock. Bruce Winson is the controlling person for Anson Capital, L.P.

(7)
Includes 10,935 shares of our common stock and 2,187 shares underlying the warrant to purchase shares of our stock. Dick Keim has sole voting and investment control over the securities held by Bald Eagle Fund, Ltd.

(8)
Includes 155,569 shares of our common stock and 31,114 shares underlying the warrant to purchase shares of our stock. Brandon Goulding has sole voting and investment control over the securities held by Black Diamond Fund, LLP.

(9)	Includes 10,975 shares of our common stock and 2,195 shares underlying the warrant to purchase shares of our stock.

(10)	Includes 77,785 shares of our common stock. Kenneth Holz is the controlling person for Chestnut Ridge Partners, L.P.

(11)	Includes 15,557 shares of our common stock and 3,111 shares underlying the warrant to purchase shares of our stock.

(12)	Includes 15,557 shares of our common stock and 3,111 shares underlying the warrant to purchase shares of our stock.

(13)	Includes 62,228 shares of our common stock and 12,446 shares underlying the warrant to purchase shares of our stock. Lawrence Leopard is the controlling person of Equity Management Associates, LLC.

(14)
Includes 186,683 shares of our common stock and 37,337 shares underlying the warrant to purchase shares of our stock. Will Hecther has sole voting and investment control over the securities held by Excalibur Limited Partnership.

(15)	Includes 311,139 shares of our common stock and 62,228 shares underlying the warrant to purchase shares of our stock.

(16)
Includes 93,342 shares of our common stock and 18,668 shares underlying the warrant to purchase shares of our stock. Peter Siris and Leigh Curry are the Managing Directors of Guerrilla Capital Management, LLC, which is the General Partner of Guerrilla Partners, LP and have voting power and investment power over securities held by Guerrilla Partners, LP.

(17)	Includes 10,372 shares of our common stock and 2,074 shares underlying the warrant to purchase shares of our stock.

(18)	Includes 186,683 shares of our common stock and 37,337 shares underlying the warrant to purchase shares of our stock. Ronald Heller is the controlling person for Heller Capital Investments, LLC.

(19)	Includes 186,683 shares of our common stock and 37,337 shares underlying the warrant to purchase shares of our stock. Leigh Curry is the controlling person for Hua Mei 21 st Century Partners, L.P.

(20)	Includes 219,532 shares of our common stock and 179,071 shares underlying the warrant to purchase shares of our stock. Michael Schmitz is the control person for Jayhawk Private Equity Fund, LP.

(21)
Includes 13,822 shares of our common stock and 54,799 shares underlying the warrant to purchase shares of our stock. Michael Schmitz is the controlling person for Jayhawk Private Equity Co. Investment Fund, LP.

(22)	Includes 10,372 shares of our common stock and 2,074 shares underlying the warrant to purchase shares of our stock.

(23)
Includes 239,310 shares of our common stock and 47,862 shares underlying the warrant to purchase shares of our stock.Dick Keim has sole voting and investment control over the securities held by Kensington Partners, LP.

(24)	Includes 15,557 shares of our common stock and 3,111 shares underlying the warrant to purchase shares of our stock.

(25)	Includes 124,456 shares of our common stock and 24,891 shares underlying the warrant to purchase shares of our stock. L.O. Heidtke is the controlling person for Midsouth Investor Fund, L.P.

(26)	Includes 70,006 shares of our common stock. Stephen Monticelli is the controlling person for Mosaic Partners, L.P.

(27)	Includes 18,805 shares of our common stock and 3,761 shares underlying the warrant to purchase shares of our stock.

(28)
Includes 77,785 shares of our common stock and 15,557 shares underlying the warrant to purchase shares of our stock. Marc K. Swickle has sole voting and investment control over the securities held by Professional Offshore Opportunity Fund, Ltd.

(29)	Includes 93,342 shares of our common stock and 18,668 shares underlying the warrant to purchase shares of our stock. Richard Squires is the controlling person for RS Holdings, Inc.

(30)	Includes 77,785 shares of our common stock Bruce Winson is the controlling person for Saunders Capital Masters Fund, L.P.

(31)
Includes 77,783 shares of our common stock and 15,557 shares underlying the warrant to purchase shares of our stock. Rima Salam has sole voting and investment control over the securities held by Silver Rock I, Ltd.

(32)	Includes 62,228 shares of our common stock and 12,446 shares underlying the warrant to purchase shares of our stock. Richard Squires is the controlling person for SPI Dallas Investments, L.P.

(33)	Includes 93,342 shares of our common stock and 18,668 shares underlying the warrant to purchase shares of our stock. Richard Squires is the controlling person for SPI Hawaii Investments, L.P.

(34)	Includes 77,785 shares of our common stock and 15,557 shares underlying the warrant to purchase shares of our stock. Richard Squires is the controlling person for Squires Family, L.P.

(35)	Includes 1,866,833 shares of our common stock. Daniel Weissman is the controlling person for Tradelink Securities, LLC.

(36)	Includes 31,114 shares of our common stock. Stephen Monticelli is the controlling person for Triwizards Fund, L.P.

(37)	Includes 23,335 shares of our common stock. Stephen Monticelli is the controlling person for Turicum Private Bank, Ltd.

(38)	Includes 902,302 shares of our common stock.

(39)	Includes 10,371 shares of our common stock and 2,074 shares underlying the warrant to purchase shares of our stock.

(40)	Includes 31,114 shares of our common stock and 6,223 shares underlying the warrant to purchase shares of our stock.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interest in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interest therein:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	Through writing or settlement options or other hedging transactions, whether through an options exchange or otherwise;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	A combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common stock or interest therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be purchase price of the common stock less discounts or commission, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $1,240,000. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the selling stockholders to keep the registration statement of which the Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES

COMMON STOCK

As of June 11, 2010, we have 28,493,650 shares of common stock outstanding and a total of 891,430 warrants outstanding as described herein. We do not have any other outstanding options or convertible securities. Our authorized capital stock consists of 100,000,000 common shares, $0.001 par value per share and 1,000,000 preferred shares, par value $0.001 per share. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our board of directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our board of directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Amended Articles of Incorporation, on such terms and conditions and for such consideration as our board may deem appropriate without further stockholder action. However, the board of directors shall maintain a reserve from its duly authorized shares of common stock to allow for the exercise of the warrants issued pursuant to the Securities Purchase Agreement.

VOTING RIGHTS

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our board of directors.

DIVIDEND POLICY

Pursuant to a Stock Purchase Agreement with Halter Financial Investments, L.P. dated September 13, 2007, we paid a special cash dividend in the aggregate amount of $392,028, or $0.364 per share, to holders of our common stock outstanding as of September 12, 2007.

Other than the cash dividend describe above, we have never paid or declared dividends. However, holders of our common stock are entitled to dividends if declared by the board of directors out of funds legally available. We do not, however, anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

PREFERRED STOCK

We are authorized to issue up to 1,000,000 shares of $0.001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Amended Articles of Incorporation, our board of directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the board of directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. The Company’s Bylaws or Articles of Incorporation do not contain any other provisions that would have the effect of delaying or preventing a change in control.

WARRANTS

We have granted a group of accredited investors three-year warrants to purchase up to 1,239,888 shares of our common stock exercisable at any time at a price equal to $4.1782 per share. As of June 11, 2010, 1,111,261 and 167,113 warrants to purchase shares of common stock had been exercised pursuant to the cashless exercise and cash provisions of the warrants, respectively and 619,910 shares of common stock were issued.

We issued warrants to Sterne Agee & Leach, Inc.’s designee, for the purchase of up to an aggregate of 557,950 shares of our common stock, which warrants are for a term of three years from issuance and have an exercise price of $4.1782 per share or on a cashless exercise basis.

Our consultants also received three-year warrants to purchase up to an aggregate of 371,966 shares of our common stock, which may be exercised at any time at a price equal to $4.1782 per share.

The exercise price of the foregoing warrants was determined based on the offering price of our common stock sold in the private placement transaction completed on November 17, 2007.

STOCK TRANSFER AGENT

Interwest Transfer Co., Inc. has been appointed to us to serve as our stock transfer agent. Their mailing address is 1981 East 4800 South, Suite 100, Salt Lake City, Utah, 84117. Their phone number is (801) 272-9294.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 11, we had 28,493,650, outstanding shares of common stock.

Shares covered by this Prospectus

All of the 12,013,568 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of six months are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who is an affiliate and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of June 11, 2010 would equal 284,937 shares; or

•	The average weekly trading volume of our common stock during the four calendar weeks preceding the filing notice on Form 144 with respect to such sale.

Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of shares of our common stock, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the current public information requirement.

Rule 144 also provides that affiliates that sell our common shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this Prospectus.

All of the outstanding restricted shares of common stock as of June 11, 2010 are eligible for resale under Rule 144, although 11,860,537 of such shares are owned by affiliates.

SEC Position on Rule 144 Sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. The SEC has adopted amendments to Rule 144 that now make Rule 144 available to promoters or affiliates of blank check companies and their transferees one year after the consummation of a business combination by a blank check company.

 INTEREST OF NAMED EXPERTS AND COUNSEL

ACCOUNTANTS

The Audited Financial Statements included in this Prospectus and in the registration statement have been audited by  ZYCPA Company Limited (formerly Zhong Yi (Hong Kong) C.P.A. Co., Ltd.) for the years of 2009, 2008, 2006, and 2005 and by Cordovano and Honeck LLP for the year of 2007, independent registered public accounting firms, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firms as experts in auditing and accounting. ZYCPA Company Limited’s address is 9/F., Chinachem Hollywood Center, 1-13 Hollywood Road, Central, Hong Kong and their telephone number is 852-2573-2296. Cordovano and Honeck LLP’s address is 10779 E Ida Pl, Englewood, Colorado USA and their telephone number is 303-741-6494.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by McLaughlin & Stern LLP.

DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT & ORGANIZATION WITHIN LAST FIVE YEARS

Overview

We are a holding company whose primary business operations are conducted through our direct, wholly owned subsidiary, Ocean Technology, and its subsidiaries - Rixiang, Jixiang, and Mingxiang.. We engage in the business of processing, distribution and sale of processed seafood products, as well as the sale of marine catch. Xianghe is a manufacturer of algae-based soft drinks and it is organized under the laws of the PRC. All subsidiaries are wholly-owned except for Xianghe, in which Mingxiang owns an 80% interest.  Our objective is to establish ourselves as a leading producer of processed seafood products in the PRC and overseas markets.

Our Corporate Structure

Our Corporate History

We were incorporated in the State of Nevada on October 1, 1999 under the name New Paradigm Productions, Inc. to engage in the production and marketing of meditation music and related supplies.

Starting January 1, 2000, we commenced a private placement of our common stock in reliance upon an exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. We offered 100,000 shares of our common stock at $0.35 per share to certain accredited investors. The offering closed in March 2000 and we raised gross proceeds in the amount of $35,000. As a result of the offering  our issued and outstanding common stock increased from 900,000 shares to 1,000,000 shares.

On July 5, 2000, we filed a registration statement on Form SB-2 with the Securities and Exchange Commission or the SEC under the Securities Act, to register shares of our common stock (Registration Statement No. 333-40790). The registration statement was declared effective on October 26, 2000. We sold 77,000 shares of our common stock   pursuant to registration statement, raising a total of $77,000 in gross proceeds. As a result of the offering, our issued and outstanding common stock increased to 1,077,000 shares.

On September 13, 2007, we entered into a Stock Purchase Agreement (“SPA”) with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”) pursuant to which we agreed to sell to HFI, 1,005,200 shares of our post reverse stock-split common stock for $400,000. After consummation of the transaction, HFI became the holder of 1,005,200 shares of our common stock, or 87.5% of the 1,148,826 shares of our then outstanding common stock. In addition, the terms of the SPA required us to declare and pay a special cash dividend of $0.364 per post stock-split share to our shareholders of record as of September 12, 2007. Stockholders holding a total of 1,077,000 shares received a special cash dividend in the total amount of $392,028 which amount was funded with proceeds from the stock sale. Effective on September 25, 2007, we effectuated a 7.5 to 1 reverse stock split and increased our authorized shares of common stock to 100,000,000.

Upon the closing of the HFI transaction, Jody St. Clair resigned as our sole director and executive officer and in anticipation of her resignation, she appointed Richard Crimmins as our sole director, President, Secretary-Treasurer, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

We discontinued our principal operations as of December 2002 and have been, until our reverse acquisition with Ocean Technology on November 17, 2007 described below, investigating potential acquisitions or opportunities.

Acquisition of Ocean Technology and Related Financing

On November 17, 2007, we completed a reverse acquisition transaction with Ocean Technology through a share exchange with Ocean Technology’s former stockholders. Pursuant to the share exchange agreement, the shareholders of Ocean Technology exchanged 100% of their outstanding capital stock in Ocean Technology for approximately 15,624,034 shares of our common stock, or approximately 93.15% shares of our outstanding common stock after the share exchange. In connection with the share exchange, a majority of our shareholders of record as of November 16, 2007 approved a resolution by our board of directors to change our name from New Paradigm Productions, Inc. to China Marine Food Group Limited. The name change became effective on January 9, 2008 upon the filing of a Certificate of Amendment to our Amended Articles of Incorporation with the State of Nevada on the twentieth day following the mailing of a Definitive Information Statement to our shareholders. Concurrently with the closing of the reverse acquisition on November 17, 2007, we completed a private placement of our securities to certain accredited investors who subscribed for units consisting one share of common stock and a warrant to purchase one-fifth of one share of our common stock. The investors subscribed for aggregate of 6,199,441 shares of our common stock and warrants to purchase an aggregate of 1,239,888 shares of our common stock at $3.214 per unit. The units were offered and sold pursuant to exemptions from registration under the Securities Act, including without limitation, Regulation D and Regulation S promulgated under the Securities Act. Each warrant issued to the investors has a term of three years and is exercisable at any time for a price equal to $4.1782 in cash or on a cashless exercise basis.

Background History of Ocean Technology

Prior to the establishment of Mingxiang, Pengfei Liu, our founder, Executive Chairman and CEO of our Company, was engaged in the trading of marine catch from 1983 to 1994, where he bought marine catch from local suppliers and sold them to seafood traders in other regions such as Zhejiang Province.

In March 1994, Pengfei Liu, through his company Shishi City Xiangzhi Dabao Seafood Processing Factory, entered into a joint venture with Zhoushan Fishery Processing Factory to establish Mingxiang, to engage in the processing and sale of seafood products. Mingxiang established its place of business close to Xiangzhi (Shishi) Port, which is one of the largest fishing ports in the Fujian Province, occupying premises with a land area of  about 3,300 sq.m. Mingxiang then commenced business as a small enterprise processing and supplying roasted file fish to customers in Fujian and Zhejiang Provinces.

Our business grew steadily between 1994 and 1997. In 1997, to protect the goodwill that had been built up for our products sold under our “Mingxiang ( 明祥 )” brand, we registered the “Mingxiang” brand in the PRC as a trademark. The trademark covers marine food products such as dried fish slices, roasted shelled prawns and shredded squid.

In 1998, we added shredded roasted squid to our range of products and expanded our production facilities to occupy a land area of about 8,000 sq.m. At that time, we employed about 40 employees. We also commenced the construction of cold storage facilities occupying a land area of about 2,000 sq.m. and with a storage capacity of 1,000 tons.

In 1999, we completed the construction of our cold storage facilities. The new cold storage facilities increased the shelf-life of and enabled the prolonged storage of the raw materials, works-in-progress and finished products of our processed seafood products. With the cold storage facilities, we became less susceptible to seasonal fluctuations in market demand and supply of raw materials and products. This significantly increased our processed seafood production capacity.

In 2000, we expanded our product range to include roasted prawns. We also acquired an additional land of about 7,300 sq.m. at our business premises to build additional production facilities as well as office and staff dormitory facilities.

Through a series of equity transfers agreements from 1996, Mr. Liu and his spouse Yazuo Qiu acquired full control of Mingxiang in 2001. With the change in shareholders’ control and the expanded scope of business to include export activities, we obtained a new business license for Mingxiang on April 9, 2001. In the same year, we obtained an import-export license from the Fujian Province International Trade Cooperation Bureau. We believe we were one of the first domestic companies in the processed seafood industry in Quanzhou City, Fujian Province to obtain this license. This was a significant milestone in our history as the license allowed us to export these products to foreign markets. In the same year, we commenced the export of our processed seafood products to Japan.

We also established Jixiang in 2001. Jixiang is our property-holding company, and owns the building ownership rights to all our properties save for two properties which are owned by Mingxiang.

All our land use rights and properties, including production plant, cold storage facility, office tower and staff dormitory, are managed by these two property holding companies, Mingxiang and Jixiang. In particular, Mingxiang is responsible for the rental income related to the collection on the 33 shop spaces at our factory in Dabao Industrial Zone. The rental contracts are based on 1-year lease term. The operations of these two property holding companies are solely property management.

In 2002, our “Mingxiang” brand was recognized as a “Fujian Province Famous Brand”. In June of the same year, we commenced our marine catch business, through the chartering of two fishing vessels with an aggregate net tonnage of 44 tons.

In 2003, we commenced the export of our dried processed seafood products to the Russian market. In May 2004, Ocean Technology., a company incorporated in Hong Kong and wholly-owned by Pengfei Liu, established Rixiang, a limited liability company with a registered capital of US$1,000,000. Rixiang carried on the main businesses of processing and storage of marine food and marine catch. Since January 2005, Rixiang has been the operating subsidiary of our Company.

In 2003, we also completed the construction of additional cold storage facilities. The new cold storage facilities increased our cold storage capacity from 1,000 tons to 2,020 tons.

We also started selling frozen processed seafood products, which include frozen whole squids and fishes in 2003. Since then, our frozen processed seafood product range has expanded to include readily consumable products, including squid rings and slices and octopus cuts and slices.

In 2003 and 2004, the processing of our frozen seafood products involved only basic processing (such as cleaning, washing, sorting and packing). From 2005, our frozen processed seafood products processes shifted to more advanced processing as we observed a growing market in processed seafood products such as squid slice, octopus cuts, octopus slices and squid rings.

In April 2006, our subsidiary Rixiang entered into a memorandum of understanding for research and development collaboration with the Ocean University of China in order to further develop our product development capabilities.

In November 2009, Mingxiang won the auction for the purchase of the 40-year use right of a land in Shishi City, Fujian.   Covering an area of 8,691.4 square meters, the land is located next to the fishing port and the Registrant’s processing facilities in Shishi City. We plan to build cold storage facilities on the land with a capacity of approximately 20,000 tons. We intend to complete the construction in late 2010.  See “Description of Business - Production Facilities and Process.”

On January 1, 2010, Mingxiang exercised its option to purchase.  Xianghe is a manufacturer of the branded Hi-Power algae-based soft drinks. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry.  In November 2009, Mingxiang entered into a Credit or Share Purchase Option Agreement (the “Option Agreement”) with Qiu Shang Jing (“Qiu”) and. Xianghe. Under the Option Agreement  Mingxiang  made a loan to Xianghe in the amount of RMB180,500,000 (approximately $26,400,000).   The purchase price payable to Qiu consisted of RMB9,500,000 (approximately $1,400,000) payable by Mingxiang and RMB180,500,000 payable by Xianghe.   Mingxiang purchased shares representing eighty percent (80%) of Xianghe from Qiu.

We have grown from a domestic market-oriented seafood enterprise with over 80 employees in 2003 into a medium-sized nationwide seafood enterprise with advanced processing facilities and equipment. As of  March 31, 2010, we had 849 employees. Our employees currently include 10 research and development staff.

OUR PRINCIPAL PRODUCTS AND THE MARKET

We are a seafood producer engaged in the processing, distribution and sale of processed seafood products under our “Mingxiang” brand, as well as the sale of marine catch. In 2010, we also became a manufacturer of algae-based soft drinks through our acquisition of Xianghe.

Our business philosophy may be summarized in the following phrase:

“To achieve benefits through innovation, and to develop new markets through branding”

Our dried processed seafood products are predominantly sold under our registered trademark, the “Mingxiang ( 明祥 )” brand. These products are sold through 24 distributors in seven provinces in the PRC such as Fujian, Guangdong, Jiangsu, Shandong, Sichuan,  Zhejiang and Liaoning and in turn sub-distributed to about 2,500 retail points (including major supermarkets and retailers such as Wal-Mart and Carrefour) throughout these provinces. In September 2009, we reached agreement with a Hong Kong based confectionary store chain which will use our seafood snack foods exclusively for a private label program for chain’s planned 300 store roll-out in the PRC in 2009. Our frozen processed seafood products are sold to both domestic and overseas customers. Our marine catch is sold to customers in Fujian and Shandong Provinces, some of whom directly export the marine catch to Japan, South Korea and Taiwan.

Our business premises are located close to Xiangzhi (Shishi) Port, the largest fishing port in Fujian Province and one of the state-level fishing port centers. We have also been designated as a state base for the quality control testing of marine products in Fujian Province.

Our branded “Hi-Power” algae-based soft beverage product was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Science in coordination with Xianghe’s founder, Qiu Shang Jing. Hi-Power beverage is marketed as a high-protein drink, low in calories and fat, can help the consumers improve their immune and digestion system and reduce the like hood of hyperglycemia and hypertension diseases. Our target market focuses on middle class health-conscious consumers in China’s fast-growing beverage market. We have developed a network of exclusive distributors in Fujian, Zhejiang, Guangdong and Hunan provinces in China, which sell our Hi-Power beverage product to retail food stores, restaurant food supply dealer and hospitality industry in their respective distribution territories.

Our objective is to establish ourselves as a leading producer of processed seafood products in the PRC and overseas markets.

Processed Seafood Products

Using a combination of Japanese traditional seafood processing methods and modern scientific seafood processing techniques, our product development efforts during the period under review have yielded 29 processed seafood products comprising dried seafood products such as roasted squid, roasted file fish, roasted prawns, shredded roasted squid and smoked eel as well as frozen processed seafood products. Our frozen processed seafood products include frozen Japanese butter fish, frozen octopus and frozen squid rings. Our production facilities are located at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province, occupying a total land area of 17,600 sq.m. This includes cold storage facilities with a total storage capacity of 2,020 tons. We have five production lines for the processing of our roasted file fish, roasted prawns, shredded roasted squid, roasted squid and smoked seafood products.

We have established sales networks in various large and medium sized cities in the PRC and our export markets, such as Japan and Russia. We believe our products are sold by some of our distributors to end-consumers in South Korea, Taiwan and Ukraine. Our dried processed seafood products are mainly sold in supermarkets in Fujian and Zhejiang Provinces and their surrounding areas, and through our sales network through 24 distributors, each of whom have its own sales network and are authorized by us to distribute our products exclusively in a specific vicinity.

Our sales to domestic and foreign markets for the fiscal years ended December 31, 2005, 2006, 2007, 2008 and 2009 are set out below:

Dried Processed Seafood Products

	Year ended December 31,					Period ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(%)	(%)	(%)	(%)	(%)	(%)	(%)
PRC sales	93.2	98.8	99.3	99.2	100.0	100.0	100.0
Export sales (1)	6.8	1.2	0.7	0.8	0.0	0.0	0.0

  Notes:

(1)	The decrease in export sales was mainly due to our increased marketing efforts in the PRC, which resulted in higher domestic sales.

Frozen Processed Seafood Products

	Year ended December 31,					Period ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(%)	(%)	(%)	(%)	(%)	(%)	(%)
PRC sales	96.4	97.3	100.0	48.9	0.0	0.0	0.0
Export sales (1)	3.6	2.7	0.0	51.1	0.0	0.0	0.0

Notes:

(1)	These comprise sales to local distributors made on an ad hoc basis .

(2)	These comprise sales to foreign distributors.

Our dried processed seafood products are predominantly sold under our registered trademark, the “Mingxiang” brand.

A portion of our frozen processed seafood products are consumed directly by end-consumers with little or no additional processing. All our dried and frozen processed seafood products are manufactured free of preservatives. We use ingredients such as sugar, salt and spices in the production of our dried processed seafood products. The raw materials for our processed seafood products are obtained through fresh marine catch and not from seafood breeding farms.

We have obtained the “Green Food” awards in respect of our roasted file fish, frozen fish, roasted king prawns and shredded squid. We are committed to the highest standards of quality control in the production of our processed seafood products, as evidenced by our ISO9001, ISO14001, HACCP certification and the EU export registration.

Our credit-worthiness, quality and processed seafood products have received considerable acknowledgement and favorable feedback from the public. Please refer to the section “Awards and Certification” of this Prospectus for further details of the awards and certifications that we have received.

Today, our products are exported to many countries including Japan, Philippines, Ukraine and Papua New Guinea. Mingxiang is a State-designated base for quality assurance testing of marine products. Please see the section “Quality Assurance” of this Prospectus for more details.

Marine Catch

In 2006 and 2007, we engaged in the sale of marine catch. We worked with local fishermen and charter six fishing vessels with an aggregate net tonnage of 256 tons, to harvest marine catch from the East China Sea and the Taiwan Strait. Our marine catch was harvested from the deep seas and was not bred through aquaculture.

The marine catch was sold to seafood traders in Fujian and Shandong Provinces, the PRC, some of whom directly export the marine catch to Japan, South Korea, and Taiwan. To preserve the freshness of the marine catch sold to our customers, we constantly packed the harvested marine catch in ice and endeavored to deliver the marine catch to our customers within the shortest time practicable. Upon the return of the vessels to Xiangzhi (Shishi) Port, a small proportion of the marine catch was sold to our customers at Xiangzhi (Shishi) Port itself, and the rest was transported back to our business premises at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province for further sorting and packing. Thereafter, most of our marine catch was collected by our customers at our business premises, and a small proportion was transported to our customers at their respective destinations. Please refer to the section “Production Facilities and Processes” of this Prospectus for further details as to the fishing operations conducted for the sale of our marine catch.
 Due to the nature of the fishing operations, the size of a customer’s order typically depends on the volume of marine catch that the fishing vessels harvest in a fishing trip. A customer therefore typically places an order only after receiving information as to the volume of marine catch harvested in a fishing trip. Our marine catch is priced based on market price, fishing yield and seasonality. We believe these factors do not cause substantial fluctuations in the prices of our marine catch.

Starting from 2008, we did not charter any fishing vessels nor harvest the marine catch ourselves. Instead, we buy the marine catch from the suppliers and then sell to the customers on a direct basis. The marine catch is predominantly sold to overseas customers and distributors in Fujian, Shandong and Liaoning provinces, some of whom directly export the marine catch to South Korea and Taiwan.

Our Products

Our products can be divided into three main categories, namely (1) processed seafood products; (2) marine catch; and (3) “Hi-Power”algae-based beverage product. The production of the processed seafood products and marine catch are undertaken by our subsidiary, Rixiang and the production of algae-based beverage product is undertaken by our subsidiary, Xianghe.

The following table sets out some of our main products, as well as the main markets in which they are sold:

Processed Seafood Products	Products / Species	Main Markets Markets in the PRC	Foreign Markets

(a) Dried processed seafood products
Roasted file fish, shredded roasted squid, roasted squid, smoked eel, roasted prawn, barbecued squid, sliced barbecued squid, sliced roasted octopus, spicy sliced octopus, spicy baby squid, spicy sliced squid, spicy squid head
		Zhejiang Province Fujian Province Shandong Province Greater Shanghai Region Guangdong Province Sichuan Province Liaoning Province	Japan and Ukraine

(b) Frozen processed seafood products	Cuttlefish, octopus, pomfret, shelled prawns, sliced squid	Shandong Province (for sale in South Korea)	Philippines and Papua New Guinea

Fujian Province (for sale in Taiwan)

Marine Catch	Cuttlefish (Sepia esculenta), hairtail fish (Trichiurus japonicus), Japanese butter fish (Psenepis Anomala), squid (Loligo bleekeri), horse mackerel	Fujian Province (for sale in Taiwan) Shandong Province (for sale in South Korea) Lianoing Province	Philippines and Papua New Guinea

“Hi-Power” Algae-Based Beverage Product		Fujian Province Zhejiang Province Guangdong Province Hunan Provinces	Nil

Processed Seafood Products

We purchase fresh seafood, the primary ingredient from which our dried and frozen processed seafood products are manufactured, from fishermen and traders. Our raw materials are stored in cold storage facilities located at our production facilities. The production processes of our dried and frozen processed seafood products are described in further detail under the section “Production Facilities and Process”.

Dried Processed Seafood Products

Roasted file fish	Roasted squid	Roasted prawn	Smoked eel

The main dried processed seafood products manufactured by us are roasted file fish, shredded roasted squid, roasted squid, roasted prawn and smoked eel.

The ingredients used in the production of our dried processed seafood products are fresh seafood (such as fish, prawns and cuttlefish), natural flavoring, sugar, salt and spices.

Frozen Processed Seafood Products

Pomfret	Octopus	Shelled prawns	Sliced squid

Our frozen processed seafood products comprise cuttlefish, octopus, pomfret, shelled prawns and sliced squid. Some of our frozen seafood products (such as cuttlefish and squid) are packaged and can be consumed without additional processing. Our other frozen processed seafood products are intermediate products sold to our customers for further processing before sale to the end-consumer. Our frozen processed seafood products are mainly exported to Japan and South Korea directly or through our customers.

Marine Catch

The principal species of marine catch harvested in the East China Sea and Taiwan Strait and sold by our Company are as follows:

Cuttlefish (Sepia esculenta)
Cuttlefish is commonly found in the East China Sea and the Taiwan Strait. Cuttlefish is often processed and sold as fresh sushi and snacks.

Hairtail Fish (Trichiurus japonicus)
Hairtail fish, usually found in the East China Sea and the Taiwan Strait, is one of the best-selling marine catch in the PRC. It is a regular dish for home working and fine-dining restaurants

Japanese Butter Fish (Psenepis Anomala)
Japanese butter fish is usually found in the East China Sea and the Taiwan Strait between September and November every year.

Squid (Loligo bleekeri)

Squids are commonly found in the seas of the Taiwan Strait. Squid contains many nutrients such as proteins, fats, carbohydrate, calcium and phosphorus. Its fine taste and springy texture makes the squid a popular food with consumers.

“Hi-Power” Algae-Based Beverage Product

“Hi-Power” drink provides many health benefits, including: •High protein, low fat and calories; •Enhance immune system; •Improve digestion; and •Reduce hyperglycemia and hypertension.

Production Facilities and Process

The production of our dried and frozen processed seafood products is carried out at our production facilities in Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province.  At December 31, 2009, we own five production lines for the manufacture of dried processed seafood products and one production line for the manufacture of frozen processed seafood products. After the upgrade of our production facilities in 2009, the maximum annual production capacities of our production lines increased to about 19,000 tons of dried processed seafood products and 1,000 tons of frozen processed seafood products. The construction of our new facilities was completed and commenced full operation by the third quarter end of 2009. We also own cold storage facilities with cold storage capacity of 2,020 tons.

On November 6, 2009, we won the auction for the purchase of the 40-year use right of a land in Shishi City, Fujian. Covering an area of 8,691.4 square meters, the land is located next to the fishing port and our production facilities in the same city. The purchase price for the land use right is $2.3 million which has been fully paid as of December 31, 2009.

We plan to build cold storage facilities on the land with a capacity of approximately 20,000 tons, to take advantage of its proximity to the port where we obtain fresh marine catch to be processed into seafood products. We intend to finance the total estimated $20.0 million in land use rights and construction costs from funds generated by operations and the facilities are expected to be up and running in the first half of 2011. There were no material capital commitments in relation to the construction costs as at March 31, 2010. Subsequent to full settlement of the land cost, a formal agreement with the local land and resources department was executed on December 30, 2009.

We intend to provide high standard, modernized cold storage, frozening and ice making services to the port area through the exclusive cold storage facilities. We may utilize certain cold storage spaces on our own going forward which will not only help to reduce storage costs but also expect to improve margins for our current seafood segments as a result of bulk purchases at favorable prices.

We place great emphasis on quality assurance at every stage of our production process and have clearly defined procedures to manufacture products of consistently high quality. Please refer to the section “Quality Assurance” of this Prospectus for more details.

Dried Processed Seafood Products

The key stages of our production process for our dried processed seafood products are as follows:

1.
Receiving and storing raw and packaging materials. All raw materials undergo visual inspection to ensure freshness and firmness before they are accepted and stored. Inspection is carried out by way of random sampling.

Samples are taken from each batch of raw materials and sent to the quality control department where physical (e.g. visual inspection), chemical and micro-organism tests are conducted. Raw materials which do not adhere to our requirements are rejected.

Our other ingredients such as salt, sugar and spices are sourced from suppliers within the PRC. They are stored in warehouses or temperature-controlled facilities after inspection and approval.

Our packaging materials are kept in a warehouse after they have been inspected and approved.

2.
Ice-packing. To maintain the freshness of our raw materials, a portion of the raw materials is packed in ice and transported directly to our production facilities for processing, whereas the remaining raw materials are packed in ice and transported to our cold storage facilities for storage at minus two to two degrees Celsius for no longer than 24 hours, upon which they must be delivered to the production facilities for processing.

3.	Cleaning. At the production facilities, the raw materials are cleaned by removing unwanted portions such as heads, innards and shells.

4.	Slicing. The raw materials are then sliced on stainless steel tables.

5.
Washing and draining. The raw materials are then sent to the washing pool for washing so as to remove oil, blood stains, remnant innards and other stains. After washing, the raw materials are drained to remove excess water content.

6.
Marinating and adding flavoring. Other ingredients such as salt, sugar and spices are then added in the required amounts according to our recipes, left to marinate for a set period and mixed at stipulated intervals.

7.
Steam-drying / Roasting. The raw materials are arranged on wire mesh trays, which are stacked in trolleys and rolled into a heating machine. Roasting takes place under controlled temperatures via a roasting conveyor belt, where moisture levels are monitored. Depending on the product, we will slice or shred the raw materials after roasting.

8.
Weighing, packaging and metal detection. The dried processed seafood products are then packed into their respective packaging materials and sealed. After a calibrated metal detector to ensure that the products do not contain any traces of metal particles. Metal contamination might have been inherent in the raw materials or caused by production process of which some stages are automated.

9.
Packing and delivery. The packets of dried processed seafood products are then packed into boxes, which are then stored in our warehouse. Our products are delivered to customers on a “first in, first out” basis.

Frozen Processed Seafood Products

Part of the production of our frozen processed seafood products is carried out in a sterile sealed production unit. The key stages of our production process for our frozen processed seafood products are as follows:

1.
Receiving and storing raw materials. As with our dried processed seafood products, all the raw materials for our frozen processed seafood products undergo inspection and approval before they are accepted and stored. Inspection is carried out by way of random sampling. Samples are taken from each batch of raw materials and sent to the quality control department where physical (e.g. visual inspection), chemical and micro-organism tests are conducted. Raw materials which do not adhere to our requirements are rejected.

Packaging materials are kept in a warehouse after they have been inspected and approved.

2.
Ice-packing. To maintain the freshness of our raw materials, a portion of the raw materials is packed in ice and transported directly to our production facilities for processing, whereas the remaining raw materials are packed in ice and transported to our cold storage facilities for storage at minus two to two degrees Celsius for no longer than 24 hours, upon which they must be delivered to the production facilities for processing. These raw materials are removed from cold storage only immediately prior to processing.

3.	Cleaning and washing. At the production facilities, the raw materials are cleaned by removing unwanted portions such as heads, innards and shells.

4.	Selection. The raw materials are selected based on weight for further processing.

5.	Slicing and shaping. The raw materials are then cut into slices and trimmed in order to attain the desired dimensions.

6.	Cleaning and sterilizing. The raw materials then undergo further cleaning and sterilizing in order to remove bacteria.

7.	Grooving. Where necessary for some of our sliced products, grooves are made on the slices. The grooves enable better absorption of condiments during consumption.

8.	Arranging and packaging. The slices are then placed in neat arrangements in designated packs.

9.	Quick freezing. The slices are then sent for quick freezing to a temperature of minus thirty-five degrees Celsius.

10.	Metal detection. The products are then passed through a metal detector to ensure they do not contain any metal particles.

11.
Packing and delivery. The products are then packed and sealed. All the packaged products are then stored immediately in our cold storage facilities, where they are delivered in a “first in, first out” basis. Our products are transported in refrigerated containers which must comply with required standards of cleanliness and hygiene. Delivery is provided by a third-party logistics company using refrigeration containers at below minus 18 degrees Celsius.

“Hi-Power” Algae-Based Beverage Product

The key stages of our production process for our “Hi-Power” algae-based beverage products are as follows:

1.	Procurement of raw materials. Choose and buy natural algaes as raw materials from unpolluted sea areas.

Samples are taken from each batch of raw materials by way of random sampling and sent to the quality control department where physical (e.g. visual inspection), chemical and micro-organism tests are conducted. Raw materials which cannot meet our requirements are rejected.

2.	Cleaning. The algaes are cleaned to remove sediment and impurities.

3.	Stewing. The algaes are stewed in water at ratio of 30:70 at 80 ℃ for 3 to 5 hours.

4.	Enzymolysis. Adding a certain amount of enzyme into stewed algae juice for enzymolysis at 50-60 ℃ for 1 to 2 hours.

5.
Filtration and decolorization. After enzymolysis, the stewed algae juice will go through a process of filtration in the ultrafiltration machine. The filtered algae juice will become clear, transparent and free from impurities. The transparent algae juice will then be pumped into the resin tank for process of decolorization.

6.	Blending. The processed algae juice should be blended with the extract of honeysuckle, bamboo leaves, licorice and other auxiliary materials in accordance with a pre-defined formula.

7.	Heating and homogenizing. Using the tubular heater to heat the blended algae juice at 80-90 ℃ for 5-10 seconds and then put it into the homogenizer at 20Mpa.

8.	Filtration. Put the drinks into 1μ filter for filtration.

9.	Canning. Washing the can, before canning and sealing by using the automated canning machine.

10.	Sterilization. Sterilizing the canned drinks with a sterilizing pot. Temperature should be controlled at 125 ℃ for 15 minutes.

11.
Cooling. Cooling the drinks by using the spray cooling method at 30-40 ℃. Tune the production date and shelf life. Regular check on coding and ensure the accuracy of coding position. Packaging should refer to the specification of daily order requests.

12.	Delivery. The drinks can be sold and delivered.
Awards and Certifications

As testimony to the quality of our products, our credit worthiness in the PRC business community as well as our management capabilities, we have received several awards and certification in the course of our history, as listed below:

Year	Subsidiary	Award	Period	Awarding Body	Significance

November 2001	Mingxiang	Branded Products (fresh roasted prawn, roasted file fish, shredded squid)	2001	2001 China International Agriculture Expo	Recognition of our brand and our branding efforts

December 2001	Mingxiang	National Brand-making Leading Enterprise	-	Ministry of Agriculture, China	Recognition of our efforts to create our brand and increase brand-awareness of our products

January 2002	Mingxiang	Green Consumer Recommendation	2002 - 2003	Fujian Consumer Committee	Recognition of our product quality, environmental friendly products, integrity in our dealings with consumers

April 2003	Mingxiang	Leading Corporation in Processing Agricultural Products (Province level)	-	Fujian Village Enterprise Bureau	Recognition of our efforts and contribution in the development of processed agricultural products

April 2003	Mingxiang	A-Grade Tax Payer	2004 – 2005	Quanzhou District Tax Bureau

August 2003	Mingxiang	Quanzhou Contract-Abiding Creditworthy Enterprise	2001 - 2002	Quanzhou Civil Administration	Recognition of integrity in our operations and commercial dealings

September 2003	Mingxiang	Fujian Province Aquatic Industrialization Leading Enterprise	2003 – 2004	Fujian Province Marine Fisheries Bureau, Fujian Department of Finance	Recognition of our efforts and contribution in the development of processed agricultural products

May 1, 2007	Mingxiang	Green Food – roasted file fish	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 1, 2007	Mingxiang	Green Food – dried shredded squid	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 1, 2007	Mingxiang	Green Food – frozen fish	May 2007 – April 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 1, 2007	Mingxiang	Green Food – roasted king prawn	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted file fish	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – dried shredded squid	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted yellow croaker	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted prawn	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted shredded squid	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted fish bones	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted squid	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – squid slices	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

May 17, 2007	Rixiang	Green Food – roasted searobin fillet	May 2007 – May 2010	China Green Food Development Centre	Recognition of environmental awareness, non-pollution in our production chain

January 2004	Mingxiang	Civilized and Creditworthy Enterprise	2002 – 2003	Shishi City Government Civilization Bureau, Shishi City Economic Bureau, Shishi National Tax Bureau, Shishi District Tax Bureau	Recognition of our regard for integrity in our operations, our creditworthiness and contribution to the economy

January 2004	Mingxiang	Quanzhou Agricultural Industrialization Leading Enterprise	For January 2004 – December 2006	Quanzhou Department of Agriculture, Quanzhou Finance Bureau	Recognition of our efforts and contribution in the development of processed agricultural products

September 2008	Mingxiang	Key Leading Enterprise (Province level)	2008 - 2009	Fujian Province Agriculture Industrialization Leading Group	Recognition of our efforts and contribution in the development of processed agricultural products

December 2006	Mingxiang	A-Grade Tax Payer Credit Enterprise	2004 - 2005	Quanzhou National Tax Bureau, Quanzhou District Tax Bureau	Recognition of our tax creditworthiness

December 2004	Mingxiang	National Foodstuff Industry Excellent Leading Enterprise	2003 – 2004	China Foodstuff Industry Association	Recognition of quality of our products

May 2008	Mingxiang	2008 “AAA” bank-rated Creditworthy Enterprise	Valid until April 30, 2009	China Agricultural Bank, Fujian Branch	Recognition of the quality of our enterprise, economic standing, operational efficiency and potential for growth

September 2008	Mingxiang	Fujian Province Famous Brand	Valid for 3 years	Fujian Province Branded Products Authentication Committee	Recognition of our brand and our branding efforts

DISTRIBUTION

Sales and Marketing

Our sales and marketing team comprises 30 employees, headed by our Executive Chairman, Director and CEO Pengfei Liu. The team is responsible for monitoring domestic sales, which includes co-coordinating orders from customers as well as distributing our products to the customers.

Distribution Network

We have established a wide distribution network which allows us to maintain our competitiveness in the industry. Our products are exported to various countries, including Japan, Philippines Ukraine and Papua New Guinea. We believe our products are sold by some of our distributors to end-consumers in South Korea, Taiwan and Japan.

As of March 31, 2010, we have 24 distributors in seven provinces in the PRC, namely Fujian, Guangdong, Jiangsu, Shandong, Zhejiang, Sichuan and Liaoning, as follows:

Province	No. of Distributors
Fujian	11
Guangdong	1
Jiangsu	1
Shandong	2
Zhejiang	7
Liaoning	1
Sichuan	1

Total	24

These distributors in turn sub-distribute our dried processed seafood products to over 2,500 retail points (including major supermarkets and retailers such as Wal-Mart and Carrefour) throughout these provinces.

One of our main considerations when appointing distributors is the purchasing and consumer spending power in the particular region in which we intend to distribute our products.

Before we appoint new distributors or extend the distribution arrangement with existing distributors to distribute our products in a particular region or country, the potential distributor or existing distributor is subject to our stringent selection or review process. We will only appoint distributors who are able to meet our requirements such as sales target.

We select each distributor based on four criteria:

a.
Strong Financial Background. We require the distributor to provide us with its most recent audited financial statements so we may verify whether its financial status is strong and healthy.  We further require the distributor to settle the bills in cash, without offering any credit terms, in the first year of doing business with us.

b.	Strong Distribution Network. The distributor should have a strong, well-established marketing and distribution network in the corresponding region.

c.
Good Reputation and Track Record.  We only select those distributors with good reputations in the industry in regard to their business background, marketing experience and distribution network.  In particular, the distributor should have a track record in developing and maintaining the brand images of the products it distributes.

d.
Marketing Strategy.  We require the distributor to implement our overall marketing strategy for our products and to supplement it by designing its own marketing plans specifically for the respective region.  The distributor should be able to assist us in building our brand image and achieving a significant market share in a said period of time.

We appoint different distributors for different products in different regions in the PRC and in the various overseas markets.

We usually appoint one exclusive distributor to cover a specific county, district, city or province. Under the distributorship agreements, our distributors are obliged to price and sell our products in accordance with the indicative prices which we provide, and are not permitted to arbitrarily adjust the sale price of the products except in accordance with product promotions. The distributors must also duly carry out market operation activities and promotional methods which are jointly developed with us, and to bear the costs of its own advertisements and marketing activities. The distributorship agreements also contain provisions for the protection of our intellectual property rights.

In addition to selling products under our brands, we have also begun to distribute products under private labels. In September 2009, we reached agreement with a Hong Kong based confectionary store chain which will use our seafood snack foods exclusively for a private label program for the chain’s planned 300 store roll-out in China in 2009.

For our export sales, we sell our products through sales agents or traders in the PRC or directly to distributors in the overseas market.

Our sales and marketing team is also responsible for marketing our products within the PRC. The team contacts and visits our customers regularly to obtain feedback and suggestions on our products, and to foster and build our relationships with them. We normally sign distributorship agreements with a one-year term. Our agreements stipulate the price range in which the distributors may sell our products and also stipulate sales targets which our distributors have to achieve before the agreements are renewed.

We advertise our products regularly in supermarket brochures, and outdoor billboards. We also participate in exhibitions in the PRC such as the China Export Trade Fair and the China Seafood Exposition, as well as overseas exhibitions such as those in South Korea, Japan and Boston, USA.

“Hi-Power” Algae-Based Beverage Product

Sales and Marketing

Our sales and marketing team comprises 64 employees, headed by our Executive Chairman, Director and CEO Mr. Pengfei Liu. The team is responsible for developing and implementing the Company’s overall development and promotional strategy for our algae-based beverage products, which includes co-coordinating orders from customers as well as distributing our products to the customers.

Distribution Network

Xianghe has developed a network of distributors with exclusive territories in Fujian, Zhejiang, Guangdong and Hunan provinces, which sell Hi-Power to retail food stores, restaurant food supply dealers and the hospitality industry and we intend to integrate the beverage product into Mingxiang’s distribution network.

NEW PRODUCTS

Peptide and Protein Products

On April 28, 2006, our subsidiary Rixiang entered into a memorandum of understanding for collaboration with the Ocean University of China’s Food Sciences and Engineering Institute for the development of: (1) bioactive peptide products from leftovers of aquatic processed products; and (2) collagen protein and collagen peptide protein products from fish skin. For details, please see “Research and Development.”

COMPETITION

We operate in a competitive environment and we expect to face more intense competition from our existing competitors and new market entrants in the future. We believe that the principal competitive factors in our industry include, inter alia , brand awareness, product range and quality, customer and supplier relationships, cost and quality of raw materials, technical expertise in production and pricing. Of these factors, we believe that product quality is the most important.

To the best of our knowledge, our principal competitors within the PRC are the following major seafood product manufacturers in the PRC:

Business	Principal Competitors
Dried and Frozen Processed Seafood Products	(1) China Aquatic Zhoushan Marine Fisheries Corporation; and (2) Liaoning Dalian Seafood Industry Group Co., Ltd. Both in terms of their size and operations

Sale of Marine Catch	(1) Fujian Seafood Industry Co., Ltd; and (2) Fujian Huayang Aquatic Products Group Co., Ltd. Both in terms of their geographical proximity to our customer base

“Hi-Power” Algae-Based Beverage Product	No direct competitor.

There may be companies based in other countries which offer a similar product range as we do but which currently operate in different markets from us. In the future, we may face competition from these companies as we expand into their markets and vice versa.

Competitive Strengths

We believe that our competitive strengths are as follows:

1.	We have a wide distribution network

We have established a wide distribution network which allows us to maintain our competitiveness in the industry. We have 24 distributors in seven provinces in the PRC such as Fujian, Guangdong, Jiangsu, Shandong, Zhejiang, Sichuan and Liaoning. These distributors in turn sub-distribute our dried processed seafood products to over 2,500 retail points (including major supermarkets and retailers such as Wal-Mart and Carrefour) throughout these provinces. We also have a strong overseas customer base in various countries including Japan, Philippines, Ukraine and Papua New Guinea.

Besides, Xianghe has developed a network of distributors with exclusive territories in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry. We also intend to integrate the Hi-Power algae-based soft drinks into our distribution network.

Please refer to the section “Major Customers” for further details.

2.	We have an established brand name and track record

We have been involved in the production of processed seafood products since commencing our operations in 1994. Our “Mingxiang” brand has been conferred the “Famous Brand” award. In addition, we have also obtained the “Green Food” award in respect of our roasted file fish, shredded roasted squid, roasted king prawn and frozen fish products. This attests to the established standing of our “Mingxiang” brand and the high quality of our products. We have also received several other awards and accreditations as described in the section “Awards and Certifications”. We believe such accolades attest to our established reputation in the industry.

We also believe that our established track record in the processed seafood industry instills confidence in our products and attracts new customers from South Korea, Japan, Taiwan, Russia and Ukraine, and potential customers from the European Union. Our stable customer base and large distributor network in Fujian Province and Zhejiang Province have enabled our Company to introduce new products into these markets in a shorter time and gain quicker market acceptance and recognition.

3.	We develop high quality products

We use fresh seafood as the primary ingredient for our processed seafood products. Our superior recipes and production know-how enable us to develop and produce products with high-quality taste and texture and which are well-received by end-consumers.

We have been awarded HACCP certification and have obtained the EU export registration, which enable us to export our products to the US and the EU, respectively. In addition, our products, namely our roasted file fish, shredded roasted squid, roasted squid, roasted prawn and frozen fish have been certified as “Green Food”, a recognition that the production of our products is carried out under certain sanitary conditions with limited use of chemical additives. We believe we are one of the first companies in the seafood industry in Fujian Province to be awarded this certification, which is a further testament to the quality of our products.

4.	We have a strong leadership as well as a dedicated and experienced management and procurement team

Our Company is led by our Executive Chairman and CEO, Pengfei Liu, who has more than 30 years of experience in the seafood industry. Mr. Liu’s drive and passion have been instrumental in our success to-date. He has conceptualized and implemented our strategies in the past and successfully led us in our transition from a small and local seafood enterprise to a nationwide seafood enterprise with advanced seafood processing facilities.

Mr. Liu is ably supported by a team of experienced managers, most of whom have an average of five to ten years’ experience in their respective fields. These personnel support our Executive Chairman and CEO in charting and managing our growth. We believe the members of our procurement team have a strong grasp and good understanding of industry trends, market cycles and seasonal factors, and have the ability to discern and procure high-quality seafood at reasonable prices.

The management team receives regular training in the course of our Company obtaining and renewing our ISO and HACCP qualifications. The training, which is conducted over 10 to 15 days every year, involves process management, quality control, sanitary and hygiene operating procedures and standards. We believe that such training raises our competence and environmental / sanitary awareness, and places us in an advantageous position compared to other operators in the seafood industry who do not undergo such training.

Besides, Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder, Qiu Shang Jing, who has been engaged in the natural algae industry for over 10 years time and he has a profound expertise on algae products. In addition, Xianghe has an experienced management team and its management and other employees will continue to work at Xianghe after the acquisition.

5.	We have established strong relationships with our customers / distributors

We have maintained close working relationships with our customers who are reputable distributors of processed seafood products. Our relationships with some of our PRC customers and distributors have been established for more than ten years. In particular, we have enjoyed good relationships with, among others, Qingdao Haizhan Seafood Co., Ltd. (“Qingdao Haizhan”), Wenzhou Rixin Foodstuff Co., Ltd. (“Wenzhou Rixin”), and Zhejiang Ruian Laodu Seafood Wholesale Proprietor (“Zhejiang Ruian Laodu”), for an average of approximately 8 years.

Qingdao Haizhan is in the business of distributing dried and frozen seafood products.  To the best of our knowledge, Qingdao Haizhan has a distribution network of over 1,000 retailers and a sales workforce of about 60 people.

Wenzhou Rixin is a distributor of dried seafood in Wenzhou City, Zhejiang Province.  To the best of our knowledge, Wenhou Rixin has a distribution network of about 1,000 retailers and a sales workforce of about 60 people.

Zhejiang Ruian Laodu is a large distributor of dried seafood in Ruian City, Zhejiang Province. To the best of our knowledge, Zhejiang Ruian Laodu has a distribution network of about 300 retailers and a sales workforce of about 20 people.

Regarding the percentage of sales represented by each party listed above; please refer to the section “Major Customers” for details.

We view our customers as long-term business partners who are important in the strategic growth of our operations and broadening the geographic reach of our products.

6.	We are strategically located

We are based in Fujian Province which is situated in southeast China on the coast of the East China Sea. Fujian is one of the nine coastal provinces in the PRC and is a vital navigation hub between the East China Sea and the South China Sea. It is also rich in agricultural and marine resources.

Our main raw materials for our marine catch business come from the Taiwan Strait, which is also where we conduct our marine catch operations. The Taiwan Strait is rich in marine resources. Our business operations and production facilities are located at Shishi City, Fujian Province, where Xiangzhi (Shishi) Port has been designated as one of the national-level fishing ports. It is the largest port in Fujian Province and is one of the five largest fishing ports in the PRC in terms of supply of marine catch and tonnage of fishing vessels. Fujian Province is rich in agricultural and marine resources, which enables our procurement of raw materials for our processed seafood business at low cost. We believe our strategic location gives us access to an abundant supply of fresh marine products and hence allows us to manage our costs more effectively.

7.	We have strong research and development capabilities

We place strong emphasis on the quality of our products and on our ability to develop new products. To ensure that our products are well-received by our customers and consumers, we have carried out research and development to improve the taste, texture and packaging of our processed seafood products. Through our research and development efforts, we have developed new products and improved the quality of our existing products, which have been well-received by our customers and consumers. These products include our crispy fish-bone snacks, roasted squid and roasted prawns, spicy sliced octopus, spicy baby squid, spicy sliced squid and spicy squid head.

Our strong product development capabilities allow us to constantly introduce new products into the market and maintain consumer interest and loyalty in our “Mingxiang” brand products.  We believe that our strategic collaboration with the Ocean University of China will further strengthen our research and development capabilities.

Besides, Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder. We will leverage the strong research and development capabilities from the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences together with the Ocean University of China on product development going forward.

8.	We are a designated National Marine Products Quality Assurance Testing Base

We have been designated as a quality assurance testing base by the National Marine Foods Quality Supervision Testing Centre and our testing base is the only assessment base in the southern provinces of the PRC. We test the hygiene and quality of ingredients and products according to industrial standards. Our testing base caters to seafood processing companies from Fujian, Guangdong, Guangxi and Zhejiang Provinces, the PRC. We believe our role in quality assurance testing further strengthens our reputation as a producer of quality processed seafood products.

For the above reasons, we believe that we will be able to maintain our market position and competitive edge over our competitors.

MAJOR SUPPLIERS

The following table sets out our five major suppliers of raw materials for the year ended December 31, 2005, 2006, 2007 ,2008 and 2009:

	As a Percentage of Our Purchases of Raw Materials (%)
	Year ended December 31,					Three months period ended March 31,
	2005	2006	2007	2008	2009	2010
Shishi City Tianwang Seafood Products Trading Proprietor	12.2	14.3	21.8	23.6	27.8	31.0
Shishi City Fugui Seafood Products Trading Proprietor	10.7	11.7	18.5	20.5	20.8	13.4
Jinjiang City Shenhu Town Hongyuan Seafood Products Trading Proprietor	10.9	7.9	17.6	17.0	18.0	22.0
Dalian Kangwei Trading Company Limited	-	-	-	-	14.4	-
Shishi City Dongfan Seafood Products Trading Proprietor	-	-	-	-	9.3	19.6
Dalian Xinghai Import & Export Co., Ltd.	-	-	-	17.9	-	-
Shishi City Huali Seafood Products Trading Proprietor	13.4	10.0	16.4	11.8	-	11.4
Shishi City Nanfu Seafood Products Wholesale Proprietor.	17.8	18.6	15.6	-	-	-
TOTAL	65.0	62.5	89.9	90.8	90.3	97.4

Trading in fresh fish and other seafood is mainly carried out by individual fishermen, who ply their trade in and around various fishing ports in Shishi City, Fujian Province. The above major suppliers are fish and seafood traders in markets in and surrounding Shishi City, Fujian Province. We procure from these suppliers for fresh fish and other seafood, which are used as raw materials in the production of our processed seafood products. These suppliers also supply fresh fish and other seafood to other companies.

Before 2005, we mainly sourced for supplies of fresh fish and other seafood directly from various fishermen when their trawlers docked at the ports. For convenience and greater savings in procurement expenses, from 2005 onwards we sourced our supplies from the five major suppliers, Therefore the percentage of our purchases from the above five major suppliers increased significantly in 2005.

Though certain of our major suppliers accounted for more than 8% of our total purchases individually for the fiscal year ended December 31, 2009 and the three months period ended March 31, 2010, we believe we are able to source our raw materials from alternative suppliers should the need arise.

The following table sets out our five major suppliers of purchases for the production of algae-based beverage product for the years ended December 31, 2009:

As a Percentage of Purchases (%)
Year ended December 31, 2009
Fujian Fuzhen Metal Packaging Company Limited	61.6
Qing Dao Ming Yue Algae Group Company Limited	14.4
Zhangzhou Baoxian Food and Beverage Company Limited	14.2
Shishi City Jinhong Paper Products Company Limited	6.0
Damin Food (Zhangzhou) Company Limited	3.6
TOTAL	99.8

None of our directors, executive officers and controlling shareholders is related to or has any interest in any of our major suppliers listed above. To the best of our knowledge, save as disclosed above, none of our major suppliers is related to or has any interest in one another, and none of our major suppliers is related to or has any interest in the customers stated in the section “Major Customers” below.

MAJOR CUSTOMERS

The following table sets out our major customers accounting for 5.0% or more of our Company’s sales for the year ended December 31, 2005, 2006, 2007, 2008 and 2009; and for the three months period ended March 31, 2010:

		As a Percentage of Our Sales (%)
		Year ended December 31,					Three months period ended March 31,
	Products	2005	2006	2007	2008	2009	2010
Dalian Jiyang Import and Export Co., Ltd. (1)	Marine catch, namely cuttlefish, squid, hairtail fish	-	-	-	-	16.9	-

Wenzhou Rixin Foodstuff Co., Ltd. (2)	Dried processed seafood products	10.8	14.0	9.8	9.5	7.3	7.8

Wenling City Xingfeng Foodstuff Co., Ltd. (3)	Dried processed seafood products	7.0	9.7	8.9	10.4	7.2	8.4

Zhejiang Ruian Laodu Seafood Wholesale Proprietor (4)	Dried and frozen processed seafood products	5.1	7.9	9.3	8.7	6.0	6.4

Fuzhou Chaohui Foodstuff Company (5)	Dried processed seafood products	-	5.3	7.9	9.0	5.8	6.2

Shanghai City Yangpu Area Xianghui Seafood Products Company (6)	Dried processed seafood products	-	-	-	-	5.5	-

Guangzhou Jia Rui Foodstuff Limited (formerly Shenzhen City Agricultural Products and Fenghu Specialty and Dried ProductsTown Rifenglong Company) (7)	Dried processed seafood products	-	-	-	-	5.5	7.3

Jinjiang City Dongshun Seafood Products Trading Proprietor (8)	Marine catch, namely cuttlefish, squid, hairtail fish	-	-	-	-	5.1	-

Qingdao Haizhan Seafood Co., Ltd (9)	Dried and frozen processed seafood products	9.8	14.3	9.9	7.3	-	7.2

Shenjiamen Liyizhougan Seafood Products Trading Proprietor (10)	Dried and frozen processed seafood products	-	-	-	6.6	-	-

Zhoushan City Maoyuan Foodstuff Import and Export Co., Ltd. (11)	Dried and frozen processed seafood products	-	-	-	5.9	-	-

Zhouriyu Seafood Products Trading Proprietor (12)	Dried and frozen processed seafood products	-	-	-	5.4	-	-

TOTAL		32.7	51.2	45.8	62.8	59.3	43.3

Notes:

1)
Dalian Jiyang Import and Export Co., Ltd. is a trader of goods and import of technology in China, and has, to the best of our knowledge, a distribution network of about 19 retailers and a sales workforce of about 8 people. It has been our customer since 2008 and our sales to Dalian Jiyang Import and Export Co., Ltd. increased due to the increasing of import and export trades.

.
2)
Wenzhou Rixin Foodstuff Co., Ltd. is a distributor of dried seafood in Wenzhou City, Zhejiang Province, and has, to the best of our knowledge, a distribution network of about 1,000 retailers. It was one of our first distributors and has been our key business partner since 1994. Our sales to Wenzhou Rixing Foodstuff Co., Ltd. increased due to the expansion of its geographic distribution coverage from the city to the suburban areas.

3)
Wenling City Xingfeng Foodstuff Co., Ltd. is a distributor of dried seafood in Wenling City, Zhejiang Province, and has, to the best of our knowledge, a distribution network of over 700 retailers. It has been our customer since 1997. Our sales to Wenling City Xingfeng Foodstuff Co Ltd increased due to the expansion of their geographic distribution coverage from county to city-level in Wenling City, Zhejiang Province.Fuzhou Chaohui Foodstuff Co., Ltd. is a distributor of dried processed seafood products located in Fuzhou City, Fujian Province.  It became one of our major customers in 2005 and ours sales to Fuzhou Chaohui Foodstuff Co., Ltd. increased substantially during the past two years.

4)
Zhejiang Ruian Laodu Seafood Wholesale Proprietor is a large distributor of dried seafood in Ruian City, Zhejiang Province. It has been our customer since 2005 but has increased its purchases from us due to the expansion of its distribution network which covers, to the best of our knowledge, 300 retailers.

5)
Fuzhou Chaohui Foodstuff Co., Ltd. is a distributor of dried processed seafood products located in Fuzhou City, Fujian Province.  It became one of our major customers in 2005 and ours sales to Fuzhou Chaohui Foodstuff Co., Ltd. increased substantially during the past two years.

6)
Shanghai City Yangpu Area Xianghui Seafood Products Company is a trader of stereotypes packaged and non-direct import food products, has, to the best of our knowledge, a distribution network of about 688 retailers and a sales workforce of about 16 people. It has been our customer since 2007. Our sales to Shanghai City Yangpu Area Xianghui Seafood Products Company increased due to increasing market demand.

7)
Shenzhen City Agricultural Products and Fenghu Specialty and Dried Products Town Rifenglong Company is a trader of cooked and dried seafood products, has, to the best of our knowledge, a distribution network of about 398 retailers and a sales workforce of about 19 people. It has been our customer since 2007. Our sales to Shenzhen City Agricultural Products and Fenghu Specialty and Dried Products Town Rifenglong Company increased due to increasing market demand.

8)
Ningbo City Second Bridge Market Zhiding Seasoner is a wholesaler and retailer of cooked seafood products, has, to the best of our knowledge, a distribution network of about 129 retailers and a sales workforce of about 22 people. It has been our customer since 2001. Our sales to Ningbo City Second Bridge Market Zhiding Seasoner increased due to increasing market demand.

9)
Zhouriyu Seafood Products Trading Proprietor is a distributor of dried and frozen seafood products in Wenzhou City, Zhejiang Province, and has, to the best of our knowledge, a distribution network of about 132 retailers and a sales workforce of about 57 people. It has been our customer since 1997. Our sales to Zhouriyu Seafood Products Trading Proprietor increased due to the expansion of their distribution network in Wenzhou City, Zhejiang Province, which have resulted in increased orders from them.

10)
Shenjiamen Liyizhougan Seafood Products Trading Proprietor is a distributor of dried and frozen seafood products in Zhoushan City, Zhejiang Province, and has, to the best of our knowledge, a distribution network of about 273 retailers and a sales workforce of about 45 people. It has been our customer since 2000. Our sales to Shenjiamen Liyizhougan Seafood Products Trading Proprietor increased due to the expansion of their distribution network in Zhoushan City, Zhejiang Province, which have resulted in increased orders from them.

11)
Qingdao Haizhan Seafood Co., Ltd. deals in dried and frozen seafood products and, to the best of our knowledge, has a distribution network of over 1,000 retailers. It has been our customer since 1996. The company is wholly-owned by another of our major customer, Qingdao Xinqinghua Seafood Products Company, and its associates. Our sales to Qingdao Haizhan Seafood Co., Ltd. have increased from 2005 to 2006 as it expanded its sales network to include supermarkets, which have resulted in increased orders from them. We believe that we will be less reliant on Qingdao Haizhan Seafood Co., Ltd. and Qingdao Xinqinghua Seafood Products Company for our sales in future, as we enter new markets and increase market penetration of existing markets.

12)
Zhoushan City Maoyuan Foodstuff Import and Export Co., Ltd. is a distributor of dried and frozen seafood products in Zhoushan City, Zhejiang Province, and has, to the best of our knowledge, a distribution network of about 51 retailers and a sales workforce of about 18 people. It has been our customer since 2003. Our sales to Zhoushan City Maoyuan Foodstuff Import and Export Co., Ltd. increased due to the expansion of their distribution network in Zhoushan City, Zhejiang Province, which have resulted in increased orders from them.

The following table sets out our major customers accounting for 5.0% or more of the company’s sales of algae-based beverage product for the year ended December 31, 2009.

As a Percentage of Sales (%)
Year ended December 31, 2009
Xiamen Dexiang Trading Proprietor Company Limited	28.1%
Wenzhou Ruixiang Wholesale of Foods Company Limited	27.0%
Guangdong Heyi Wholesale of Foods Trading Company Limited	25.8%
Hunan Huaihua Meida Wholesale of Foods Company	19.1%
TOTAL	100.0%

Notes:

1)
Xiamen Dexiang Trading Proprietor Company Limited is a wholesaler of foods, has, to the best of our knowledge, a distribution network of about 51 retailers and a sales workforce of about 88 people. It has been our customer since June, 2009.

2)
Wenzhou Ruixiang Wholesale of Foods Company Limited is a wholesaler of foods, has, to the best of our knowledge, a distribution network of about 75 retailers and a sales workforce of about 126 people. It has been our customer since June, 2009.

3)
Guangdong Heyi Wholesale of Foods Trading Company Limited is a wholesaler of foods, has, to the best of our knowledge, a distribution network of about 62 retailers and a sales workforce of about 103 people. It has been our customer since June, 2009.

4)
Hunan Huaihua Meida Wholesale of Foods Company is a wholesaler of foods, has, to the best of our knowledge, a distribution network of about 39 retailers and a sales workforce of about 52 people. It has been our customer since June, 2009.

None of our directors, executive officers and controlling shareholders is related to or has any interest in any of our major customers listed above. To the best of our knowledge, save as disclosed above, none of our major customers is related to or has any interest in one another, and none of our major customers is related to or has any interest in the suppliers stated in the section “Major Suppliers” in this Prospectus. We are not dependent on any one of our major customers as we are able to sell our fresh fish and seafood range, as well as our processed dried seafood products to other customers.

INTELLECTUAL PROPERTY

Except as disclosed below, we are not dependent on nor do we own any registered trademark or patent or any other intellectual property rights:

Trademarks

Our brand name distinguishes our products from that of our competitors and increase consumer awareness of our products. We have currently registered the following trademarks:

Trademark	Class	Place of Registration	Status / Validity Period
(1)	Class 40 covering processed seafood, agricultural foods, processed teas, processed herbs, chemical testing and processing	PRC	Registered / January 28, 2003 to January 27, 2013

	Class 29covering meat, fish, poultry and game; meat extracts; preserved, dried and cooked fruits and vegetables; jellies, jams, compotes; eggs, milk and milk products; edible oils and fats	PRC	Registered under the name of Mingxiang on July 8, 2009 and awaiting approval confirmation

Class 30covering coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice
		PRC	Registered under the name of Mingxiang on July 8, 2009 and awaiting approval confirmation

	Class 32 covering beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages	PRC	Registered under the name of Mingxiang on July 8, 2009 and awaiting approval confirmation

	Class 32covering beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages	PRC	Registered under the name of Mingxiang on August 27, 2009 and awaiting approval confirmation

Note :

1)
The above “Mingxiang” trademark was originally registered under the name of “Fujian Province Shishi City Huabao Mingxiang Foods Development Co.” on January 14, 1997. In a Confirmation of Approval to Trademark Transfer dated June 14, 2001, the PRC Trademark Bureau approved the transfer of this trademark to Mingxiang and the trademark is now registered in Mingxiang’s name under a Trademark Registration Certificate No. 930539.

We intend to further develop our “Mingxiang” brand image in the markets where we currently operate, and to promote it in new markets. In that regard, we intend to apply for registration of our trademark in the overseas markets where we conduct our sales, as we consider appropriate.

Registered Packaging Designs

We hold registered packaging designs in respect of the packaging of the majority of our processed seafood products. The details are as follows:

Description of Registered Packaging Designs	Place of Registration	Status/Validity of Period
Packaging for Sakura squid	PRC	10 years from March 28, 2003
Packaging for roasted squid	PRC	10 years from April 11, 2001,

Save as disclosed above, as at the date of this Prospectus, our business or profitability is not materially dependent on any other trademarks, copyrights, registered designs, patents, grant of licenses from third parties, new manufacturing processes and intellectual property rights.

GOVERNMENT REGULATIONS

The following is a description of the material licenses and permits issued to companies in our Company in order for us to carry out our operations, other than those pertaining to general business registration requirements:

Hygiene Certificates

We view hygiene control as a critical aspect of food production operations and place great emphasis on the hygienic preparation of our processed seafood products to ensure they are safe for consumption. We have received the following hygiene certificates in relation to our operations:

Subsidiary	Name of Certificate	Description of License/Permit	Issuing Authority	Period of Validity

Mingxiang	Hygiene License	Permit to process seafood products	Shishi City Hygiene Bureau	May 18, 2008 to May 17, 2012

Rixiang	Hygiene License	Permit to process seafood and agricultural products, research and processing biochemical products.	Shishi City Hygience Bureau	May 18, 2008 to May 17, 2012

Rixiang	Certificate of Hygiene Registration
Registration of conformity with hygiene standards for the export of the following food products: frozen processed seafood products (excluding double-shelled categories and dried processed seafood products)
			National Accreditation Supervision Committee	May 31, 2009 to May 31, 2012

Other Licenses and Permits

Our other licenses and permits are as follows:

Subsidiary	Name of Certificate	Description of License/Permit	Issuing Authority	Period of Validity

Mingxiang	National Industrial Product Manufacturing License	Permit to process seafood (dried)	Fujian Province Quality Technology Supervisory Bureau	November 10, 2009 to November 10, 2011

Rixiang	National Industrial Product Manufacturing License	Permit to process seafood (dried)	Fujian Province Quality Technology Supervisory Bureau	April 16, 2007 to April 15, 2010

Rixiang	Customs Registration Certificate	Permit to file import-export documents with China Customs	China Customs	June 20, 2009 to June 19, 2012

Mingxiang	Certificate of Approval for Enterprises with Foreign Trade Rights in the People’s Republic of China	To import-export company’s products and technologies, raw materials, facilities, equipment	Fujian Foreign Trade Economic Cooperation Department	Valid from September 4, 2000; no expiration date

Rixiang	EU Export Registration	Approval for Rixiang to export marine products to EU	European Commission	Valid from October 6, 2006; no expiration date

Save as disclosed above, as at the date of this Form 10-K, our business or profitability is not materially dependent on any other licenses and permits.

RESEARCH AND DEVELOPMENT
We believe that constant innovation in developing new processes and products that are well-received by consumers is vital to our continued success. As of March 31, 2010, our research and development team comprised ten personnel. The focus of our research and development is directed towards satisfying the preferences of consumers, with the following objectives:

1.	To improve our products in the areas of safety and quality (of taste, texture, hygiene and packaging);

2.	To develop new products;

3.	To achieve full customer satisfaction;

4.	To reduce costs and create value; and

5.	To develop products for low-value fish types and to increase the value of processing by-products.

Our main research and development activities include: (1) experimenting with various small fish species for the production of fish mash, (2) improving the taste and texture of our dried processed seafood products, (3) finding new uses for leftovers such as fish heads, prawn heads and shells which would otherwise be disposed, and (4) developing new products, including marine health products. Our research and development efforts enable us to develop efficient production processes which lower the cost of production, yet produce superior-quality products.

Some of the highlights of our research and development activities are set out below.

Product Development

Through our research and development activities, we have developed products which have been well-received by consumers and improved our production processes. We have through our research and development introduced 29 new processed seafood products, including smoked eel, Sakura squid, and sliced squid, spicy sliced octopus, spicy baby squid, spicy sliced squid and spicy squid head. We believe that our constant product innovation has led to our increasing reputation as a producer of processed natural seafood products.

Collaboration with Ocean University of China

On April 28, 2006, our subsidiary Rixiang entered into a memorandum of understanding for collaboration with the Ocean University of China’s Food Sciences and Engineering Institute. The Ocean University of China is one of the renowned institutions in the PRC for ocean studies. The collaboration with Ocean University of China will allow us to tap into its technical know-how, to acquire new technical knowledge and processing techniques. In turn, we serve as a research base of the research and development work of Ocean University of China. We believe that we will benefit from the exchange of information and technological know-how.

The collaboration with Ocean University of China since April 2006 have been focused on developing new products and by-products from raw marine catch used in the processing of seafood products, in particular (1) the development of bioactive peptide products from leftovers of aquatic processed products; and (2) the development of collagen protein and collagen peptide protein products from fish skin:

1.	Development of bioactive peptide products from leftovers of processed seafood products

Bioactive peptide protein found in aquatic products is used to produce angiogenesis converting enzyme (ACE) inhibitors. ACE is a compound which increases the pressure within blood vessels, thereby causing high blood pressure. An ACE inhibitor helps slow the activity of the ACE. Using Bioactive peptide protein developed ACE inhibitors avoids the harmful side effects associated with using synthetic medicine for lowering hypertension.

2.	Development of collagen protein and collagen peptide protein products from fish skin

This technique involves the extraction of collagen protein from fish skin. The collagen protein is then converted into marine biological collagen peptide protein using a directional enzyme hydrolysis technology and velum separation technology. Fish-skin collagen protein is mainly used as an ingredient for cosmetic products and health food products. We note that some cosmetics manufacturers have begun to use marine biological collagen peptide protein and collagen protein in their products.

The Ocean University of China would provide technical and training support in the development of production techniques and commercialization of the above said products. The research and development activities are conducted at our production facilities at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province.

Our research and development expenses amounted to approximately $20,000, $98,000, $33,000, $87,000 and $237,000 for 2005, 2006, 2007, 2008 and 2009, respectively; and approximately $53,000 for the three months period ended March 31, 2010. Research and development expenses are presented as part of general and administrative expenses in the financial statements.

QUALITY ASSURANCE

We believe that the quality of our products is the key to our continued growth and success. We place great emphasis on quality assurance and the consistent quality of our products at all stages of our production processes. We attribute our success to date to our commitment to and production of quality products. As such, we believe that good quality control has been a key competitive strength of our Company. Our aim is that our “Mingxiang” brand should continue to be identified with tasty and high-quality processed marine seafood products.

As a testimony to our commitment to quality products and processes, we have been awarded the following awards and certifications:

Subsidiary	Award/Certification	Awarding/Certification Body	Validity Period
Rixiang	Validation of conformity with HACCP standards(1) for the export of marine products to the US	CIQ	March 25, 2009 to March 24, 2010

Rixiang	EU(2) export registration for export of our marine products to the EU	European Commission	No validity period

Mingxiang	ISO9001:2008(3) quality management system certification	CNAB & CCIC Quality Certification Centre	December 9, 2009 to December 8, 2010

Mingxiang	ISO14001:2004(4) environmental management system certification in respect of the processing of fish and prawn-type marine food products and the relevant environmental management	CNAB & CCIC Conformity Assessment Services Co, Ltd.	November 27, 2008 to November 26, 2011

Notes:

1)
Under the PRC’s Regulations on Administration of Certification of Hazard Analysis and Critical Control Point System (HACCP), applicants for the HACCP certification have to apply to CNAB-recognized certification and accreditation entities and comply with domestic and international sanitary criteria set out in various legislation including the PRC Sanitary Requirements for Export Food Manufacturing Enterprises and the HACCP System and Guidelines for its Application by the Codex Alimentarius Commission. CIQ, a HACCP-certification authority, will verify an exporter’s HACCP certification if (a) the product to be exported falls within one of the following categories, namely (1) canned food, (2) marine food products (excluding live, fresh, dry and marinated products), (3) meat and meat products, (4) frozen vegetables, (5) fruit or vegetable juice, (6) instant frozen food containing meat or marine food products; or (b) where such verification is required by authorities in the destination country. We believe that the HACCP certification enables our products to be more widely accepted by our domestic and international customers and aid to increase the export of our products.

2)
The EU certification process ensures that the product conforms to the appropriate provisions and relevant legislation which implements certain European Directives.  In the case of marine food products, the applicable European Directives include 91/493/EEC and 94/356/EC.

3)
ISO9001:2008 is an international standard for quality management developed by the International Organization for Standardization.  It sets requirements as to how an organization should manage its processes that influence product quality, and evaluates an organization’s resource management, process management and evaluation process that ensure its products conform to customer and applicable regulatory requirements.

4)	ISO14001:2004 is an internationally recognized standard for environment management systems, including energy management, waste management and process improvement.

Please refer to the section “Awards and Certifications” of this Prospectus for further details of awards and certifications which we have obtained in respect of our products. To attain and maintain these accreditations, we have set up a quality control program in accordance with ISO9001:2000 standards. We have a comprehensive document management system in respect of our quality control system manuals, program documents, records and related documentation, which encompasses issuance, amendment, filing, recovery and destruction of the documents. Our quality control measures are designed to ensure we meet the standards under Sanitation Standard Operating Procedures (“SSOP”), Good Manufacturing Practice (“GMP”) and HACCP quality assurance systems, production control and product quality specifications. SSOP is an action plan that details procedures to maintain sanitary conditions throughout a food processing facility. This includes procedures on food handling and sanitation practices such as proper thawing methods, prevention of contamination and certain aspects of employee and environmental hygiene. GMP includes regulations promulgated by the U.S. Food and Drug Administration under the authority of the Federal Food, Drug and Cosmetic Act, which requires manufacturers, processors and packagers of drugs, medical devices and food to take proactive steps to ensure that their products are safe, pure and effective.

Our quality control program requires our employees to undergo training conducted internally in relation to our quality control policies, targets and procedures, as well as production and processing techniques and operational procedures.

We have established the following quality control procedures to ensure the high standard of quality of our processed seafood products:

In-coming

All incoming raw materials are inspected and approved by our quality control department. The quality control checks include hygiene, freshness and safety checks and dimensional checks (for packaging materials) to ensure that the raw materials conform to our health, freshness and safety standards and required specifications. Inspection is carried out by way of random sampling. Samples are extracted from each batch of raw materials and sent to the quality control department, where physical and chemical tests are conducted in our laboratory.

Raw materials that pass the quality control checks are then sent for storage in the cold storage facilities until they are required in the production process.

In-process

At each stage in the production process, we have quality inspectors who are responsible for sieving out inferior products, and to do random selection of products for testing in our laboratory. In our laboratory, these samples are tested for micro-organisms and to ensure that they fulfill hygiene and safety standards. Our machinery and equipment are also inspected regularly to ensure that they are in good working condition.

Finished products

The finished products undergo a final round of inspection before they are sent to the warehouse for storage to await delivery to our customers. Random samples are selected and brought to our laboratory for testing to ensure that they fulfill hygiene, safety and product standards. In respect of product standards, for example, we test our dried processed products to ensure that there is adequate but not excessive water content. Our finished products also go through a specially calibrated metal detector to ensure that products are not contaminated by metal particles from the production equipment.

After-sales

Our quality control department is also responsible for after-sales service, to address customers’ feedback or complaints.

Quality Assurance Testing Base

In January 2001, we were designated as a quality assurance testing base by the National Marine Foods Quality Supervision Testing Centre. The National Marine Foods Quality Supervision Testing Centre was established in 1986 and is based in Qingdao City, Shandong Province. This testing body is responsible for quality testing of the state’s designated products, research and development and grading of marine products, including fresh, frozen, dried and pickled marine processed products. As a designated testing base, we test the hygiene and quality of ingredients and products according to industrial standards. Our testing base caters to seafood processing companies from Fujian, Guangdong, Guangxi and Zhejiang Provinces, all in the PRC. We believe that we benefit in the provision of such services, as we are kept informed of industry news and technological developments. Currently we do not charge a fee for such services.

ENVIRONMENTAL LAW COMPLIANCE

On December 15, 2005, we received a Certificate of Environment Management System, certifying that we have been assessed and are in compliance with the environment management standard ISO14001: 2004. The scope of certification is for the production and the relative environmental management activity of fish, shrimp and other marine food. The registration number of the certificate is 00108E20847ROM/3502. The certificate is renewed in 2008 which is valid until November 26, 2011.

When our production plant was constructed, it was designed to comply with these environmental laws by directly disposing of the use water to a nearby sewage treatment plant for further handling. Because our production plant was built to comply with these environmental laws, we are not required to pay for any ongoing fees to the sewage treatment plant, nor has there been any material effects on our capital expenditures, earnings and competitive position.

EMPLOYEES

We set out below the total number of our employees and the various functions which they serve as at December 31, 2005, 2006, 2007, 2008 and 2009 respectively; and as at March 31, 2010.

Functions	Year ended December 31,							Three months period ended March 31,
	2005	2006	2007		2008		2009	2010
Sales and Marketing	9	16	19		23	(2)	24	30	(2)
Finance and Administration	13	17	20		35	(2)	37	42	(2)
Fishing and Procurement (1)	114	135	102	(2)	4		4	4
Production, Research & Development, and Quality Control	353	492	493		549	(2)	704	705	(2)
TOTAL	489	660	634		611		769	781

Note :

1)
These figures include those fishermen who operated the fishing vessels that we chartered for our marine catch business in 2006 and 2007, who were paid by our Company. Starting from 2008, we no longer charter any fishing vessels but simply source those raw materials from suppliers per customers’ requests.

2)	The increase in number of employees was in line with the expansion on our production capacities and marketing efforts during the year.

Almost all of our employees are based in the PRC. Our PRC permanent employees are unionized. We have not experienced any strikes, labor disputes or work stoppages by our employees and believe our relationship with our employees is good.

As of March 31, 2010, we had 781 employees.

We set out below the total number of employees and the various functions which they serve with respect to the algae-based beverage product as at December 31, 2009 and March 31, 2010.

Functions	As at December 31, 2009	As at March 31, 2010
Sales and Marketing	12	64
Finance and Administration	7	2
Procurement	1	1
Production, Research & Development and Quality Control	1	1
TOTAL	21	68

As of March 31, 2010, we had 68 employees with respect to the algae-based beverage product.

Staff Training

We view our human resource as one of our key assets and place great emphasis on staff training that not only imparts job skills but also inculcates desirable working attitudes.

Therefore, our employees at all levels are required to undergo training relevant for their positions. The training includes technical training which is conducted by both internal and external trainers. Training aspects include quality control, export trading procedures, permits, quality standards and compliance with quality standards, as well as management training.

In addition, a new employee undergoes orientation on hygiene requirements, compliance with company policies and procedures as well as the required technical skills before taking up his appointment.

Website Access to our SEC Reports

You may obtain a copy of the following reports, free of charge through the SEC’s website at www.sec.gov as soon as reasonably practicable after electronically filing them with, or furnishing them to, the SEC: our previous Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into this Annual Report on Form 10-K.

The public may also read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Public Reference Room may be contact at (800) SEC-0330. You may also access our other reports via that link to the SEC website.

DESCRIPTION OF PROPERTY

LAND USE RIGHTS

On November 6, 2009, our subsidiary Mingxiang won the auction for the purchase of the 40-year use right of a land in Shishi City, Fujian. Covering an area of 8,691.4 square meters, the land is located next to the fishing port and the Registrant’s processing facilities in Shishi City.  The fishing port in Shishi is one of the five largest fishing ports in the PRC. The purchase price for the land use right is RMB 15.55 million ($2.28 million).

As of December 31, 2009, we owned the following land-use rights in Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province:
Certificate Reference No.	Location	Use	Date of Expiration of Tenure	Land Area (square meters)	Encumbrance
Shi Xiang Guo Yong (2006) No. 0005	Dabao Industrial	Industrial	December 31, 2052	3,374.05	Nil
	Zone, Xiangzhi
	Town, Shishi City,
	Fujian Province

Shi Di Xiang Guo Yong	Plot II,	Industrial	December 31, 2052	3,638.25	Nil
(2007) No. 0004	Dabao Industrial
	Zone, Xiangzhi
	Town, Shishi City, Fujian Province

Certificate Reference No.	Location	Use	Date of Expiration of Tenure	Land Area (square meters)	Encumbrance
Shi Di Xiang Guo Yong (2007) No. 0003	Plot III, Dabao Industrial	Industrial	December 31, 2052	3,955.84	Nil
	Zone, Xiangzhi
	Town, Shishi City,
	Fujian Province

Shi Di Xiang Guo Yong (2007) No. 0002	Dabao Industrial Zone, Xiangzhi	Industrial	December 31, 2052	6,721.40	Nil.
	Town, Shishi City,
	Fujian Province

Shi Xiang Guo Yong (2006) No. 0005	Dabao Industrial	Industrial	December 31, 2052	3,374.05	Nil
	Zone, Xiangzhi
	Town, Shishi City,
	Fujian Province

Shi Di Xiang Guo Yong	Plot II,	Industrial	December 31, 2052	3,638.25	Nil
(2007) No. 0004	Dabao Industrial
	Zone, Xiangzhi
	Town, Shishi City, Fujian Province

Shi Di Xiang Guo Yong (2007) No. 0003	Plot III, Dabao Industrial	Industrial	December 31, 2052	3,955.84	Nil
	Zone, Xiangzhi
	Town, Shishi City,
	Fujian Province

Shi Di Xiang Guo Yong (2007) No. 0002	Dabao Industrial Zone, Xiangzhi	Industrial	December 31, 2052	6,721.40	Nil.
	Town, Shishi City,
	Fujian Province

BUILDINGS

As at December 31, 2009, weowned the following building ownership rights in Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province:

Reference No.	Location	Use	Date of Expiry of Tenure	Land/Floor Area (square meters)	Encumbrance
Shi Jian Fang Quan Zheng Xiang Zhi Zi No. 00109	Block A at Plot II Dabao Industrial Zone, Xiangzhi Town, Shishi City,	Production and packaging facilities	June 5, 2051	705.60/1,489.60	Nil
Fujian Province

Shi Jian Fang Quan Zheng Xiang Zhi Zi No. 00110	Block B at Plot II Dabao Industrial Zone, Xiangzhi Town, Shishi City,	Boiler facilities	June 5, 2051	145.38/145.38	Nil
Fujian Province

Shi Jian Fang Quan Zheng Xiang Zhi Zi No. 00111	Block C at Plot II Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province	Production and cutting/slicing facilities	June 5, 2051	934.46/1,991.29	Nil

Shi Jian Fang Quan Zheng Xiang Zhi Zi No. 00112	Cold storage facility at Plot III Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province	Cold Storage	June 5, 2051	1,224.84/1,214.16	Nil

Shi Jian Fang Quan Zheng Xiang Zhi Zi No. 00114	Block A at Daobao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province	Staff dormitory	June 5, 2051	1,561.17/3,413.79	Nil

Shi Jian Fang Quan Zheng Xiang Zhi Zi No. 00115	Block B at Daobao Industrial Zone, Xiangzhi Town, Shishi City, Fujian	Office	September 28, 2052	942.19/3,268.41	Nil
Province

Shi Fang Quan	Block A at	Factory Space	December 31,	620.00/620.00	Nil
Zheng Xiang	Dabao Industrial		2052
Zhi Zi No. 00567	Zone, Xiangzhi Town,
Shishi City, Fujian
Province

Shi Fang Quan	Block B at	Factory Use	December 31,	670.56/670.56	Nil
Zheng Xiang	Dabao Industrial		2052
Zhi Zi No. 00568	Zone, Xiangzhi Town,
Shishi City, Fujian
Province

Note:
1)	Mingxiang owned the building ownership rights to these two properties. Jixiang owned the building ownership rights to the other properties.

2)
As at December 31, 2009, we are in the process of application for building ownership rights for the new production facilities and staff dormitory with floor areas at about 3,000 and 2,850 sq. m., respectively.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any pending legal proceedings which involve us or any of our properties or subsidiaries.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Our common stock is currently quoted on NYSE AMEX and, prior to August 14, 2009, was quoted on OTC Bulletin Board, under the trading symbol CMFO. The CUSIP number is 16943R 106. The following table shows the high and low prices of our common shares on the OTC Bulletin Board for each quarter within the last three fiscal years.

Year Ended December 31, 2010	High ($)	Low($)
1 st Quarter	8.44	6.07

Year Ended December 31, 2009	High ($)	Low($)
1 st Quarter	1.73	1.10
2 nd Quarter	3.96	1.62
3 rd Quarter	5.83	3.40
4 th Quarter	8.08	4.09

Year Ended December 31, 2008	High ($)	Low ($)
1 st Quarter	6.00	3. 55
2 nd Quarter	6.00	3.15
3 rd Quarter	3.35	2.00
4 th Quarter	2.21	1.45

Year Ended December 31, 2007	High ($)	Low ($)
1 st Quarter	0.75	0.75
2 nd Quarter	0.75	0.80
3 rd Quarter	15.00	0.80
4 th Quarter	4.78	2.55

The above quotations for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

HOLDERS

As of June 11, 2010, there were 41 holders of record of our common stock.

DIVIDENDS

Pursuant to a Stock Purchase Agreement with Halter Financial Investments, L.P. dated September 13, 2007, we paid a special cash dividend in the aggregate amount of $392,028, or $0.364 per share, to holders of our common stock outstanding on September 12, 2007.

Other than the cash dividend describe above, we have never paid or declared dividends. However, holders of our common stock are entitled to dividends if declared by our board of directors out of funds legally available. We do not, however, anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to these consolidated financial statements appearing elsewhere in this Prospectus. The selected consolidated statements of operations data for the three months financial period ended March 31, 2010 and 2009, and the consolidated balance sheet data as of March 31, 2010 are derived from our unaudited consolidated financial statements, which are included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

The selected consolidated statements of operations data for the financial years ended December 31, 2009, 2008, 2006 and 2005; and the selected consolidated balance sheet data as of December 31, 2009, 2008, 2006 and 2005 are derived from our consolidated financial statements, which are included elsewhere herein, and have been audited by ZYCPA Company Limited (“ZYCPA”) (formerly Zhong Yi (Hong Kong) C.P.A. Company Limited), an independent registered public accounting firm, as indicated in their report. The selected consolidated statements of operations data for the financial years ended December 31, 2007; and the selected consolidated balance sheet data as of December 31, 2007 are derived from our consolidated financial statements, which are included elsewhere in this Prospectus, and have been audited by Cordovano and Honeck, LLP (“C & H”), an independent registered public accounting firm, as indicated in their report. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands)					(unaudited)

Revenue	$14,939	$27,442	$36,425	$48,799	$69,586	$16,548	$19,650
Cost of sales	(11,198)	(19,730)	(25,649)	(33,607)	(50,456)	(12,442)	(13,042)
Gross profit	3,741	7,712	10,776	15,192	19,130	4,106	6,608
Depreciation and amortization	(26)	(32)	(37)	(58)	(80)	(19)	(623)
Selling and distribution expenses	(57)	(94)	(149)	(608)	(609)	(114)	(385)
General and administrative expenses	(208)	(388)	(598)	(2,068)	(2,276)	(466)	(620)
Other income	128	110	223	647	681	254	42
Interest expense	(215)	(272)	(333)	(319)	(231)	(63)	(40)
Income before income tax	3,363	7,036	9,882	12,786	16,615	3,698	4,982
Income tax expense	(14)	-	(1,221)	(1,663)	(2,051)	(449)	(1,056)
Net income attributable to non-controlling interests	-	-	-	-	-	-	0
Net income attributable to the Shareholders of the Company	$3,349	$7,036	$8,661	$11,123	$14,564	$3,249	$3,926
Earnings per Share —basic (US$) (1)	$0.214	$0.450	$0.377	$0.483	$0.632	$0.141	$0.163
Earnings per Share — diluted (US$) (2)	$0.214	$0.450	$0.344	$0.483	$0.597	$0.141	$0.157

Note:
(1)
Assume there are 22,972,301 shares for the financial year ended December 31, 2005, 2006 and 2007, 23,010,842 shares for the financial year ended December 31, 2008, 23,062,839 shares for the financial year ended December 31, 2009, 23,026,301 for the three months financial period ended March 31, 2009, and 24,125,064 shares for the three months financial period ended March 31, 2010 of basic common stock outstanding after this offering was applied retrospectively.

(2)
Assume there are 25,142,105 shares for the financial year ended December 31, 2005, 2006 and 2007, 23,010,842 shares for the financial year ended December 31, 2008, 24,391,942 shares for the financial year ended December 31, 2009, 23,026,301 for the three months financial period ended March 31, 2009, and 25,016,494 shares for the three months financial period ended March 31, 2010 of diluted common stock outstanding after this offering was applied retrospectively.

	As at December 31,					As at March 31,
	2005	2006	2007	2008	2009	2010
	(in thousands)					(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,622	$9,182	$24,477	$31,640	$7,143	$47,376
Total current assets	6,833	11,643	30,013	43,466	56,406	60,655
Total assets	10,906	15,430	34,130	51,646	67,895	97,470
Short-term borrowings	3,230	3,793	772	4,289	4,139	-
Total current liabilities	7,837	5,115	2,602	6,626	8,047	4,205
Total stockholders’ equity	3,069	10,315	31,528	45,020	59,848	93,265

MANAGEMENT'S DISCUSSION AND ANALYSIS OR FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our results of operations and financial position should be read in conjunction with the consolidated financial statements and notes for the three months ended March 31, 2010 and 2009, and our Audited Consolidated Financial Statements for the Financial Years Ended December 31, 2009, 2008 and 2007 as set out in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ significantly from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly in the “Risk Factors” section of this Prospectus. Under no circumstances should the inclusion of such forward-looking statements herein be regarded as a representation, warranty or prediction with respect to the accuracy of the underlying assumptions by us or any other person. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Please refer to the section “Special Notes regarding Forward-Looking Statements” of this Prospectus.

OVERVIEW

We are a holding company whose primary business operations are conducted through our direct, wholly owned subsidiary, Ocean Technology (China) Company Limited (“Ocean Technology”), and its subsidiaries, Shishi Rixiang Marine Foods Co. Ltd. (“Rixiang”) and Shishi Huabao Mingxiang Foods Co., Ltd. (“Mingxiang”), which are incorporated in the PRC. We engage in the business of processing, distribution and sale of processed seafood products and algae-based beverage products, as well as the sale of marine catch. Our objective is to establish ourselves as a leading producer of processed seafood products in the PRC and overseas markets.
Reverse acquisition and private placement

On November 17, 2007, we completed a reverse acquisition transaction with Ocean Technology through a share exchange with Ocean Technology’s former stockholders.

Pursuant to the share exchange agreement, the shareholders of Ocean Technology exchanged 100% of their outstanding capital stock in Ocean Technology for approximately 15,624,034 shares of our common stock, or approximately 93.15% shares of our outstanding common stock after the share exchange. In connection with the share exchange, a majority of our shareholders of record as of November 16, 2007 approved a resolution by our board of directors to change our name from New Paradigm Productions, Inc. to China Marine Food Group Limited (“China Marine”). The name change became effective on January 9, 2008 upon the filing of a Certificate of Amendment to our Amended Articles of Incorporation with the State of Nevada on the twentieth day following the mailing of a Definitive Information Statement to our shareholders.

Concurrently with the closing of the reverse acquisition on November 17, 2007, we completed a private placement of our securities to certain accredited investors who subscribed for units consisting one share of common stock and a warrant to purchase one-fifth of one share of our common stock. The investors subscribed for aggregate of 6,199,441 shares of our common stock and warrants to purchase an aggregate of 1,239,888 shares of our common stock at $3.214 per unit. The units were offered and sold pursuant to exemptions from registration under the Securities Act, including without limitation, Regulation D and Regulation S promulgated under the Securities Act. Each warrant issued to the investors has a term of three years and is exercisable at any time for a price equal to $4.1782 in cash or on a cashless exercise basis.

Upon the close of the reverse acquisition, Richard Crimmins, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of the Company he holds which resignations will become effective immediately. Mr. Liu replaced him as our Chief Executive Officer and Interim Secretary effective on the close of the reverse acquisition. Prior to the effective date of the reverse acquisition, Mr. Liu served at Ocean Technology as its Chief Executive Officer.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Ocean Technology as the acquirer and China Marine as the acquired party. When we refer herein to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Ocean Technology on a consolidated basis unless the context suggests otherwise.

Sales

We are a seafood producer engaged in the processing, distribution and sale of seafood products and algae-based beverage products, as well as the sale of marine catch. Our subsidiary, Shishi Huabao Jixiang Water Products Co., Ltd (“Jixiang”) is a property holding company. Jixiang operates solely to manage our land use rights and properties, including our production plant, cold storage facility, office tower and staff dormitory.

Our dried processed seafood products include dried prawns, dried squids, dried file fish, roasted prawns, shredded roasted squids, roasted squids, roasted file fish and other seafood items. Our dried processed seafood is predominantly sold under our registered trademark, the “Mingxiang” brand name. Our brand name has been awarded the “Fujian Famous Brand” award by the Fujian Commerce Authority. Our dried processed seafood products are mainly sold to distributors in Fujian and Zhejiang provinces, who in turn distribute them to major supermarkets and retailers throughout these provinces.

The raw materials for our processed seafood products are solely purchased from independent fishermen in nearby markets for further processing. We simply buy the marine catch from the suppliers and then sell to the customers on a direct basis. The marine catch is predominantly sold to overseas customers and distributors in the Fujian and Shandong provinces, some of whom directly export the marine catch to South Korea and Taiwan.

On January 1, 2010, Mingxiang exercised its option to acquire 80% of the registered capital stock of Shishi Xianghe Food Science and Technology Co., Ltd. (“Xianghe”) pursuant to the terms of a share purchase agreement dated January 1, 2010. Xianghe is a Fujian based manufacturer of the branded Hi-Power algae-based soft drinks. Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder, Qiu. Hi-Power is marketed as a high-protein content drink, low in calories and fat, which provides the consumers a combination of immune system benefits, improved digestion and reductions in hyperglycemia and hypertension. Hi-Power’s target market focuses on health-conscious consumers in China’s fast-growing beverage market. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry.

Mingxiang intends to integrate the algae-based beverage products of Xianghe into Mingxiang’s distribution network. Xianghe has an experienced management team and its management and other employees will continue to work at Xianghe after the acquisition. Xianghe utilizes third party manufacturers to produce the beverages.

Sales of our processed seafood products accounted for approximately 84.0% and 67.7% of our total sales in the first quarter of 2010 and 2009 respectively; and approximately 74.8%, 90.9% and 76.5% of our total sales in year 2009, 2008 and 2007 respectively. Sales of our marine catch accounted for approximately 2.0% and 32.3% of our total sales in the first quarter of 2010 and 2009 respectively; and approximately 25.2%, 9.1% and 23.5% of our total sales in year 2009, 2008 and 2007 respectively. The decrease in sales of marine catch this year was mainly related to the sales of raw materials in the first quarter of 2009 which we purchased in the second half of 2008 with the intention for trading purposes. Having recognized that the processed seafood segment has significant growth potential and better profit margin comparing to the trading of marine catch, we will continue to focus our resources on the processed seafood segment going forward.

A detailed breakdown of our sales by major geographical markets is set out in the section “Results of Operations” herein.

Factors that can affect our sales are as follows:

•
The level of sales is dependent on the supply of raw materials on a timely basis. Raw material costs accounted for approximately 73.2% and 71.8% of our total cost of sales of processed seafood products in the first quarter of 2010 and 2009 respectively; and approximately 74.4%, 77.9% and 74.3% of our total cost of sales of processed seafood products in year 2009, 2008 and 2007 respectively. The availability of these raw materials could be affected by a large number of factors, including, inter alia, the availability of fish stock, weather conditions, government policies and regulations where such fishing is carried out, the stability of supplies from fishermen and pressure from environmental or animal rights groups.

•
Specifically, fishing activities in waters around the PRC are restricted in June and July each year to ensure sustainable aquatic resources. As such, some of our suppliers such as fishermen are restricted from fishing during this period due to the restrictions against fishing along the Taiwan Strait imposed by the PRC’s Ministry of Agriculture. There is no assurance that the PRC government may not impose more stringent fishing regulations, including but not limited to longer or more frequent periods that restrict fishing.

•	Any shortage in the supply of or increase in the prices of the raw materials for our processed seafood products will adversely affect our sales.

•
Our ability to maintain existing accreditations such as HACCP, ISO9001:2000, ISO14001:2004 and the EU Export Certification accreditations will affect our ability to maintain our presence in our existing market and to expand into new market territories.

•	Our ability to price our products competitively against existing competitors and new market entrants by achieving economies of scale.

•	Our ability to build on our established track record and reputation as a supplier of high quality processed seafood products and capability to deliver products in a timely manner.

•	Our ability to maintain existing business relationships and to secure new customers, which may be affected by the general economic or political conditions in our local and overseas markets.

•	Our ability to introduce new products to capture a wider group of consumers and to cater to different and changing consumers’ preferences.

Please refer to the section “Risk Factors” herein for further information on other factors that may affect our revenue.

Production facilities and employees

Our production facilities are located at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian Province, the PRC. We have five production lines for the processing of dried processed seafood products: roasted file fish, roasted prawns, shredded roasted squid, roasted squids and smoked products, and one production line for the processing of frozen seafood products.

As at March 31, 2009, we had 849 employees.

Seasonality

We do not experience any significant seasonality in relation to sales for our processed seafood products. However, sales are usually higher before and during the Chinese New Year. In 2008, we also experienced a strong sales demand before the Olympics games being held in Beijing in August. As for the trading of marine catch, sales may be lower in June and July due to the reduced supplies as a result of the restriction on fishing in the Taiwan Strait during these two months. In 2009, the restricted period on fishing has been shifted to a bit earlier from mid May to mid July as announced by the Ministry of Agriculture.

NEW BUSINESS DEVELOPMENT

Acquisition of land for development of cold storage facilities

On November 6, 2009, we won the auction for the purchase of the 40-year use right of a land in Shishi City, Fujian. Covering an area of 8,691.4 square meters, the land is located next to the fishing port and our production facilities in the same city. The purchase price for the land use right is $2.3 million which has been fully paid as of December 31, 2009.

We plan to build cold storage facilities on the land with a capacity of approximately 20,000 tons, to take advantage of its proximity to the port where we obtain fresh marine catch to be processed into seafood products. We intend to finance the total estimated $20.0 million in land use rights and construction costs from funds generated by operations and the facilities are expected to be up and running in the first half of 2011. There were no material capital commitments in relation to the construction costs as at March 31, 2010. Subsequent to full settlement of the land cost, a formal agreement with the local land and resources department was executed on December 30, 2009.

We intend to provide high standard, modernized cold storage, frozening and ice making services to the port area through the exclusive cold storage facilities. We may utilize certain cold storage spaces on our own going forward which will not only help to reduce storage costs but also expect to improve margins for our current seafood segments as a result of bulk purchases at favorable prices.

Acquisition of branded algae-based beverage company on January 1, 2010

On November 27, 2009, we entered into a Credit or Share Purchase Option Agreement (the “Option Agreement”) with Qiu Shang Jing (“Qiu”) and Shishi Xianghe Food Science and Technology Co., Ltd. (“Xianghe”). The Option Agreement provided us to make a loan to Xianghe in the amount of approximately $26.4 million to be used for working capital purposes. In consideration for the loan, we received the option to buy shares representing eighty percent (80%) of Xianghe (the “Shares”) from its sole shareholder, Qiu. We intended to fund the loan from the currently available cash of the Group.

Xianghe is a Fujian based manufacturer of the branded Hi-Power algae-based soft drinks. Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder, Qiu. Hi-Power is marketed as a high-protein content drink, low in calories and fat, which provides the consumers a combination of immune system benefits, improved digestion and reductions in hyperglycemia and hypertension.  Hi-Power’s target market focuses on health-conscious consumers in China’s fast-growing beverage market. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry.

On January 1, 2010, we exercised the option to acquire the Shares pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”). The Shares were purchased from Qiu and the purchase price for the Shares was approximately $27.8 million, paid as follows:

(i)	Approximately $26.4 million, which Xianghe owed to us, was transferred to be the consideration for the purchase of the Shares of Xianghe which we shall pay to Qiu.

(ii)	Approximately $1.4 million shall be paid by us to Qiu within 30 days after completion of the audit report of Xianghe for the year ended December 31, 2009.

The Purchase Agreement grants us a right of first refusal to purchase the 20% of the registered capital stock of Xianghe retained by Qiu for a maximum price of approximately $7.0 million if Qiu intends to sell his shares. The Purchase Agreement also provides that if Xianghe has any funding requirement from the shareholders, we and Qiu shall provide the capital into Xianghe on a pro rata basis according to respective shareholdings.

We intend to integrate the Hi-Power algae-based soft drinks into our current distribution network. Xianghe has an experienced management team and its management and other employees will continue to work at Xianghe after the acquisition. Xianghe utilizes third party manufacturers to produce the beverages.

At the closing date of business acquisition on January 1, 2010, Mingxiang entered into a business transfer agreement with Qiu. Pursuant to the business transfer agreement, Qiu agreed to transfer the algae-based soft drinks business from Xianghe to Mingxiang as part of the business restructuring of Xianghe. It was also agreed that Qiu would not share any of the results of the algae-based soft drinks business operated under Mingxiang in the future. As a result, Mingxiang fully integrated the business operation of algae-based soft drinks from Xianghe and was allowed to entitle 100% operating results generated from the algae-based soft drinks business, subject to the precedent condition. Upon the completion of business acquisition and business transfer, Xianghe became a dormant company.

In connection with the business transfer, it was also agreed between both parties that Xianghe still assumed $83,021 revenue and $1,475 net income from the algae-based soft drinks business during the transitional period in January 2010 and as a result, $295 net income was attributed to the non-controlling interests as of the end of this fiscal quarter. Non-controlling interests from the business combination mainly represented 20% share of pre-acquisition equity in Xianghe as of December 31, 2009 in the condensed consolidated balance sheet.

Completion of $30,000,000 financing through registered direct offering of common stock on January 25, 2010

On January 25, 2010, the Company closed the financing to sell 4,615,388 shares of common stock at a price of $6.50 per share. Net proceeds, after underwriting discounts and commissions and before offering expenses payable by the Company, were approximately $28,500,000. In connection with the registered direct offering, the Company also issued 177,000 shares of common stock to a consultant for the provision of financial advisory service rendered in this registered direct offering. The fair value of this stock issuance was determined at a price of $6.50 per share based on the market price of the shares on the grant date and recorded in additional paid-in capital.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The shares were sold under the Company's previously filed shelf registration statement that was declared effective by the Securities and Exchange Commission on December 23, 2009. Global Hunter Securities LLC and Brean Murray Carret & Co., LLC acted as co-lead placement agents and joint book-running managers in the transaction.

As of March 31, 2010, the number of authorized and outstanding shares of the Company’s common stock was 100,000,000 and 28,493,650 shares, respectively.

RESULTS OF OPERATIONS

We derive our sales from the sales of processed seafood products, marine catch and algae-based beverage products, the breakdown of our sales and gross profit by product, as well as by geographical location of our customers for the three months ended March 31, 2010 and 2009 are set out below:

Breakdown of our past performance by principal products and geographical regions

Sales by product

	Three months ended March 31,
	2010		2009
	US$’000%		US$’000%

Processed seafood products	16,498	84.0	11,203	67.7
Marine catch	398	2.0	5,345	32.3
Algae-based beverage products	2,754	14.0	-	-
Total	19,650	100.0	16,548	100.0

Sales by geographical region

	Three months ended March 31, 2010
	Processed seafood products		Marine catch		Algae-based beverage products		Total
	US$’000%		US$’000%		US$’000%		US$’000%
PRC
Shandong	1,419	8.6	-	-	-	-	1,419	7.2
Zhejiang	7,077	42.9	-	-	140	5.1	7,217	36.7
Fujian	5,189	31.5	103	25.9	2,169	78.7	7,461	38.0
Guangdong/ Shenzhen	1,441	8.7	-	-	397	14.4	1,838	9.4
Jiangsu/ Shanghai	811	4.9	-	-	-	-	811	4.1
Sichuan/ Chongqing	561	3.4	-	-	-	-	561	2.9
Others	-	-	-	-	48	1.8	48	0.2
Total PRC (1)	16,498	100.0	103	25,9	2,754	100.0	19,355	98.5
Asia (2)	-	-	295	74.1	-	-	295	1.5
Total	16,498	100.0	398	100.0	2,754	100.0	19,650	100.0

	Three months ended March 31, 2009
	Processed seafood products		Marine catch		Algae-based beverage products		Total
	US$’000%		US$’000%		US$’000%		US$’000%
PRC
Shandong	666	6.0	73	1.4	-	-	739	4.5
Zhejiang	5,171	46.1	-	-	-	-	5,171	31.2
Fujian	3,747	33.4	70	1.3	-	-	3,817	23.1
Guangdong/ Shenzhen	839	7.5	-	-	-	-	839	5.1
Jiangsu/ Shanghai	780	7.0	-	-	-	-	780	4.7
Sichuan/ Chongqing	-	-	-	-	-	-	-	-
Others (3)	-	-	4,788	89.6	-	-	4,788	28.9
Total PRC (1)	11,203	100.0	4,931	92.3	-	-	16,134	97.5
Asia (2)	-	-	414	7.7	-	-	414	2.5
Total	11,203	100.0	5,345	100.0	-	-	16,548	100.0

Notes:

(1)	Sales to PRC include sales to local PRC distributors who in turn sell our products to Taiwan and South Korea. Such sales amounted to $0.1 million in both the first quarter of 2010 and 2009.
(2)	Sales to Asia mainly relate to exports to the Philippines.
(3)	Sales to PRC Others mainly relate to the trading of marine catch transacted in Liaoning province.

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Sales

Our revenue increased by approximately $3.1 million or 18.7% from $16.5 million for the three months ended March 31, 2009 to $19.6 million for the same period ended March 31, 2010. The increase in revenue was mainly due to the continued growth in sales of our processed seafood products and the newly acquired algae-based beverage business, partially offset by the decrease in sales of our marine catch segment. Sales of our processed seafood products increased by $5.3 million or 47.3%, whereas sales of our marine catch segment decreased by $4.9 million or 92.6% year over year.

The processed seafood products operations continued to be the growth driver for us as our products continue to gain market acceptance, particularly in Zhejiang and Fujian provinces. The higher sales in the processed seafood products segment were mainly due to the continued sales and marketing effort in these two provinces. Accordingly, the number of sales staff has further increased from 24 to 30 during the period under review.

Having recognized that the processed seafood segment has significant growth potential and attractive profit margin, we will continue to focus our resources on the processed seafood segment going forward.

This is the first quarter for us to recognize the sales of our algae-based beverage products since the acquisition declared effective at the beginning of this year. Given our continuous contribution over the related sales and marketing campaigns, we expect the sales of our beverage segment will continue to grow quarter over quarter in 2010.

Cost of sales

Our cost of sales comprises the cost of our processed seafood operations and the cost of our marine catch, as well as the cost of our algae-based beverage products. The breakdown is as follows:

	Three months ended March 31,
US$ ’000	2010	2009

Processed seafood products	10,969	7,550
Marine catch	289	4,892
Algae-based beverage products	1,784	-
Total	13,042	12,442

Cost of sales – Processed seafood products

Our cost of sales comprises mainly raw materials, packaging materials, direct labor and manufacturing overhead. The following table sets out details of our cost of sales:

	Three months ended March 31,
	2010		2009
	US$’000%		US$’000%

Raw materials	8,027	73.2	5,423	71.8
Packaging materials	1,366	12.4	1,049	13.9
Direct labor	724	6.6	400	5.3
Manufacturing overhead	852	7.8	678	9.0

Total	10,969	100.0	7,550	100.0

Raw materials

Raw materials comprise mainly seafood such as fish, prawns and squids. We use seafood which are fished from the open sea and not bred through aquaculture. The costs of these raw materials are dependent on the prevailing market prices, which are relatively stable as there is a stable and abundant supply from the existing market. We are located close to the Xiangzhi (Shishi) fishing port, which is one of the largest fishing ports in Fujian province, and one of the state-level fishing port centres.

We believe our strategic location allows us to have up-to-date information on the market price of our raw materials and this has allowed us to purchase our raw materials at the best available price. Our proximity to our suppliers has also allowed us to have fresh supplies of raw materials and this has enabled us to ensure freshness and quality in our finished products. The proximity has also enabled us to reduce raw material transportation costs and lead-time to obtain our supplies.

Raw material costs accounted for approximately 73.2% and 71.8% of our cost of sales in the first quarter of 2010 and 2009 respectively. The percentage of raw materials cost as a proportion of the total cost of sales is affected by the product mix for the relevant financial year and the market price of the raw materials. We mitigate the fluctuation in pricing by bulk purchasing and stock management. We are able to stock up our raw materials when prices are lower, as we have our own cold storage facility and we can also utilize other nearby facilities for storage when needs arise. This will ensure a steady supply of raw materials for the processing of seafood products throughout the year.

The increase in raw material costs for the periods under review was mainly due to the increased production and sales of processed seafood products, whereas direct labor and manufacturing overhead are relatively considered as invariable cost factors comparing to raw materials and packaging materials.

Packaging materials

Packaging materials accounted for approximately 12.4% and 13.9% of our cost of sales in the first quarter of 2010 and 2009 respectively.

The increase in packaging material costs for the periods under review was mainly due to the increased production and sales of processed seafood products.

Direct labor

Direct labor costs accounted for 6.6% and 5.3% of our cost of sales in the first quarter of 2010 and 2009 respectively. Direct labor includes mainly salaries and wages paid to employees who are involved in the production processes. Direct labor costs are dependent on factors such as production volume, number of employees, wage rate and applicable government regulations (including minimum wage requirements, statutory welfare and insurance fund contributions). The fluctuation in the direct labor costs as a percentage of costs of sales is dependent on the degree of processing required for the end products. The increase in our production scale over the past few years has enabled us to enjoy economies of scale and higher productivity through job specialization and training.

The total headcount for processed seafood segment as at March 31, 2010 has increased to 781 from 672 as at the first quarter end of 2009. The increase was mainly due to the increase in number of production headcount due to increased scale of production along the year.

Manufacturing overhead

Manufacturing overhead comprises depreciation, amortization, seasonings, water, electricity and other fuel costs which are used directly in the production of finished goods.

The increase in manufacturing overhead for the periods under review was mainly due to the increased scale of production and the expansion of production facilities along the year.

Cost of sales - Marine catch

	Three months ended March 31,
	2010		2009
	US$’000%		US$’000%

Raw materials	243	83.9	4,768	97.5
Other expenses	46	16.1	124	2.5
Total	289	100.0	4,892	100.0

Raw materials

We buy the marine catch from the suppliers and then sell to the customers on a direct basis. The marine catch is predominantly sold to overseas customers and distributors in Liaoning, Fujian and Shandong provinces, some of whom directly export the marine catch to South Korea and Taiwan.

The decrease in raw material costs for the periods under review was in line with the decreased sales of trading materials.

Other expenses

Other expenses mainly relate to the costs of packaging materials, ice required to keep the freshness of the marine catch and the related overhead.

Cost of sales – Algae-based Beverage Products

Our cost of sales comprises mainly raw materials, packaging materials and manufacturing overhead. The following table sets out details of our cost of sales:

	Three months ended March 31,
	2010		2009
	US$’000%		US$’000%

Raw materials	461	25.9	-	-
Packaging materials	1,084	60.7	-	-
Manufacturing overhead	239	13.4	-	-

Total	1,784	100.0	-	-

Raw materials

Raw materials comprise mainly the algae extracts and other beverage ingredients such as herbal powder and sugar. The costs of these raw materials are dependent on the prevailing market prices, which are relatively stable as there is a stable and abundant supply from the existing market.

Raw material costs accounted for approximately 25.9% of our cost of sales in the first quarter of 2010. The percentage of raw materials cost as a proportion of the total cost of sales is affected by the product mix for the relevant financial year and the market price of the raw materials.

Packaging materials

Packaging materials accounted for approximately 60.7% of our cost of sales in the first quarter of 2010. The percentage of packaging materials cost as a proportion of the total cost of sales is affected by the product mix for the relevant financial year and the market price of the packaging materials.

Manufacturing overhead

We utilize third party manufacturers to produce our algae-based beverage products. Manufacturing costs are charged based on the production volume. We are going to use a number of manufacturers going forward so as to mitigate the concentration risks.

Gross profit by product

	Three months ended March 31,
	2010		2009
	US$’000%		US$’000%

Processed seafood products	5,529	83.7	3,653	89.0
Marine catch	109	1.6	453	11.0
Algae-based beverage products	970	14.7	-	-
Total	6,608	100.0	4,106	100.0

Gross profit margin by product

	Three months ended March 31,
	2010	2009
	%	%
Processed seafood products	33.5	32.6
Marine catch	27.4	8.5
Algae-based beverage products	35.2	-
Overall	33.6	24.8

Gross profit

Gross profit grew by 60.9% or $2.5 million, from $4.1 million to $6.6 million for the periods under review. Overall gross profit margin improved by 8.8 percentage point from 24.8% for the three months ended March 31, 2009 to 33.6% for the same period in 2010. Gross profit margin for the processed seafood products operations was increased from 32.6% to 33.5%, whereas gross profit margin for the marine catch segment was increased from 8.5% to 27.4% for the same periods under review. Gross profit margin for the newly acquired beverage products was 35.2% for the first quarter of 2010.

The increase in overall gross profit margin was largely attributable to the significant increase in sales of processed seafood products and the newly acquired beverage products which the gross profit margins are much higher than that of processed seafood products and match catch segments.

Depreciation and amortization

Depreciation and amortization accounted for approximately 3.2% and 0.1% of our total revenue in the first quarter of 2010 and 2009 respectively. The increase in depreciation and amortization was mainly attributable to the amortization of intangible assets associated with the acquisition of the beverage business declared effective at the beginning of this year. The algae-based beverage know-how is amortized over its estimated useful life of 10 years, on a straight-line basis, at a yearly amortization charge of approximately $2.3 million.

Sales and marketing expenses

Our sales and marketing expenses comprise mainly salaries of sales and marketing staff, investor relations fees, advertisement and costs in participating in exhibitions.

Our sales and marketing expenses accounted for approximately 2.0% and 0.7% of our total revenue in the first quarter of 2010 and 2009 respectively. The increase in the sales and marketing expenses was mainly due to the increase of advertising and exhibition costs so as to strengthen our brand position in both existing and new markets and cope with the marketing strategies associated with the newly acquired beverage products. Accordingly, the number of sales staff has further increased from 24 in 2009 to 94 in 2010, of which 64 headcount was related to the beverage products segment.

General and administrative expenses

Our general and administrative expenses comprise mainly salaries and staff benefits for employees, legal and professional fees, research and development costs, traveling and entertainment expenses.

Our general and administrative expenses accounted for approximately 3.2% and 2.8% of our total revenue in the first quarter of 2010 and 2009 respectively. The increase in the general and administrative expenses was mainly attributable by the higher payroll costs as a result of hiring more experienced professional staff so as to cope with the expanding and newly acquired operations.

Other income

Other income relates mainly to rental income, government subsidies and interest income.

Rental income relates to the collection of rental on the 36 shop spaces at our factory in Dabao Industrial Zone. The rental contracts are based on one year lease term. The government subsidies in last year mainly related to grants by the Ministry of Science and Technology for the development of high-value seafood products with the use of low-value raw materials. Interest income is earned from cash balances with banks as a result of strong operational cash inflow and net proceeds from the private placement and registered direct offering of common stock taken place in November 2007 and January 2010, respectively.

Interest expense

Our interest expense relates to interest costs incurred on the various short-term bank borrowings taken by us for working capital requirements. Our interest expense accounted for approximately 0.2% and 0.4% of our total revenue in the first quarter of 2010 and 2009 respectively. We have repaid all short-term bank borrowings during the first quarter of 2010.

Income before income tax

Our income before income tax increased by $1.3 million or 34.7%, from $3.7 million in the first quarter of 2009 to $5.0 million for the same period in 2010. The increase was mainly due to the combination of the increase in sales of 18.7% and the increase in gross profit margin by 8.8 percentage point as a whole, which was partially offset by the increase in depreciation and amortization, the sales and marketing expenses and the general and administrative expenses, as a result of the factors described above.

Income tax expense

Our profit is subject to the prevailing tax rate applicable to the respective jurisdictions in which we operate.

According to the Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises, foreign investment enterprises (“FIE”) engaged in production established in coastal economic open zones or in the old urban districts of cities where the special economic zones or the economic and technological development zones are located may pay income taxes at a reduced rate of 24%. In addition, foreign investment enterprises engaged in production having a period of operation of not less than 10 years shall be exempted from income tax for the first 2 profit-making years and a 50% reduction in the income tax payable for the next 3 years.

In March 2007, the Chinese government enacted the Corporate Income Tax Law, and promulgated related regulations, which were effective January 1, 2008. The Corporate Income Tax Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises. For enterprises engaged in production established in coastal economic open zones or in the old urban districts of cities where the special economic zones or the economic and technological development zones enjoy a favorable tax rate of 24%, the income tax rate will change to 25% with effective from January 1, 2008. However, the new provision allows these enterprises to continue to enjoy their unexpired tax holiday under the previous income tax laws and rules.

Xianghe and Xianglin are approved as a domestic enterprise. Rixiang, Jixiang and Mingxiang are approved as a foreign investment enterprise and entitled to, starting from the first profitable year, a two-year exemption from corporate income tax and a 50%-reduction in its preferential corporate income tax rate of 24% for the following three years ("Tax Holiday"). Such Tax Holiday of Rixiang, Jixiang and Mingxiang were expired in prior years.

The higher effective tax rate for the period under review was mainly due to the expiry of the Tax Holiday.

Mingxiang has received a notice of recognition as enterprise of new and high technology in 2009, which was jointly issued by The Science and Technology Department of Fujian, The Finance Department of Fujian, The State Tax Bureau of Fujian and The Local Taxation Bureau of Fujian for the Company engaged in advanced food processing technologies for the Fujian Province. As a new and high technology company, Mingxiang is qualified for a reduced tax rate of 15% on its assessable income for the period of three years, through 2012.

Years ended December 31, 2009, 2008 and 2007

We derive our sales from the sales of processed seafood products and marine catch, the breakdown of our sales and gross profit by product, as well as by geographical location of our customers for the years ended December 31, 2009, 2008 and 2007 are set out below:

Breakdown of our past performance by principal products and geographical regions
Sales by product

	Year ended December 31,
	2009		2008		2007
	US$’000%		US$’000%		US$’000%

Processed seafood products	52,049	74.8	44,370	90.9	27,863	76.5
Marine catch	17,537	25.2	4,429	9.1	8,562	23.5
Total	69,586	100.0	48,799	100.0	36,425	100.0

Sales by geographical region

	Year ended December 31,
	2009		2008		2007
	US$’000%		US$’000%		US$’000%

PRC
Shandong	3,771	5.4	4,306	8.8	5,047	13.9
Zhejiang	24,360	35.0	22,342	45.8	14,131	38.8
Fujian	19,385	27.9	14,600	29.9	16,041	44.0
Guangdong/ Shenzhen	3,852	5.5	1,805	3.7	-	-
Jiangsu/ Shanghai	3,826	5.5	1,699	3.5	-	-
Sichuan/ Chongqing	867	1.3	-	-	-	-
Others (1)	11,728	16.8	1,650	3.4	1,011	2.8
Total PRC (2)	67,789	97.4	46,402	95.1	36,230	99.5
Asia (3)	1,797	2.6	2,397	4.9	97	0.2
Others (4)	-	-	-	-	98	0.3
Total	69,586	100.0	48,799	100.0	36,425	100.0

Notes:

(1)	Sales to PRC Others mainly relate to the trading of marine catch transacted in Liaoning province.
(2)
Sales to PRC include sales to local PRC distributors who in turn sell our products to Taiwan, Japan and South Korea. Such sales amounted to $4.0 million, $2.3 million and $6.1 million in year 2009, 2008 and 2007 respectively.

(3)	Sales to Asia mainly relate to exports to Japan, Philippines and Papua New Guinea.
(4)	Export sales to other countries include sales to Ukraine.

Year 2009 compared to Year 2008, and Year 2008 compared to Year 2007

Sales

Our revenue increased by approximately $20.8 million or 42.6% from $48.8 million in 2008 to $69.6 million in 2009. The increase in revenue was due to the continued growth both in sales of our processed seafood products and marine catch segment. Sales of our processed seafood products increased by $7.7 million or 17.3%, whereas sales of our marine catch segment increased by $13.1 million or over three-fold.

Comparing results in 2007 and 2008, our revenue increased by approximately $12.4 million or 34.0% from $36.4 million in 2007 to $48.8 million 2008. Sales of our processed seafood products increased by $16.5 million or 59.2%, whereas sales of our marine catch segment dropped by $4.1 million or 48.3%.

The processed seafood products operations continued to be the growth driver for us as our products continue to gain market acceptance, particularly in Fujian and Zhejiang provinces. The higher sales in the processed seafood products segment were mainly due to our continued success in the sales and marketing efforts. We also penetrated into two new neighborhood markets, Jiangsu and Guangdong provinces, in the second quarter of 2008 and another new inland market, Sichuan province, in the third quarter of 2009. Accordingly, the number of sales staff has further increased from 19 in 2007 to 24 as at December 31, 2009.

In 2007, we worked with local fishermen and chartered a number of fishing vessels to harvest marine catch from the East China Sea and the Taiwan Strait. All the harvest from our marine catch was sold to customers on a direct basis. We did not use any of our own marine catch for the production of our processed seafood products.

Starting from 2008, we do not charter any fishing vessels nor harvest the marine catch ourselves. Instead, we simply buy the marine catch from the suppliers and then sell to the customers on a direct basis. The marine catch is predominantly sold to overseas customers and distributors in Fujian, Shandong and Liaoning provinces, some of whom directly export the marine catch to South Korea and Taiwan.

Having recognized that the processed seafood segment has significant growth potential and attractive profit margin, we will continue to focus our resources on the processed seafood segment going forward.

Cost of sales

Our cost of sales comprises the cost of our processed seafood operations and the cost of our marine catch. The breakdown is as follows:

	Year ended December 31,
US$ ’000	2009	2008	2007

Processed seafood products	34,721	29,617	18,798
Marine catch	15,735	3,990	6,851
Total	50,456	33,607	25,649

Cost of sales – Processed seafood products

Our cost of sales comprises mainly raw materials, packaging materials, direct labor and manufacturing overhead. The following table sets out details of our cost of sales:

	Year ended December 31,
	2009		2008		2007
	US$’000%		US$’000%		US$’000%

Raw materials	25,822	74.4	23,070	77.9	13,964	74.3
Packaging materials	4,444	12.8	2,982	10.1	1,339	7.1
Direct labor	1,987	5.7	1,526	5.1	1,507	8.0
Manufacturing overhead	2,468	7.1	2,039	6.9	1,988	10.6
Total	34,721	100.0	29,617	100.0	18,798	100.0

Raw materials

Raw materials comprise mainly seafood such as fish, prawns, squids, salt, sugar and other seasonings. We use seafood which are fished from the open sea and not bred through aquaculture. The costs of these raw materials are dependent on the prevailing market prices, which are relatively stable as there is a stable and abundant supply from the existing market. We are located close to the Xiangzhi (Shishi) fishing port, which is one of the largest fishing ports in Fujian province, and one of the state-level fishing port centres.

We believe our strategic location allows us to have up-to-date information on the market price of our raw materials and this has allowed us to purchase our raw materials at the best available price. Our proximity to our suppliers has also allowed us to have fresh supplies of raw materials and this has enabled us to ensure freshness and quality in our finished products. The proximity has also enabled us to reduce raw material transportation costs and lead-time to obtain our supplies.

Raw material costs accounted for approximately 74.4%, 77.9% and 74.3% of our cost of sales in year 2009, 2008 and 2007 respectively. The percentage of raw materials cost as a proportion of the total cost of sales is affected by the product mix for the relevant financial year and the market price of the raw materials. We mitigate the fluctuation in pricing by bulk purchasing and stock management. We are able to stock up our raw materials when prices are lower, as we have our own cold storage facility and we can also utilize other nearby facilities for storage when needs arise. This will ensure a steady supply of raw materials for the processing of seafood products throughout the year.

The increase in raw material costs for the years under review was mainly due to the increased production and sales of processed seafood products, whereas direct labor and manufacturing overhead are relatively considered as invariable cost factors comparing to raw materials and packaging materials.

Packaging materials

Packaging materials accounted for approximately 12.8%, 10.1% and 7.1% of our cost of sales in year 2009, 2008 and 2007 respectively.

The increase in packaging material costs for the years under review was mainly due to the increased production and sales of processed seafood products. We have experienced a mild price increase in packaging materials since late 2008 due to inflation and use of individual packages for some of our new products but believe that it will not bring material impact on the overall gross profit margin going forward because we will continue to enjoy economies of scale in material costs along with the increase in production volume.

Direct labor

Direct labor costs accounted for 5.1% to 8.0% of our cost of sales for the years under review. Direct labor includes mainly salaries and wages paid to employees who are involved in the production process. Direct labor costs are dependent on factors such as production volume, number of employees, wage rate and applicable government regulations (including minimum wage requirements, statutory welfare and insurance fund contributions). The fluctuation in the direct labor costs as a percentage of costs of sales is dependent on the degree of processing required for the end products. The increase in our production scale over the past few years has enabled us to enjoy economies of scale and higher productivity through job specialization and training.

The total production headcount as at December 31, 2009 has increased to 693 from 540 as at the end of 2008. The increase was mainly due to the increase in number of production headcount due to increased scale of production along the year.

Manufacturing overhead

Manufacturing overhead comprises depreciation, water, electricity and other fuel costs which are used directly in the production of finished goods.

The increase in manufacturing overhead for the years under review was mainly due to the increased scale of production and the expansion of production facilities along the year.

Cost of sales - Marine catch

	Year ended December 31,
	2009		2008		2007
	US$’000%		US$’000%		US$’000%

Raw materials	15,287	97.2	3,642	91.3	-	-
Rental / charter hires	-	-	-	-	930	13.6
Crew salaries and wages	-	-	-	-	437	6.4
Bunker fuel	-	-	-	-	3,484	50.8
Repair & maintenance	-	-	-	-	1,154	16.8
Other expenses	448	2.8	348	8.7	846	12.4
Total	15,735	100.0	3,990	100.0	6,851	100.0

Raw materials

We buy the marine catch from the suppliers and then sell to the customers on a direct basis. The marine catch is predominantly sold to overseas customers and distributors in Liaoning, Fujian and Shandong provinces, some of whom directly export the marine catch to South Korea and Taiwan.

The increase in raw material costs for the years under review was mainly in line with the corresponding increased sales of trading materials.

Rental / charter hires

We commenced our marine catch operation in September 2002, with the chartering of two fishing vessels with an aggregate net tonnage of 44 tons. In December 2007, we have a fleet of six chartered fishing vessels with an aggregate net tonnage of 256 tons. However, taking into consideration of the significant growth potential in the processed seafood segment and the deteriorating gross profit margin for the sales of marine catch due to higher fuel and operating costs, we decided to focus our resources on the processed seafood segment going forward. In this connection, all the chartering agreements with the fishermen have been terminated by us at the end of 2007. We are not subject to any penalties for terminating these chartering agreements which are about to be ended in 2008 or 2009.

Starting from 2008, we simply buy the marine catch from the suppliers and then sell to the customers on a direct basis.

Crew salaries and wages

We have entered into agreements with the owners of fishing vessels, from whom we have chartered six fishing vessels for our marine catch operations by the end of 2007. The size of the fishing crew has increased over the last few years as we increased the number of fishing vessels. Pursuant to the agreements, we are required to bear the salaries and wages of the fishing crew.

Bunker fuel

Our main cost of operations was the cost of bunker fuel for the operation of the chartered vessels. The price of bunker fuel was dependent on world oil price which has been increased significantly during the years under review.

Repair and maintenance

Repair and maintenance costs relate to the repair of the vessels and the fishing nets used for our marine catch operations. The vessels require regular maintenance both during their voyages and when they are back to the port.

Other expenses

Other expenses mainly relate to the costs of packaging materials and ice required to keep the freshness of the marine catch. The fishes are sorted and packed in ice boxes and then sent directly to customers upon reaching the port.

Gross profit by product

	Year ended December 31,
	2009		2008		2007
	US$’000%		US$’000%		US$’000%

Processed seafood products	17,328	90.6	14,753	97.1	9,065	84.1
Marine catch	1,802	9.4	439	2.9	1,711	15.9
Total	19,130	100.0	15,192	100.0	10,776	100.0

Gross profit margin by profit

	Year ended December 31,
	2009	2008	2007
	%	%	%

Processed seafood products	33.3	33.2	32.5
Marine catch	10.3	9.9	20.0
Total	27.5	31.1	29.6

Gross profit

Gross profit grew by 25.9% or $3.9 million, from $15.2 million in 2008 to $19.1 million in 2009. Gross profit margin dropped by 3.6 percentage point from 31.1% in 2008 to 27.5% in 2009. Gross profit margin for the processed seafood products operations was remained stable at 33.3% comparing to 33.2% in last year, whereas gross profit margin for the marine catch segment was improved from 9.9% to 10.3% for the same years under review.

Gross profit grew by 41.0% or $4.4 million, from $10.8 million in 2007 to $15.2 million in 2008. Gross profit margin improved by 1.5 percentage point from 29.6% in 2007 to 31.1% in 2008.

The increase in gross profit margin for our processed seafood products during the years under review was mainly due to the increase in our selling prices and the cost savings in terms of material costs and overhead stemming from better utilization of our facilities as we enjoy economies of scale from higher production volume, partially offset by the inflation we experienced during the years under review.

Starting from 2008, we no longer charter any vessels and simply trade the marine catch to the distributors. As a result, the gross profit margin earned from the marine catch segment was lower comparing to the prior year.

Having recognized that the processed seafood segment has significant growth potential and better profit margin comparing to the trading of marine catch, we will continue to focus our resources on the processed seafood segment going forward.

Sales and marketing expenses

Our sales and marketing expenses comprise mainly salaries of sales and marketing staff, investor relations fees, advertisement and costs for participating in exhibitions.

Our sales and marketing expenses accounted for approximately 0.9%, 1.2% and 0.4% of our total revenue in year 2009, 2008 and 2007 respectively. The increase in the sales and marketing expenses in 2008 was mainly due to the hiring of an investor relations firm and the increase of advertising and exhibition costs so as to strengthen our brand position in both existing and new markets. Accordingly, the number of sales staff has further increased from 19 in 2007 to 23 in 2008. In 2009, we continued to maintain the sales and marketing efforts to strengthen our brand position and therefore the amount of sales and marketing expenses were relatively stable comparing to the prior year.

General and administrative expenses

Our general and administrative expenses comprise mainly salaries and staff benefits for employees, legal and professional fees, research and development costs, traveling and entertainment expenses.

Our general and administrative expenses accounted for approximately 3.3%, 4.2% and 1.6% of our total revenue in year 2009, 2008 and 2007 respectively.

The increase in the general and administrative expenses from 2007 to 2008 was mainly attributable by the higher payroll costs as a result of hiring some experienced professional staff so as to cope with the expanding operations and distributing the bonuses to the executive directors, the higher traveling and entertainment expenses mainly attributable to more overseas traveling like attending road shows, some losses on disposal or replacement of fixed assets to enhance the overall production capacity, the higher R&D costs for development of new products and the higher legal and professional fees after we went public in the last quarter of 2007.

Whereas the increase in the general and administrative expenses from 2008 to 2009 was mainly attributable by the higher R&D costs, including staff and testing material costs, for development of new products during the year, the higher legal and professional fees being incurred since uplisting to AMEX, the higher payroll costs as a result of building up a strong management team so as to cope with the expanding operations and the increase in bad debt provision consistent with the higher accounts receivable period end balance, which was partially offset by the decrease in losses on disposal or replacement of fixed assets in 2009.

Other income

Other income relates mainly to rental income, government subsidies and interest income.

Rental income relates to the collection of rental on the 38 shop spaces at our factory in Dabao Industrial Zone. The rental contracts are based on one year lease term. The government subsidies mainly relate to the grants by the government for the product development research project focused on developing consumer-ready seafood products from low-cost seafood items and the subsidies for the loan interests so as to support agricultural industrialization. Interest income is earned from cash balances with banks as a result of strong operational cash inflow and net proceeds from the private placement taken place in November 2007.

Interest expense

Our interest expense relates to interest costs incurred on the various short-term bank borrowings taken by us for working capital requirements. Our interest expense accounted for approximately 0.3%, 0.7% and 0.9% of our total revenue in year 2009, 2008 and 2007 respectively. Interest expense in 2009 decreased significantly when comparing to the prior year which was in line with the decline in bank borrowing rates since the last quarter of 2008.

Income tax expense

Our profit is subject to the prevailing tax rate applicable to the respective jurisdictions in which we operate.

Prior to January 2005, our business was carried out under Mingxiang which was incorporated as a PRC limited liability company and thus was subject to an Enterprise Income Tax rate of 33% of its taxable income.

 According to the Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises, foreign investment enterprises (“FIE”) engaged in production established in coastal economic open zones or in the old urban districts of cities where the special economic zones or the economic and technological development zones are located may pay income taxes at a reduced rate of 24%. In addition, foreign investment enterprises engaged in production having a period of operation of not less than 10 years shall be exempted from income tax for the first 2 profit-making years and a 50% reduction in the income tax payable for the next 3 years.

In March 2007, the Chinese government enacted the Corporate Income Tax Law, and promulgated related regulations, which were effective January 1, 2008.  The Corporate Income Tax Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises.  For enterprises engaged in production established in coastal economic open zones or in the old urban districts of cities where the special economic zones or the economic and technological development zones enjoy a favorable tax rate of 24%, the income tax rate will change to 25% with effective from January 1, 2008. However, the new provision allows these enterprises to continue to enjoy their unexpired tax holiday under the previous income tax laws and rules.

With effect from January 1, 2005, Rixiang acquired the business operations of Mingxiang, which subsequently became a property holding company. Rixiang was incorporated as a FIE and was granted the tax incentives for FIEs, and was exempted from income tax for 2005 and 2006.  Rixiang is therefore subject to PRC state income tax of 12% for 2007 and then 12.5% for 2008 and 2009.

Jixiang is also a property holding company and is subject to tax on its assessable income.

The lower effective tax rates for the financial years under review were mainly due to tax exemption granted under the tax incentives.

We have recently received a notice of recognition as enterprise of new and high technology, which was jointly issued by The Science and Technology Department of Fujian, The Finance Department of Fujian, The State Tax Bureau of Fujian and The Local Taxation Bureau of Fujian for the Company engaged in advanced food processing technologies for the Fujian Province. As a new and high technology company, we are qualified for a reduced tax rate of 15% on the Company’s income through 2012.

REVIEW OF FINANCIAL POSITION

Current assets

As at December 31, 2008, our current assets increased to $43.4 million, representing 84.2% of our total assets of $51.6 million. It comprised cash and cash equivalents of $31.6 million, accounts receivable of $4.8 million, inventories of $6.7 million and other receivables and prepayments of $0.3 million.

As at December 31, 2009, our current assets amounted to $56.4 million, representing 83.1% of our total assets of $67.9 million. It comprised cash and cash equivalents of $7.1 million, accounts receivable of $18.8 million, inventories of $3.9 million, note receivable of $26.4 million, and other receivables and prepayments of $0.2 million.

Decrease in cash and cash equivalents was mainly due to increase in accounts receivable, and the addition of fixed assets and construction in progress in 2009, which was partially offset by the cash inflow provided by operating activities and decrease in inventories.

Accounts receivable were mainly represented by amounts due from distributors and wholesalers. Our Company usually extended unsecured credit period to long established customers up to 3 months. Since our practice is to perform constant credit checks and pursue the past due accounts proactively, there was no material uncollectible debts identified in the past. Increase in accounts receivable was mainly in line with the increase in sales volume during the years under review and the extension of credit period to our major customers so as to cope with the current market practice.

Inventories were mainly related to work-in-progress comprising mainly frozen prawns, frozen fish and squids which would be used for the production and processing of dried and frozen products. Our inventories also included some finished goods, raw materials and packaging materials.

Note receivable was mainly represented by the convertible loan due from the acquisition target company of $26.4 million.

Non-current assets

As at December 31, 2009, our non-current assets amounted to $11.5 million and accounted for approximately 16.9% of our total assets. Our non-current assets comprised mainly property, plant and equipment of $8.6 million, land use rights of $0.6 million, and prepayment for land use right of $2.3 million. In 2009, we increased our production capacity by 100% by the third quarter end of the year and therefore certain fixed assets have been increased accordingly.

As at December 31, 2009, our property, plant and equipment amounting to $8.6 million were made up mainly of buildings amounting to $6.2 million and plant and machinery amounting to $1.9 million. Buildings related to our production plant, cold room, office buildings and workers’ dormitories. Plant and machinery related mainly to our production lines, freezing machines, roasting and drying machines. The remaining $0.5 million related to office equipment and motor vehicles.

Current liabilities

As at December 31, 2008, our current liabilities of $6.6 million comprised short-term bank loans of $4.3 million, accounts payable of $0.4 million, amount due to a shareholder of $0.2 million, income tax payable of $0.3 million and other payables of $1.4 million.

Our current liabilities of $8.0 million as at December 31, 2009 comprised short-term bank loans of $4.1 million, accounts payable of $0.9 million, amount due to a shareholder of $0.1 million, income tax payable of $0.6 million and other payables of $2.3 million.

The short-term bank loans were used for our working capital requirements. The weighted average effective interest rate on the borrowing is about 5.31% per annum in 2009.

Regarding the accounts payable, the related turnover day was about a week due to the short credit period allowed by the fishermen which was consistent with the market practice.

The amount due to a shareholder was unsecured, interest free and with no fixed terms of repayment.

Stockholders’ equity

As at December 31, 2008, our stockholders’ equity amounted to $45.0 million and comprised additional paid-in capital of $16.8 million, statutory reserve of $4.9 million, accumulated other comprehensive income of $3.4 million and retained earnings of $19.9 million.

Our stockholders’ equity of $59.8 million as at December 31, 2009 comprised additional paid-in capital of $16.9 million, statutory reserve of $5.6 million, accumulated other comprehensive income of $3.6 million and retained earnings of $33.7 million.

Statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Under the PRC law, appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. We appropriated about 15% of our after-tax net income to the reserve on a yearly basis.

We did not distribute any dividends both in 2008 and 2009.

LIQUIDITY AND CAPITAL RESOURCES

Three months period ended March 31, 2010 and 2009

Our operations are funded through a combination of stockholders’ equity, borrowings and internally generated funds from our operations. Our cash and cash equivalents as at March 31, 2010 amounted to approximately $47.4 million, without any short-term bank loans after the full repayment during the first quarter of 2010.

A summary of our cash flows for the three months ended March 31, 2010 and 2009 is as follows:

	Three months ended March 31,
US$’000	2010	2009

Net cash provided by operating activities	14,496	6,970
Net cash provided by (used in) investing activities	875	(899)
Net cash provided by (used in) financing activities	24,889	(302)
Foreign currency translation adjustment	(28)	48
Net change in cash and cash equivalents	40,232	5,817
Cash and cash equivalents at the beginning of the period	7,143	31,640
Cash and cash equivalents at the end of the period	47,375	37,457

Net cash provided by operating activities

Our net cash provided by operating activities for the three months ended March 31, 2010 amounted to approximately $14.5 million, which was an increase of $7.5 million when comparing to net cash provided by operating activities for the same period in 2009. The increase was mainly attributable to the higher net income earned in the first quarter of 2010 and the decrease in accounts receivable of $9.2 million, partially offset by the decrease in inventories recorded in the same period last year.

Net cash provided by (used in) investing activities

For the three months ended March 31, 2010, our net cash provided by investing activities was approximately $0.9 million which was mainly attributable to the acquisition of a subsidiary, partially offset by addition of fixed assets and purchase of land use right for the development of a cold storage facility.

Net cash provided by (used in) financing activities

Our net cash provided by financing activities was approximately $24.9 million for the three months ended March 31, 2010, which was an increase of $25.2 million when comparing to net cash used in financing activities for the same period in 2009. The increase was mainly attributable to the net proceeds from the registered direct offering of common stock taken place in January 2010, partially offset by the repayment of short-term bank loans in the first quarter of this year.

Capital resources

We believe that after taking into account of our cash position, available bank facilities and cash generated from operating activities, we have adequate working capital to satisfy our current operating expenditures.

We also plan to build the cold storage facilities adjacent to the fishing port with a capacity of approximately 20,000 tons, to take advantage of its proximity to the port where we obtain fresh marine catch to be processed into seafood products. We intend to finance the total estimated $20.0 million in land use rights and construction costs from available funds and expect to run the new facility in the first half of 2011. There were no material capital commitments in relation to the construction costs as at March 31, 2010.

After the registered direct offering of common stock and repayment of bank loans, the relative cost of capital resources would decrease correspondingly given the increase in the equity financing and reduced level of debt borrowings.

Apart from the expansion plan discussed above and the commitments set out in the section of “Commitments and Contingencies” herein, we do not have any other material commitments for capital expenditures and other expenditures. We believe that the current operating activities would be able to generate adequate cash flows supporting the daily operations. We do not have any further fund raising plan at the moment.

COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Ocean Technology leased certain office space under a non-cancellable operating lease agreement with a term of 3 years with fixed monthly rentals, expiring on February 17, 2011, and generally did not contain significant renewal options. Total rent expenses for the period ended March 31, 2010 was approximately $19,000. Future minimum rental payments due under the non-cancelable operating lease agreement are approximately $68,000 in total in the next twelve months.

Guarantees

As of March 31, 2010, Mingxiang is contingently liable as guarantor with respect to the loans of $731,294 (equivalent to RMB5,000,000) and $438,776 (equivalent to RMB3,000,000) to two unrelated third parties, Shishi Yu Ching Knitting and Clothing Company (“Yu Ching”) and Shishi Han Jiang Hua Lian Knitting and Clothing Factory (“Han Jiang Hua Lian”), respectively. The term of these guarantees are commenced from July 2009 through July 2011, with a renewal provision of 2 years. At any time from the date of guarantees, should Yu Ching or Han Jiang Hua Lian fail to make their due debt payments, Mingxiang will be obligated to perform under the guarantees by primarily making the required payments, including late fees and penalties. The maximum potential amount of future payments that the Mingxiang is required to make under the guarantees is $1,170,070 (equivalent to RMB8,000,000).

According to the Personal Guarantee Agreement between Mingxiang and Mr. Liu, Mr. Liu agreed to bear all liabilities and costs to be incurred from a direct claim by the creditor if either Yu Ching or Han Jiang Hua Lian fails to make payment to the creditor upon due dates.

In accordance with ASC 460-10 “Guarantees”, a guarantor must recognize a liability for the fair value of the obligations it assumes under certain guarantees. Mingxiang did not receive any consideration for the guarantee and has determined the indemnification fair value to be insignificant. As of March 31, 2010, the Company has not recorded any liabilities under these guarantees.

Year ended December 31, 2009, 2008 and 2007

Our operations are funded through a combination of stockholders’ equity, borrowings and internally generated funds from our operations. Our cash and cash equivalents as at December 31, 2009 amounted to approximately $7.1 million and our total indebtedness which comprises short-term bank loans was $4.1 million.

A summary of our cash flows for 2009, 2008 and 2007 is as follows:

	Year ended December 31,
US$’000	2009	2008	2007

Net cash provided by operating activities	5,668	6,000	6,701
Net cash (used in) investing activities	(30,022)	(4,179)	(21)
Net cash (used in)/ provided by financing activities	(251)	3,364	7,959
Foreign currency translation adjustment	108	1,978	656
Net change in cash and cash equivalents	(24,497)	7,163	15,295
Cash and cash equivalents at the beginning of the year	31,640	24,477	9,182
Cash and cash equivalents at the end of the year	7,143	31,640	24,477

Year 2009

Net cash provided by operating activities

In 2009, our net cash provided by operating activities amounted to approximately $5.7 million. The major source of cash inflow from operating activities was from net income of $14.6 million. Changes in operating assets and liabilities included cash outflow resulting from increase in accounts receivable of $14.0 million as a result of increase in sales volume and extension of credit period to major customers. This was partially offset by cash inflow from decrease in inventories of 2.8 million.

Net cash used in investing activities

In 2009, our net cash used in investing activities was approximately $30.0 million which was mainly attributable to the increase in note receivable of $26.4 million related to the convertible loan due from the acquisition target company, and the increase in prepayment for land use right of $2.3 million due to the land cost for development of cold storage facilities as well as the addition of fixed assets and the transfer from construction in progress for the development of new processing plant and the associated machineries. In this connection, our production capacity has been doubled by the third quarter end of 2009.

Net cash used in financing activities

In 2009, our cash used in financing activities was approximately $0.3 million. This comprised a combined effect of repayment of bank loans and amount due to a shareholder of $0.2 million and $0.1 million respectively.

Year 2008

Net cash provided by operating activities

Our net cash provided by operating activities in 2008 amounted to approximately $6.0 million, which was a decrease of $0.7 million when comparing to net cash provided by operating activities in 2007. The decrease was mainly attributable to the increase in the inventories of $5.5 million in 2008, partially offset by the higher net income earned in the same year and the significant increase of accounts receivable recorded in 2007.

We purchased much more raw materials in 2008 and a significant portion of them accounted for $5.3 million could be sold in the market when price goes up in the future due to limited supplies.

Net cash used in investing activities

In 2008, our net cash used in investing activities was approximately $4.2 million which was attributable to the addition of fixed assets and construction in progress at about $4.2 million in total, mainly for the development of new processing plant, the associated machineries and staff quarter. In this connection, our production capacity has been increased by 50% in the fourth quarter of 2008.

Net cash provided by financing activities

Our net cash provided by financing activities was approximately $3.4 million in 2008, which was a decrease of $4.6 million when comparing to net cash provided by financing activities in 2007. The decrease was mainly due to the increase in additional paid-in capital of $15.9 million which was raised from the transaction of reverse acquisition and private placement taken place in November 2007, and was partially offset by the dividend being paid of $4.6 million and net repayment of bank loans of $3.0 million in 2007.

Year 2007

Net cash provided by operating activities

In 2007, our net cash provided by operating activities amounted to approximately $6.7 million. The major source of cash inflow from operating activities was from net income of $8.7 million. Changes in operating assets and liabilities included cash outflow resulting from increase in accounts receivable of $2.9 million and other receivables of $0.1 million. This was offset by cash inflow from cash received from increase in accounts payable of $0.2 million, other payables of $0.3 million and income tax payable of $0.3 million.

Net cash used in investing activities

In 2007, our net cash used in investing activities was approximately $21,000 which arose from the acquisition of production and office equipment.

Net cash provided by financing activities

In 2007, our cash provided by financing activities was approximately $8.0 million. This comprised mainly the increase in additional paid-in capital of $15.9 million which was raised from the transaction of reverse acquisition and private placement taken place in November 2007, net of offering costs of $4.0 million. This was offset by the dividend being paid of $4.6 million, repayment of bank loans of $3.0 million and decrease in amount due to a shareholder of $0.4 million.

Capital resources

We believe that after taking into account of our cash position, available bank facilities and cash generated from operating activities, we have adequate working capital to satisfy our current operating expenditures.

Considering our latest development plan for the construction of cold storage facilities and the new beverage products through the acquisition of Xianghe, we raised $30.0 million in gross proceeds through a common stock offering in January 2010. The net proceeds from offering brought our working capital level back to a strong position where both the current operations could be carried out smoothly and we are well positioned for potential acquisition opportunities. Please refer to the section “New Business Development” for details of the land purchase for development of cold storage facilities and the acquisition of the beverage company.

After the registered direct offering of common stock, the relative cost of capital resources would decrease correspondingly given the increase in the equity financing and the similar level of bank borrowings.

Apart from the expansion plan discussed above and the commitments set out in the section “Commitments and Contingencies” herein, we do not have any other material commitments for capital and other expenditures. We believe that the current operating activities would be able to generate adequate cash flows supporting the daily operations. We do not have any further fund raising plan at the moment.

CAPITAL EXPENDITURES AND INVESTMENTS

A summary of our capital expenditures for the last three financial years ended December 31, 2009, 2008 and 2007 is as follows:

	Year ended December 31,
US$’000	2009	2008	2007

Land use rights	-	-	-
Buildings	995	3,496	-
Plant and machinery	316	308	20
Office equipment	21	22	1
Motor vehicles	16	367	-
	1,348	4,193	21

In October 2008, we placed certain facilities into service and began depreciating the plant at that time when the assets are substantially complete and ready for their intended use. The Company reclassified approximately $1.9 million from construction in progress to property, plant and equipment accordingly.

In 2009, total capital expenditures of $1.3 million were attributable to the addition of fixed assets for the development of new processing plant and the associated machineries. In this connection, our production capacity has been doubled by the third quarter end of 2009.

Use of proceeds

We believe that after taking into account our cash position, available bank facilities and cash from operating activities, we have adequate working capital for our present requirements.

However, we do have the expansion plan for the use of proceeds being raised from the private placement taken place on November 17, 2007. Here below is the breakdown for the use of proceeds and the expected timeline for corresponding commitments.

Use of Proceeds	Amount in $’m	Year to Spend
Construct new cold storage facilities	6.0	2008-2009
Acquire land use right and construct new processing plant	6.5	2008-2009
Upgrade part of the processing plant and equipment	0.7	2008
Construct new sterile sealed production unit	0.6	2008
Develop and promote new markets	1.0	2008-2009
Support research and development	0.8	2008-2009
Working capital (including offering expenses)	4.4	2007-2008
Total	19.9

After the private placement, the relative cost of capital resources would decrease correspondingly given the increase in the equity financing and the same level of bank borrowings.

Apart from the expansion plan discussed above and the commitments set out in the section of “Commitments and Contingencies” in the Prospectus, we do not have any other material commitments for capital expenditures and other expenditures. We believe that the current operating activities would be able to generate adequate cash flows supporting the daily operations.. We may offer securities for gross proceeds of a maximum of $40,000,000 pursuant to a shelf registration statement on  Form S-3 that was declared effective by the Securities and Exchange Commission on December 23, 2009.   On January 25, 2010, we consummated an offering of 4,615,388 shares of common stock  at a price of $6.50 per share for gross proceeds of $30,000,022.  We received net proceeds of approximately $28,500,000 after deduction of placement agent fees and expenses of the offering.   We intend to use the proceeds of the offering for general working capital and capital expenditures, which may include potential acquisitions.

CAPITAL EXPENDITURE AND INVESTMENTS

A summary of our capital expenditures for the last three financial years ended December 31, 2009, 2008 and 2007, and for the three months period ended March, 2010 are as follows:

(US$’000)	Year ended December 31,			Three months period ended March 31,
	2009	2008	2007	2010

Land use rights	-	-	-	2,344
Buildings	995	3,496	-	-
Plant and machinery	316	308	20	-
Office equipment	21	22	1	-
Motor vehicles	16	367	-	78
	1,348	4,193	21	2,422

In October 2008, we placed certain facilities into service and began depreciating the plant at that time when the assets are substantially complete and ready for their intended use. The Company reclassified approximately $1.9 million from construction in progress to property, plant and equipment accordingly.

In 2009, total capital expenditures of $1.3 million were attributable to the addition of fixed assets for the development of new processing plant and the associated machineries. In this connection, our production capacity has been doubled by the third quarter end of 2009.

CRITICAL ACCOUNTING POLICIES & RECENT ACCOUNTING PRONOUNCEMENTS

●	Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

●	Basis of consolidation

The consolidated financial statements include the financial statements of China Marine and its subsidiaries.

All significant intercompany balances and transactions within the Company have been eliminated upon consolidation.

●	Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results could differ from these estimates.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

The Company maintains cash and cash equivalent balances at a financial institution in the PRC, which are insured by the People’s Bank of China. The Company had cash concentration risk of $42,496,598, $7,125,721 and $31,640,307 as of March 31, 2010, December 31, 2009 and 2008, respectively.

●	Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

As of March 31, 2010, December 31, 2009 and 2008, the allowance for doubtful accounts was $48,551, $94,643 and $24,218, respectively.

●	Inventories

Inventories consist of frozen products from marine catch, processed seafood products and materials used in the manufacture of the Company’s products. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include purchased cost of raw fishes, direct labor and manufacturing overhead costs. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of March 31, 2010, December 31, 2009 and 2008, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Buildings	30-50 years	10%
Plant and machinery	10-30 years	10%
Office equipments	8-10 years	10%
Motor vehicles	5 years	10%

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2052.

●	Impairment of long-lived assets

In accordance with the provisions of Accounting Standards Codification ("ASC") Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property, plant and equipment, land use rights and intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of March 31, 2010.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company derives revenues from the processing, distribution and sale of processed seafood products, sale of marine catch, and the sale and distribution of algae-based beverage products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate ranging from 13% to 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company recognizes revenue from the sale of products upon delivery to the customers and the transfer of title and risk of loss. The Company experienced no product returns and recorded no reserve for sales returns for the period ended March 31, 2010.

The Company has distributor arrangements with certain parties for sale of its processed seafood products and algae-based beverage products. The distributor agreements do not provide chargeback, price protection, or stock rotation rights.

Rental income from operating leases on real estate properties is recognized on a straight-line basis over the lease period.

●	Cost of Revenue

Cost of revenue consists primarily of purchase cost of raw fishes, direct labor, depreciation and manufacturing overhead, which are directly attributable to the manufacture of processed seafood products. Shipping and handling costs, associated with the distribution of seafood products to customers, are recorded in cost of revenue and are recognized when the related seafood product is shipped to the customer.

●	Government subsidy income

Subsidy income is received at a discretionary amount as determined by the local PRC government. Subsidy income is recognized at their fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying consolidated statements of operations at the period when it was received from the local PRC government.

●	Advertising expenses

Advertising costs are expensed as incurred under ASC Topic 720-35, “Advertising Costs”. The Company incurred advertising expense of $149,239, $196,461 and $151,177 for the three months period ended March 31, 2010, years ended December 31, 2009 and 2008, respectively.Research and development

Research and development costs are expensed when incurred in the development of new products or processes including significant improvements and refinements of existing products. Such costs mainly relate to labor and material cost. The Company incurred $52,385, $236,595 and $87,327 of such costs for the years ended December 31, 2009 and 2008, respectively.

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the accompanying consolidated statements of operation and comprehensive income as the related employee service is provided.

●	Comprehensive income

ASC Topic 220, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of changes in stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income taxes

The Company adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the three months period ended March 31, 2010, years ended December 31, 2009 and 2008, the Company did not have any interest and penalties associated with tax positions. As of March 31, 2010, December 31, 2009 and 2008, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operation and comprehensive income.

The reporting currency of the Company is the United States dollars ("US$"). The Company's subsidiaries in the PRC maintain their books and records in its local currency, the Renminbi Yuan ("RMB"), which is functional currency as being the primary currency of the economic environment in which these entities operate.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with SFAS No. 52, “ Foreign Currency Translation” , using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of changes in stockholders’ equity.

Translation of amounts from RMB into US$1 has been made at the following exchange rates for the respective period:

	March 31, 2010	March 31, 2009
Period-end rates RMB:US$1 exchange rate	6.8361	6.8456
Average rates RMB:US$1 exchange rate	6.8360	6.8466

	Decmeber 31, 2009	December 31, 2008
Period-end rates RMB:US$1 exchange rate	6.8372	6.8542
Average rates RMB:US$1 exchange rate	6.8409	6.9623

●	Stock-based compensation

The Company adopts ASC Topic 718-20, "Compensation - Stock Compensation" ("ASC 718-20"), using the fair value method. Under ASC 718-20, stock-based compensation cost is measured at the grant date based on the fair value of the award or using the Black-Scholes pricing model and is recognized as expense over the appropriate service period.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment reporting

ASC Topic 280,“ Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the three months period ended March 31, 2010, year ended December 31, 2009 and 2008, the Company operates in two principal reportable segments: sale of processed seafood products and trading of marine catch.

●	Fair value measurement

ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10") establishes a new framework for measuring fair value and expands related disclosures. Broadly, ASC 820-10 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820-10 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

●	Financial instruments

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, amount due to a stockholder, income tax payable and accrued liabilities and other payable are carried at cost which approximates fair value. The estimated fair value of short-term borrowing was $4.1 million and $4.3 million as of December 31, 2009 and 2008, respectively, based on current market prices or interest rates. Any changes in fair value of assets or liabilities carried at fair value are recognized in other comprehensive income for each period.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In June 2009, the Financial Accounting Standards Board (“FASB”) expanded ASC 810-10, to provide guidance for variable interest entities (VIEs). The change modifies our approach for determining the primary beneficiary of a VIE by assessing whether we have control over such entities. This change is effective for us on July 1, 2010. The Company is currently evaluating the requirements of the VIE provisions of ASC 810-10, but does not expect a material impact on its condensed consolidated financial statements.

In October 2009, the FASB issued Accounting Standard Update (ASU) No. 2009-13, “Revenue Recognition” (Topic 605). The accounting standard update addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. Specifically, this subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. ASU 2009-13 will be effective for us on July 1, 2010. The Company is currently evaluating the requirements of ASU 2009-13, but does not expect a material impact on its condensed consolidated financial statements.

FASB ASC 810, “Consolidation” (“ASC 810”), establishes accounting and reporting standards for minority interests, which are recharacterized as noncontrolling interests. ASC 810 was revised so that noncontrolling interests are classified as a component of equity separate from the parent’s equity; purchases or sales of equity interests that do not result in a change in control are accounted for as equity transactions; net income attributable to the noncontrolling interest are included in consolidated net income in the statement of operations; and upon a loss of control, the interest sold, as well as any interest retained, is recorded at fair value, with any gain or loss recognized in earnings. This revision was effective for the Company as of January 1, 2009. It applies prospectively, except for the presentation and disclosure requirements, for which it applies retroactively. In addition, ASC 810 amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under ASC 810. This phase of ASC 810 became effective for the Company on January 1, 2010 and did not impact the Company’s consolidation conclusions for its variable interest entities.

In January 2010, the FASB issued an amendment to the fair value measurement and disclosure standard improving disclosures about fair value measurements. This amended guidance requires separate disclosure of significant transfers in and out of Levels 1 and 2 and the reasons for the transfers. The amended guidance also requires that in the Level 3 reconciliation, the information about purchases, sales, issuances and settlements be disclosed separately on a gross basis rather than as one net number. The guidance for the Level 1 and 2 disclosures was adopted on January 1, 2010, and did not have an impact on our consolidated financial position, results of operations or cash flows. The guidance for the activity in Level 3 disclosures is effective January 1, 2011, and will not have an impact on our consolidated financial position, results of operations or cash flows as the amended guidance provides only disclosure requirements. The Company had no significant transfers between Level 1, 2 or 3 inputs during the quarter ended March 31, 2010.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements for the quarter ended March 31, 2010.

FOREIGN EXCHANGE EXPOSURE

Our sales are denominated in RMB and US dollars whilst our purchases and operating expenses are all denominated in RMB. As such, we may be exposed to any significant transactional foreign exchange exposure for our operations. However, to the extent that we may enter into transactions in currencies other than RMB in future, particularly as we penetrate into overseas markets, our financial results may be subject to fluctuations between those foreign currencies and RMB.

The percentage of our sales denominated in RMB and US dollars are as follows:

	Three months period ended March 31,
(%)	2010	2009
Sales
RMB	98.5	97.5
US dollars	1.5	2.5
Total	100.0	100.0

	Year ended December 31,
(%)	2009	2008	2007
Sales
RMB	97.4	95.1	99.5
US dollars	2.6	4.9	0.5
Total	100.0	100.0	100.0

On July 21, 2005, the RMB was unpegged against the US dollars and pegged against a basket of currencies on a “managed-float currency regime”. As at March 31, 2009, the exchange rate was approximately US$1.00 to RMB6.8361; and as at December 31, 2009, the exchange rate was approximately US$1.00 to RMB6.8372. There is no assurance that the PRC's foreign exchange policy will not be further altered. In the event that the PRC's policy is altered, significant fluctuations in the exchange rates of RMB against US dollars may arise. As a result we will be subject to significant foreign exchange exposure and in the event that we incur foreign exchange losses, our financial performance will be adversely affected.

Our net foreign exchange gains or losses for the last three financial years ended December 31, 2009, 2008 and 2007 are as follows:

	Year ended December 31,
	2009	2008	2007

Net foreign exchange (losses)/ gains (US$’000)	(3)	(19)	14
As a percentage of income before tax (%)	0.02	0.15	0.14

We do not have a formal hedging policy with respect to our foreign exchange exposure as our foreign exchange gains/ losses for the period under review have been relatively insignificant. We will continue to monitor our foreign exchange exposure in the future and will consider hedging any material foreign exchange exposure should the need arise. Should we enter into any hedging transaction in the future, such transaction shall be subject to review by our board of directors. In addition, should we establish any formal hedging policy in the future, such policy shall be subject to review and approval by our board prior to implementation.

INFLATION

During the period under review, inflation did not have a material impact on our financial performance.

Web Site Access to Our Periodic SEC Reports

You may read and copy any public reports we filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports and information statements, and other information that we filed electronically.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 27, 2009, China Marine Food Group Limited (the “Company”) dismissed Cordovano and Honeck LLP (“CHLLP”) as its independent registered public accounting firm. The decision to dismiss CHLLP was approved by the Board of Directors of the Company.

The reports of CHLLP on the Company’s balance sheet as of December 31, 2007  and the related statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal year ended December 31, 2007 and each of the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, there were no disagreements with CHLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of CHLLP, would have caused it to make reference to the subject matter of the disagreement in connection with their reports on the Company’s balance sheets as of December 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for each of the quarters in the year ended December 31, 2007.

During the fiscal year ended December 31, 2007 and each of the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Concurrently, the Company engaged ZYCPA Company Limited (formerly Zhong Yi (Hong Kong) C.P.A. Company Limited) as its new independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2008. During the Company’s two most recent fiscal years, ZYCPA was engaged as an independent accountant to audit the significant subsidiaries of the Company located in Hong Kong and the People’s Republic of China.

Prior to ZYCPA’s engagement, the Company did not consult with ZYCPA regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

On January 23, 2008, concurrent with the decision to dismiss ZYCPA as its independent auditor, the board of directors unanimously voted to engage CHLLP as its new independent auditor. ZYCPA is the affiliated firm of CHLLP in Asia.

We furnished a copy of this disclosure to ZYCPA and requested ZYCPA furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(1) of Regulation S-K and, if not, stating the reason in which it does not agree. A copy of this letter was filed by us as Exhibit 16 to our current report on Form 8-K, filed on January 31, 2008.

On January 27, 2009, concurrent with the decision to dismiss CHLLP, as its independent auditor, the Board of Directors unanimously voted to engage ZYCPA as its new independent auditor. ZYCPA is the affiliated firm of CHLLP in Asia.

We furnished a copy of this disclosure to CHLLP and requested CHLLP furnish us with a letter address to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(1) of Regulation S-K and, if not, stating the reason in which it does not agree. A copy of this letter was filed by us as Exhibit 16 to our current report on Form 8-K filed on February 2, 2009.

During the two most recent financial years ended December 31, 2009 and 2008 to the date of this statement, there were no disagreements with CHLLP and ZYCPA or any matter of accounting principals or practices, financial disclosures, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two most recent financial years ended December 31, 2007 and 2008 to the date of this statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates are fixed at the benchmark lending rate for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Interest rates for our short-term bank loans have been decreased quite significantly from 7.47% in the last quarter of 2008 to 5.31% in the same period of 2009. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities at $4.1 million would decrease net income before provision for income tax by approximately $41,000 per annum. Management monitors the banks’ interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the US dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB except for some cash and cash equivalents and accounts receivables. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between US dollar and RMB. If the RMB depreciates against the US dollar, the value of our RMB revenues, earnings and assets as expressed in our US dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the costs of our products and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling and distribution, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase to cope with these increased costs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

DIRECTORS AND OFFICERS

The following sets forth the name and position of each of our current executive officers and directors.

Directors Name	Age	Position held

Pengfei LIU	54	CEO, Secretary and Director

Marco Hon Wai KU	36	Chief Financial Officer

Weipeng LIU	34	Director

Xiaochuan LI	65	Independent Director

Changhu XUE	45	Independent Director

Honkau WAN	36	Independent Director

None of the Directors and Executive Officers is related to each other or the Substantial Shareholder.

Pengfei Liu is our CEO, Secretary and Director. He is the founder of our Company, and has been spearheading the expansion and growth of our Company. Mr. Liu is responsible for our operations, marketing, public relations, strategic planning and development of new products and markets and overall running of our Company.

From 1975 to 1981, Mr. Liu served as a seaman with the Zhejiang East Ocean Navy. From 1981 to 1993, he worked as a trader in seafood. In 1994, Mr. Liu established Mingxiang. In October 2003, Mr. Liu was elected as member of the executive committee of the China Aquatic Products Processing and Marketing Association (CAPPMA). In December 2003, Mr. Liu was appointed committee member of the Shishi Committee (Fujian Province) of the Chinese People’s Political Consultative Conference. In January 2005, Mr. Liu was elected vice-chairman of the executive committee of Quanzhou Food Products Industry Association. In December 2005, Mr. Liu was appointed as a member of the executive committee of the China Chamber of International Commerce, Shishi Chamber of Commerce. In August 2006, Mr. Liu was appointed executive member of the general meeting of the Fujian Aquatic Products Processing and Marketing Association (FAPPMA). Mr. Liu is not a member of the board of directors for any public company or any investment company, neither has he been a member of the board of directors for such companies for the past five years. The Board believes that Mr. Liu has the experience, qualifications, attributes and skills necessary to serve on the Board because of his over 30 years of experience in the seafood industry, his having provided leadership and strategic direction to the Company as its founder and his unparalleled knowledge of the Company and its business.

Marco Hon Wai Ku is our Chief Financial Officer and joined our Company in July 2007. He is responsible for the corporate finance function of our Company and oversees matters relating to accounting, financial administration and the compliance and reporting obligations of our Company. Mr. Ku obtained a bachelor’s degree in Finance from the Hong Kong University of Science and Technology in 1996, and is currently a Fellow Member of the Hong Kong Institute of Certified Public Accountants.

Prior to joining us, from 1996 to 2000, Mr. Ku was with KPMG, where he last held the position as Assistant Manager. From August 2000 to February 2003, he was the Manager - Corporate Services in Logistics Information Network Enterprise (HK) Limited, a subsidiary of Hutchison Port Holdings Ltd., where he later worked as Manager - Management Accounting from March 2003 to September 2004. From October 2004 to September 2005, he worked as a Financial Controller for Hongkong.com Company Limited (a Hong Kong listed company within the China.com Group). And from October 2005 to April 2007, he co-founded KISS Catering Group, which is a food and beverage business in Beijing. Mr. Ku is not a director of any public company or any investment company, neither has he been a member of the board of directors for such companies for the past five years.

Weipeng Liu is our Director, who is also employed to oversee the construction, operation and maintenance of our equipment and production facilities in the capacity of Manager of Operations. After graduating with a degree in mechanical design and manufacturing and automation from Fuzhou University in 1997, Mr. Liu joined our Company as Mingxiang and Rixiang’s facilities manager. He was appointed to serve as a director of Rixiang in October 2006. Mr. Liu is not a director of any public company or any investment company, neither has he been a member of the board of directors for such companies for the past five years. The Board believes that Mr. Liu has the experience, qualifications, attributes and skills necessary to serve on the Board because of his over 10 years of experience with the Company and his knowledge of our equipment and production facilities.

Xiaochuan Li has been the Director of the Division for Test of the Safety and Quality of Aquatic Products in the Yellow Sea Fisheries Research Institute of the Chinese Academy of Fishery Sciences since 1978, where he is responsible for the marine products processing technology research and carrying out coordination in terms of both quality and quantity examination and formulating related standards. From 1987 to 2005, Mr. Li was the Center Director of the National Center for Quality Supervision and Test of Aquatic Products. During his tenure, Mr. Li was responsible for overseeing the daily operation of the laboratory and inspection center. Mr. Li is not a director of any public company or any investment company, neither has he been a member of the board of directors for such companies for the past five years. The Board believes that Mr. Li has the experience, qualifications, attributes and skills necessary to serve on the Board because of his over 30 years of experience with the seafood industry, his management skills as the Director of the Division for Test of the Safety and Quality of Aquatic Products in the Yellow Sea Fisheries Research Institute of the Chinese Academy of Fishery Sciences and for his experience in testing and quality control of seafood products .

Changhu Xue is a professor of Aquatic Product Processing and Preserving Engineering at the Ocean University of China. Mr. Xue is a Council Member of China Society of Fisheries and the Chairman of the Fish Processing and Comprehensive Utilization Sub-committee of the China Society of Fisheries. He is also the Chief Secretary of the Steering Committee for Light Industry and Food Education in the Ministry of Education for the People’s Republic of China. Mr. Xue’s major focus of research has been in aquatic product processing and fisheries chemistry. Mr. Xue has completed over 20 state and provincial research projects including the research schemes in the National Natural Science Foundation of China and has published over 100 papers and articles in academic journals. In 1990, Mr. Xue was the first recipient of a doctoral degree in Agriculture and Aquatic Products in China. Mr. Xue has obtained 8 patent certificates and 2 technological achievements awarded by the provincial authority. Mr. Xue is not a director of any public company or any investment company, neither has he been a member of the board of directors for such companies for the past five years. The Board believes that Mr. Xue has the experience, qualifications, attributes and skills necessary to serve on the Board because of his extensive academic knowledge of the seafood industry and research accomplishments.

Honkau Wan has practiced as a certified public accountant (“CPA”) since 2003. His firm provides professional auditing, consultancy and secretarial services to his clients on a variety of industries. From 2000 to 2002, Mr. Wan served in a multi-national company as an internal auditor, where he participated in evaluating the internal control systems of the group companies and made recommendations to the management. The multi-national company was involved in the following industries: financial institutions, property development, airline and security broker in Hong Kong, China, United States and other Asia Pacific countries. From 1996 to 1999, Mr. Wan was with KPMG auditing financial institutions. Mr. Wan received a BBA in Accounting, with Honors, from the Hong Kong Polytechnic University in 1996. Mr. Wan is not a director of any public company or any investment company, neither has he been a member of the board of directors for such companies for the past five years. The Board believes that Mr. Wan has the experience, qualifications, attributes and skills necessary to serve on the Board because of his over 15 years of relevant experience in finance and accounting.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person, and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

SIGNIFICANT EMPLOYEES

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, persons nominated for such positions, or significant shareholders.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our directors, executive officers, or control persons have been involved in any of the following events during the past ten years:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time; or

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); or

●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

●
Being found by a court of competent jurisdiction (in a civil violation), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; or

●
Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: any Federal or State securities or commodities law or regulation; or any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity. This violation does not apply to any settlement of a civil proceeding among private litigants; or

●
Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

BOARD COMMITTEES

The Board of Directors is composed of five directors: Mr. Pengfei Liu, Mr. Weipeng Liu, Mr. Xiaochuan Li, Mr. Changhu Xue and Mr. Honkau Wan. All board action requires the approval of a majority of directors in attendance at a meeting at which a quorum is present.

On June 18, 2009, the Company established an Audit Committee of the Board with the responsibility for assisting the Board in fulfilling its oversight role regarding the Company’s financial reporting process, its system of internal control and its compliance with applicable laws, regulations and company policies. Honkau Wan, Xiaochuan Li, and Changhu Xue were elected to be members of the Audit Committee and shall serve the Committee until their successors are duly elected and qualified. On June 18, 2009, the Company also established a Governance Committee and a Compensation Committee, and elected Xiaochuan Li and Changhu Xue as members to each of the Committee.

The Audit Committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The Company’s Board of Directors has determined that the registrant has one audit committee financial expert, Honkau Wan, serving on its Audit Committee. Honkau Wan has been CPA since 2003 and understands the generally accepted accounting principles and financial statements. He is considered as independent director as defined in the listing standards applicable to the Registrant. His relevant experiences are disclosed in the above content in Item 10 of this Form 10-K.

The Nominating Committee is primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The Corporate Governance Committee is also responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The Company does not have procedures by which security holders may recommend nominees to the Company’s Board of Directors.

The Compensation Committee is primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

CODE OF ETHICS

We adopted a Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 on January 24, 2008. On August 10, 2009, we amended our Standards of Business Conduct and Finance Code of Professional Conduct. The amended Standards of Business and Finance Code of Professional Conduct apply to our officers, directors and employees. The principal change to the Finance Code of Professional Conduct was to make it applicable to all employees and not only employees in the finance department to comply with the rules of the NYSE/AMEX. The principal change to the Standard of Business Conduct was to provide guidelines to employees to report any suspected or known violations of the Finance Code of Professional Conduct, the Standards of Business Conduct, or other China Marine policies.

All employees will:
 •	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

 •
Provide shareholders with information that is accurate, complete, objective, fair, relevant, timely, and understandable, including information in our filings with and other submissions to the U.S. Securities and Exchange Commission and other public bodies.

 •	Comply with rules and regulations of federal, state, provincial and local governments, and of other appropriate private and public regulatory agencies.

 •	Action in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

 •	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

 •	Not use confidential information acquired in the course of one’s work for personal advantage.

 •	Share knowledge and maintain professional skills importance and relevancy to shareholders’ needs.

 •	Proactively promote and be an example of ethical behavior as a responsible individual among peers, in the working environment and the community.

 •	Exercise responsible use, control, and stewardship over all China Marine assets and resources that are employed by or entrusted to us.

 •
Not coerce, manipulate, mislead, or unduly influence any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of China Marine’s system of internal controls, financial statements, or accounting books and records.

This Finance Code of Professional Conduct embodies principles which we are expected to adhere to and advocate. These principles of ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to China Marine shareholders and the public. The CEO, CFO, and all employees are expected to abide by this Code. Any violations of the China Marine’s Finance Code of Professional Conduct may result in disciplinary action, up to and including termination of employment.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Background and Compensation Philosophy

Our Compensation Committee consists of Xiaochuan Li and Changhu Xue, both independent directors.  The Compensation Committee and, prior to its establishment in June 2009, our Board of Directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies, such as HQ Sustainable Maritime Industries, Inc., Zhongpin Inc. and American Dairy, Inc., and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee, on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our Board of Directors and Compensation Committee have not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The Compensation Committee makes an independent evaluation of appropriate compensation to key employees, with input from management. The Compensation Committee has oversight of executive compensation plans, policies and programs.

Our compensation program for our executive officers and all other employees is designed such that it will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our equity awards are subject to vesting to align the long-term interests of our executive officers with those of our stockholders.

Elements of Compensation

We provide our executive officers with a base salary and certain bonuses to compensate them for services rendered during the year. Our policy of compensating our executives with a cash salary has served us well. Because of our history of attracting and retaining executive talent, we do not believe it is necessary at this time to provide our executives equity incentives, or other benefits in order for us to continue to be successful, apart from the common stock award granted to Mr. Ku as described below.

Base Salary

The base salary paid to Mr. Pengfei Liu, Mr. Shaobin Yang and Mr. Marco Ku during 2007 was $22,000, $18,000 and $32,000, respectively. In 2008, the base salary paid to Mr. Liu, Mr. Yang and Mr. Ku was increased to approximately $138,000, $65,000 and $118,000, respectively. The 2009 annual compensation for Mr. Pengfei Liu, Mr. Marco Hon Wai Ku and Mr. Weipeng Liu is $140,000, $140,000 and $44,000, respectively. All such amounts were paid in cash. The value of base salary reflects each executive’s skill set and the market value of that skill set in the sole discretion of our Board of Directors and/or our executive officers. The compensation paid to our each independent directors Xiaochuan Li, Changhu Xue, and Honkau Wan in the year of 2009 are $8,800, $8,800, and $7,700, respectively.

Discretionary Bonus

We have determined and provided our executive officers with discretionary bonuses at the end of each fiscal year. Our Compensation Committee will review the necessity of such scheme on a yearly basis based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and contributions made by the officers’ to our success.  Since the PBT for the year ended December 31, 2009 was $16,703,071, Pengfei Liu and Weipeng Liu would be eligible to receive a discretionary bonus for 2009 in an amount of $131,000 and $27,000, respectively.

Equity Incentives

We have not established an equity based incentive program and have not granted stock based awards as a component of compensation, apart from the common stock award of approximately 30,000 shares awarded to Mr. Ku upon the completion of his third year’s service for the Company. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted if our Compensation Committee determines that it is in the best interests of our stockholders and the Company to do so.

Retirement Benefits

Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites

We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation

We do not provide our executives the opportunity to defer receipt of annual compensation.

The following table sets forth information for the period indicated with respect to the persons who served as our CEO, CFO and other most highly compensated executive officers who served on our board of directors.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Pengfei Liu, CEO	2007	22,000	26,000	-	-	-	-	-	48,000
	2008	138,000	98,000	-	-	-	-	-	236,000
	2009	140,000	131,000						271,000

Shaobin Yang, Deputy CEO (1)	2007	18,000	16,000	-	-	-	-	-	34,000
	2008	65,000	33,000	-	-	-	-	-	98,000

Marco Hon Wai Ku, CFO (2)	2007	32,000	-	-	-	-	-	-	32,000
	2008	118,000	-	34,000	-	-	-	-	152,000
	2009	140,000	-	105,000					245,000

Weipeng Liu, Director	2007	11,000	11,000	-	-	-	-	-	22,000
	2008	43,000	20,000	-	-	-	-	-	63,000
	2009	44,000	27,000						71,000
(1)	Mr. Yang resigned from the Company on December 28, 2008.
(2)	Mr. Ku joined the Company in July 2007.

On November 17, 2007, we entered into a reverse acquisition transaction with Ocean Technology that was structured as a share exchange and in connection with that transaction; Mr. Liu became the Chief Executive Officer (“CEO”). Prior to the effective date of the reverse acquisition, Mr. Liu served at Ocean Technology as the CEO. The annual, long term and other compensation shown in this table include the amount Mr. Liu received from Ocean Technology prior to the consummation of the reverse acquisition.

SERVICE AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

On November 17, 2007, we entered into separate service agreements (“Service Agreements”) with our executive directors, namely, Pengfei Liu, Shaobin Yang and Weipeng Liu, on substantially similar terms, which will remain effective until December 31, 2010. On December 28, 2008, the Company received the resignation of Shaobin Yang as our Executive Director and Deputy Chief Executive Officer. Mr. Yang resigned for personal reasons and had no disagreements with the Company, its Board of Directors or management. After December 31, 2010, each of the Service Agreements will continue for a further term of three years unless otherwise terminated by the respective parties to the Service Agreement giving not less than six months’ notice in writing to the counterparty to such agreement. Each of the Service Agreements may be terminated if any of the executive directors commits a breach of his Service Agreement, such as being convicted of any offence involving fraud or dishonesty or being adjudicated bankrupt. There are no benefits payable to an executive director upon termination of his Service Agreement. The Service Agreement covers the terms of employment, such as salary and bonus.  A copy of each of the Service Agreements for each of our three directors was filed as Exhibits 10.5, 10.6 and 10.7 of the Form 8-K filed on November 23, 2007 with the Commission.

We also have entered into a service agreement with Marco Hon Wai Ku who joined the Company as our chief financial officer in July 2007. The service agreement with Mr. Ku is renewable on a year-to-year basis and may be terminated by either party giving not less than two months’ notice in writing to the other. The service agreement was renewed in July 2009 for an additional one year term.  The service agreement may also be terminated if Mr. Ku commits a breach of the agreement, such as being convicted of any offence involving fraud or dishonesty or being adjudicated bankrupt. The service agreement covers the terms of employment, such as salary and bonus. Under the service agreement, Mr. Ku has also agreed not to enter into businesses that will compete with us for a period of six months after the termination of the service agreement.  Mr. Ku will be paid annual cash compensation, including his travel and housing allowance, of approximately $140,000, and will receive a common stock award of 30,000 shares upon the completion of his third year’s service for the Company.

We also have entered into Independent Director Agreements (the “Agreements”) with Xiaochuan Li, Changhu Xue and Honkau Wan (“Director” or “Directors”). The Agreements shall terminate on the date of the Director’s removal or resignation with each 12-month period ending on the anniversary date of the Director’s appointment constituting a Service Year. Compensation for Xiaochuan Li and Changhu Xue shall be RMB60,000 and Honkau Wan should be HK$60,000 per Service Year, respectively. Further, the Company will reimburse the Directors for expenses incurred in good faith in the performance of the Director’s duties for the Company.

We will bear all travelling and travel-related expenses, entertainment expenses and other out-of-pocket expenses reasonably incurred by our executive directors in the process of discharging their respective duties on our behalf.

The following table sets forth the total compensation paid to each independent Board member in 2009.

Director Compensation For 2009
Name				Fees
	Earned
	or paid		Stock
	in Cash		Awards	Total

Xiaochuan LI	$8,776	(1)	$0	$8,776
Changhu XUE	$8,776	(1)	$0	$8,776
Honkau WAN	$7,692	(2)	$0	$7,692
TOTAL				$25,244

(1)	This amount is based on the exchange rate as of December 31, 2009 of US$1 equal to RMB6.8372.

(2)	This amount is based on the exchange rate of US$1 equal to HK$7.80.

Director Compensation For 2008
Name				Fees
	Earned
	or paid		Stock
	in Cash		Awards	Total

Xiaochuan LI	$8,754	(1)	$0	$8,754
Changhu XUE	$8,754	(1)	$0	$8,754
Honkau WAN	$7,692	(2)	$0	$7,692
TOTAL				$25,200

(1)	This amount is based on the exchange rate as of December 31, 2008 of US$1 equal to RMB6.8542.

(2)	This amount is based on the exchange rate of US$1 equal to HK$7.80.

Except as disclosed herein, we have no other existing or proposed service agreement with any of our directors.

BONUSES AND DEFERRED COMPENSATION

In addition, we will pay to each of Pengfei Liu and Weipeng Liu an incentive bonus based on our PBT, where “PBT” refers to the audited combined profit from our operations and before income tax and before any dividend distribution (excluding non-recurring exceptional items and extraordinary items) and before minority interests for the relevant financial year.

The amount of incentive bonus that Pengfei Liu is expected to receive in each financial year will be determined as follows:

PBT	Rate of Incentive Bonus
Pengfei Liu
Where the PBT is between US $ 10,684,000 and US $ 13,356,000	0.75% of the PBT
Where the PBT is US $ 13,356,000 or more but not more than US $ 16,027,000	0.75% of the PBT for the first US $ 13,356,000 of PBT; and 1.0% on the amount over US $ 13,356,000
Where the PBT is US $ 16,027,000 and above	0.75% of the PBT for the first US $ 13,356,000 of PBT; 1.0% on the US $ 2,671,000 after the first US $ 13,356,000 of PBT; and 1.5% on the amount over US $ 16,027,000

The amount of incentive bonus that Weipeng Liu is expected to receive in each financial year will be determined as follows:

PBT	Rate of Incentive Bonus
Weipeng Liu
Where the PBT is between US $ 10,684,000 and US $ 13,356,000	0.15% of the PBT
Where the PBT is above US $ 13,356,000	0.15% of the PBT for the first US $ 13,356,000 of PBT; and 0.25% on the amount over US $ 13,356,000

The incentive bonuses will be paid in the first quarter of the year following the year of assessment. The first assessment year for incentive bonuses will be year 2008.

This particular performance metric was chosen by the board of directors because they believed that such scheme would help in measuring the rewards provided to the senior executives and the directors in an open, fair, and measurable manner given the bonuses were tied in with the performance of the group. A progressive basis was selected because the senior executives and the directors could be highly motivated under the said scheme and we believe this should improve long-term stockholder value over time. This particular performance metric was arbitrarily determined by the board of directors after considering our historical business performance and the expected returns which could be possibly achieved if the business strategies and development plans could be implemented and well managed by the management. This performance metric will be consistently reviewed by the Compensation Committee.

We do not have any deferred compensation or retirement plans.

OPTION GRANTS IN THE LAST FISCAL YEAR

We did not grant any options or stock appreciation rights to our named executive officers or directors in the fiscal year 2009. As of December 31, 2009, none of our executive officers or directors owned any of our derivative securities.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Amended Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us is in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding beneficial ownership of the 28,393,650 shares of common stock that were issued and outstanding as of June 11, 2010 (i) by each person who is known to us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise indicated each stockholder has sole voting power and dispositive power with respect to the indicated shares.

Unless otherwise specified, the address of each of the persons set forth below is in care of Da Bao Industrial Zone, Shishi City, Fujian, China, 362700.

Title of Class	Name & Address of Beneficial Owner	Office, If Applicable	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock $0.001 par value	Pengfei Liu Dabao Industrial Zone, Shishi City, Fujian Province, China	CEO	11,806,537	41.4%

Common Stock $0.001 par value	Marco Hon Wai Ku Dabao Industrial Zone, Shishi City, Fujian Province, China	CFO	54,000	0.2%

Common Stock $0.001 par value	Jayhawk Private Equity Fund, LP (1) 5410 West 61st Place, Suite 100 Mission, KS 66205		1,892,822	6.6%

Common Stock $.001 par value	All officers and directors as a group		11,860,537	41.6%

(1)
Includes shares of common stock and shares issuable upon exercise of warrants owned by the two affiliated entities Jayhawk Private Equity Fund, LP and Jayhawk Private Equity Co-Invest Fund, LP. Jayhawk Private Equity Fund, LP is the beneifical owner of 1,341,069 shares of common stock and 398,603 shares issuable upon exercise of warrants, and Jayhawk Private Equity Co-Invest Fund, LP is the beneficial owner of 84,529 shares of common stock and 68,621 shares issuable upon exercise of warrants, respectively.

CHANGES OF CONTROL

There are currently no arrangements which would result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTED PERSON TRANSACTIONS

Except as disclosed herein, we have not entered into any related transaction with any of our directors, executive officers or controlling shareholder or their affiliates.

The transactions discussed in this section were not available to third parties. Pengfei Liu was the only beneficial owner of Xianglin, Jixiang, Mingxiang and Rixiang when each of the transactions took place. This is why Pengfei Liu and his wife, Yazuo Qiu, would provide financing for the companies in advance and provide guarantees without any consideration.

Past Interested Person Transactions

Details of the material interested person transactions for the fiscal years ended December 31, 2009, 2008 and 2007 are set forth below:

Year of Transaction	Acquirer	Acquiree	Nature/Amount of Property Acquired or to be Acquired	Terms of Transaction

2007	Ocean Technology	Pengfei Liu, CEO and Controlling Shareholder	$262,000 advance.	Advance was unsecured, repayable on demand and interest-free.

2008	Ocean Technology	Pengfei Liu, CEO and Controlling Shareholder	$170,000 advance.	Advance was unsecured, repayable on demand and interest-free.

2009	Ocean Technology	Pengfei Liu, CEO and Controlling Shareholder	$70,000 advance.	Advance was unsecured, repayable on demand and interest-free.

From time to time, we have extended advances to Pengfei Liu. The amounts advanced to Pengfei Liu were interest-free, unsecured and had no fixed terms of repayment. All advances to Pengfei Liu have been fully repaid as at October 31, 2005. Pengfei Liu had also, from time to time, extended advances to us for working capital purposes.

Present Interested Person Transactions

a)	Provision of guarantees by Pengfei Liu and Yazuo Qiu

As at December 31, 2009, the guarantees provided by these directors and their respective associates to secure bank facilities from the Agricultural Bank of China, Shishi Branch, are as follows:

Party to which banking facilities are granted	Loan Amount (US$’000)	Outstanding Loan Amount (US$’000)	Guarantees

Mingxiang	790	790	Guaranteed by Pengfei Liu and Yazuo Qiu

Mingxiang	439	439	Guaranteed by Pengfei Liu and Yazuo Qiu

Mingxiang	570	570	Guaranteed by Pengfei Liu and Yazuo Qiu

Mingxiang	731	731	Guaranteed by Pengfei Liu and Yazuo Qiu

Mingxiang	585	585	Guaranteed by Pengfei Liu and Yazuo Qiu

Mingxiang	585	585	Guaranteed by Pengfei Liu and Yazuo Qiu

Mingxiang	439	439	Guaranteed by Pengfei Liu and Yazuo Qiu

The facilities provided by the Agricultural Bank of China, Shishi Branch, were used to finance our working capital requirements.

As at December 31, 2009, the total outstanding loan amounts held by us were approximately $4.1 million, and the full amounts are guaranteed by Pengfei Liu and Yazuo Qiu. The effective interest rate on these short-term loans is approximately 5.31%  per annum. No consideration was provided to Pengfei Liu and Yazuo Qiu in exchange for their guarantees.

As of December 31, 2009, Mingxiang is contingently liable as guarantor with respect to the loans of $731,294 (equivalent to RMB5,000,000) and $438,776 (equivalent to RMB3,000,000) to two unrelated third parties, Shishi Yu Ching Knitting and Clothing Company (“Yu Ching”) and Shishi Han Jiang Hua Lian Knitting and Clothing Factory (“Han Jiang Hua Lian”), respectively. The term of these guarantees are commenced from July 2009 through July 2011, with a renewal provision of 2 years. At any time from the date of guarantees, should Yu Ching or Han Jiang Hua Lian fail to make their due debt payments, Mingxiang will be obligated to perform under the guarantees by primarily making the required payments, including late fees and penalties. The maximum potential amount of future payments that the Mingxiang is required to make under the guarantees is $1,170,070 (equivalent to RMB8,000,000).

According to the Personal Guarantee Agreement between Mingxiang and Mr. Liu, Mr. Liu agreed to bear all liabilities and costs to be incurred from a direct claim by the creditor if either Yu Ching or Han Jiang Hua Lian fails to make payment to the creditor upon due dates.

In accordance with ASC 460-10 “Guarantees”, a guarantor must recognize a liability for the fair value of the obligations it assumes under certain guarantees. Mingxiang did not receive any consideration for the guarantee and has determined the indemnification fair value to be insignificant. As of December 31, 2009, the Company has not recorded any liabilities under these guarantees.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

All ongoing and future transactions between us and any of our officers and directors and their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by the Corporate Governance and Nominating Committee (whose members are “independent” directors) and by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested (“independent”) directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. We will not enter into a business combination or invest alongside any of our directors, officers, any affiliate of ours or of any of our directors or officers or a portfolio company of any affiliate of our directors or officers.

POTENTIAL CONFLICTS OF INTERESTS

Save as disclosed below and under the section “Interested Person Transactions”, during the past three financial years:

a)	None of our directors, executive officers or controlling shareholder or their affiliates have had any interest, direct or indirect, in any material transaction to which we are a party.

b)
None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any company that carries the same business or similar trade which competes materially and directly with our existing business.

c)
None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any enterprise or company that is our major customer or supplier of goods or services.

d)
None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any material transaction we have undertaken within the last three years.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA MARINE FOOD GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and stockholders of
China Marine Food Group Limited

We have audited the accompanying consolidated balance sheets of China Marine Food Group Limited and its subsidiaries (“the Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for the years ended December 31, 2009 and 2008. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of their operation and their cash flows for the years ended December 31, 2009 and 2008 and in conformity with accounting principles generally accepted in the United States of America.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
Certified Public Accountants

Hong Kong, China
March 22, 2010

CHINA MARINE FOOD GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

	As of December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$7,143,232	$31,640,307
Accounts receivable, net	18,834,062	4,819,434
Inventories	3,876,950	6,679,488
Note receivable	26,399,696	-
Prepaid expenses and other current assets	151,653	326,977

Total current assets	56,405,593	43,466,206

Property, plant and equipment, net	8,599,977	5,944,515
Land use rights, net	615,355	630,150
Prepayment for land use right	2,274,323	-
Construction in progress	-	1,604,855

TOTAL ASSETS	$67,895,248	$51,645,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$4,139,121	$4,289,341
Accounts payable, trade	885,286	416,463
Amount due to a stockholder	69,587	170,091
Income tax payable	618,664	362,326
Accrued liabilities and other payable	2,334,384	1,387,427

Total current liabilities	8,047,042	6,625,648

Commitments and contingencies (see Note 19)

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2009 and 2008	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 23,413,639 and 23,026,301 shares issued and outstanding as of December 31, 2009 and 2008	23,414	23,026
Additional paid-in capital	16,888,532	16,752,945
Statutory reserve	5,614,517	4,883,700
Accumulated other comprehensive income	3,576,135	3,448,436
Retained earnings	33,745,608	19,911,971

Total stockholders’ equity	59,848,206	45,020,078

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,895,248	$51,645,726

See accompanying notes to consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Years ended December 31,
	2009	2008

Revenue, net	$69,585,683	$48,798,804

Cost of revenue (inclusive of depreciation and amortization)	(50,456,225)	(33,606,972)

Gross profit	19,129,458	15,191,832

Operating expenses:
Depreciation and amortization	(79,725)	(58,310)
Sales and marketing	(608,685)	(608,259)
General and administrative	(2,276,006)	(2,067,802)

Total operating expenses	(2,964,416)	(2,734,371)

Income from operations	16,165,042	12,457,461

Other income (expenses):
Subsidy income	309,901	68,225
Rental income	82,299	73,941
Interest income	288,687	505,173
Interest expense	(230,433)	(319,229)

Income before income taxes	16,615,496	12,785,571

Income tax expense	(2,051,042)	(1,662,761)

NET INCOME	$14,564,454	$11,122,810

Other comprehensive income:
- Foreign currency translation gain	127,699	2,195,540

COMPREHENSIVE INCOME	$14,692,153	$13,318,350

Net income per share – basic	$0.63	$0.48
Net income per share – diluted	$0.60	$0.48

Weighted average shares outstanding – basic	23,062,839	23,010,842
Weighted average shares outstanding – diluted	24,391,942	23,010,842

See accompanying notes to consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2009	2008

Cash flows from operating activities:
Net income	$14,564,454	$11,122,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	330,419	237,400
Loss on disposal of property, plant and equipment	1,386	156,681
Stock issued to an executive	66,975	77,136
Stock issued for service	69,000	96,420
Allowance for doubtful accounts	70,425	3,196
Changes in operating assets and liabilities:
Accounts receivable	(14,085,053)	(639,193)
Inventories	2,802,538	(5,492,153)
Prepaid expenses and other current assets	175,324	(161,449)
Accounts payable, trade	468,823	(20,157)
Income tax payable	256,338	21,232
Accrued liabilities and other payable	946,957	598,575

Net cash provided by operating activities	5,667,586	6,000,498

Cash flows from investing activities:
Purchase of property, plant and equipment	(353,177)	(634,069)
Proceeds from disposal of property, plant and equipment	-	13,906
Cash paid to construction in progress	(995,235)	(3,558,441)
Cash paid to prepayment for land use right	(2,274,323)	-
Advances to note receivable	(26,399,696)	-

Net cash used in investing activities	(30,022,431)	(4,178,604)

Cash flows from financing activities:
Repayment of amount due to a stockholder	(100,504)	(92,297)
Proceeds from short-term borrowings	4,139,121	8,844,844
Payment on short-term borrowings	(4,289,341)	(5,388,690)

Net cash (used in) provided by financing activities	(250,724)	3,363,857

Effect of exchange rate changes in cash and cash equivalents	108,494	1,977,909

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24,497,075)	7,163,660

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	31,640,307	24,476,647

CASH AND CASH EQUIVALENTS, END OF YEAR	$7,143,232	$31,640,307

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$1,794,704	$1,641,529
Cash paid for interest	$230,433	$319,229

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Transfer from construction in progress to property, plant and equipment	$2,600,090	$-

See accompanying notes to consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Common stock		Additional paid-in	Statutory	Accumulated other comprehensive	Retained	Total stockholder’s
	No. of shares	Amount	capital	reserve	income	earnings	equity

Balance as of December 31, 2007	22,972,301	$22,972	$16,579,443	$3,110,266	$1,252,896	$10,562,595	$31,528,172

Stock issued to an executive	24,000	24	77,112	-	-	-	77,136
Stock issued for service	30,000	30	96,390	-	-	-	96,420
Net income for the year	-	-	-	-	-	11,122,810	11,122,810
Appropriation to statutory reserve	-	-	-	1,773,434	-	(1,773,434)	-
Foreign currency translation adjustment	-	-	-	-	2,195,540	-	2,195,540

Balance as of December 31, 2008	23,026,301	$23,026	$16,752,945	$4,883,700	$3,448,436	$19,911,971	$45,020,078

Stock issued to an executive	30,000	30	66,945	-	-	-	66,975
Stock issued for service	25,051	25	68,975	-	-	-	69,000
Exercise of warrants	332,287	333	(333)	-	-	-	-
Net income for the year	-	-	-	-	-	14,564,454	14,564,454
Appropriation to statutory reserve	-	-	-	730,817	-	(730,817)	-
Foreign currency translation adjustment	-	-	-	-	127,699	-	127,699

Balance as of December 31, 2009	23,413,639	$23,414	$16,888,532	$5,614,517	$3,576,135	$33,745,608	$59,848,206

See accompanying notes to consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

1.        ORGANIZATION AND BUSINESS BACKGROUND

China Marine Food Group Limited (“China Marine” or “the Company”) was incorporated in the State of Nevada on October 1, 1999 in the former name of New Paradigm Productions, Inc. On November 16, 2007, the Company changed its current name to “China Marine Food Group Limited”.

China Marine, through its subsidiaries, mainly engages in the manufacture and distribution of seafood products, including dried and frozen seafood products, and trades with customers in domestic and overseas markets, with its principal place of business in Shishi City, Fujian Province, China.

Recapitalization and reorganization

On November 17, 2007, China Marine completed a stock exchange transaction with the stockholders of Ocean Technology (China) Company Limited (“Ocean Technology”), whereby 15,624,034 shares of the Company’s common stock were issued to the stockholders of Ocean Technology in exchange for 100% of their outstanding capital stock in Ocean Technology. As a result of the stock exchange, the former stockholders of Ocean Technology owned approximately 93.15% of the issued and outstanding shares of common stock of the Company.

Concurrently with the closing of the stock exchange on November 17, 2007, China Marine completed a private placement of securities to certain accredited investors who subscribed to units consisting of one share of common stock and one warrant to purchase one-fifth of one share of the common stock. The investors subscribed to an aggregate of 6,199,441 units, consisting of 6,199,441 shares of the Company’s common stock and warrants to purchase an aggregate of 1,239,888 shares of the common stock at $3.214 per unit. The units were offered and sold pursuant to exemptions from registration under the Securities Act of 1933, including without limitation, Regulation D and Regulation S promulgated under the Securities Act. The gross cash proceeds from the private placement totaled $19,925,000 less estimated offering expenses of $5,941,014 cash and warrant shares granted. Also in connection with this stock exchange and private placement transactions, China Marine granted 929,916 warrant shares to certain agents and consultants exercisable at $4.1782 per share for a term of 3 years.

On November 16, 2007, China Marine approved to change to its current name with a new stock symbol "CMFO”.

Upon completion of the stock exchange and private placement transactions, Ocean Technology became a wholly-owned subsidiary of China Marine. The stock exchange transaction has been accounted for as a reverse acquisition and recapitalization of China Marine whereby Ocean Technology is deemed to be the accounting acquirer (legal acquiree) and China Marine to be the accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of Ocean Technology, with the assets and liabilities, and revenues and expenses, of China Marine being included effective from the date of stock exchange transaction. China Marine is deemed to be a continuation of the business of Ocean Technology.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

Business history of subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest held

Ocean Technology (China) Company Limited (“Ocean Technology”)	Hong Kong, a limited liability company	Investment holding in Hong Kong	10,000 issued shares of HK$1 each	100%

Shishi Rixiang Marine Foods Co., Ltd. (“Rixiang”)	The PRC, a limited liability company	Trading and distribution of marine products in the PRC and overseas	$11,000,000	100%

Shishi Huabao Mingxiang Foods Co., Ltd (“Mingxiang”)	The PRC, a limited liability company	Property holding	RMB30,000,000	100%
Shishi Huabao Jixiang Water Products Co., Ltd (“Jixiang”)	The PRC, a limited liability company	Property holding	RMB4,500,000	100%

Shishi Xianglin Trading Co., Ltd. (“Xianglin”)	The PRC, a limited liability company	Dormant	RMB800,000	100%

China Marine and its subsidiaries are hereinafter referred to as “the Company”.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

●	Basis of consolidation

The consolidated financial statements include the financial statements of China Marine and its subsidiaries.

All significant intercompany balances and transactions within the Company have been eliminated upon consolidation.

●	Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results could differ from these estimates.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

The Company maintains cash and cash equivalent balances at a financial institution in the PRC, which are insured by the People’s Bank of China. The Company had cash concentration risk of $7,125,721 and $31,640,307 as of December 31, 2009 and 2008, respectively.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

●	Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

As of December 31, 2009 and 2008, the allowance for doubtful accounts was $94,643 and $24,218, respectively.

●	Inventories

Inventories consist of frozen products from marine catch, processed seafood products and materials used in the manufacture of the Company’s products. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include purchased cost of raw fishes, direct labor and manufacturing overhead costs. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of December 31, 2009 and 2008, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Buildings	30-50 years	10%
Plant and machinery	10-30 years	10%
Office equipments	8-10 years	10%
Motor vehicles	5 years	10%

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2052.

●	Impairment of long-lived assets

In accordance with the provisions of Accounting Standards Codification ("ASC") Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property, plant and equipment, land use rights and construction in progress held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of December 31, 2009 and 2008.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company derives revenues from the processing, distribution and sale of processed seafood products and sale of marine catch. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate ranging from 13% to 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company recognizes revenue from the sale of products upon delivery to the customers and the transfer of title and risk of loss. The Company experienced no product returns and has recorded no reserve for sales returns for the years ended December 31, 2009 and 2008.

The Company has distributor arrangements with certain parties for sale of its processed seafood products. The distributor agreements do not provide chargeback, price protection, or stock rotation rights. Accordingly, the Company records the revenue, net of VAT incurred when products are delivered to and received by the distributors.

Rental income from operating leases on real estate properties is recognized on a straight-line basis over the lease period.

●	Cost of revenue

Cost of revenue consists primarily of purchase cost of raw fishes, packaging materials, direct labor, depreciation and manufacturing overhead, which are directly attributable to the manufacture of processed seafood products and marine catch. Shipping and handling costs, associated with the distribution of finished products to customers, are borne by the customers.

●	Government subsidy income

Subsidy income is received at a discretionary amount as determined by the local PRC government. Subsidy income is recognized at their fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying consolidated statements of operations at the period when it was received from the local PRC government.

●	Advertising costs

Advertising costs are expensed as incurred under ASC Topic 720-35, “Advertising Costs”. The Company incurred advertising expense of $196,461 and $151,177 for the years ended December 31, 2009 and 2008, respectively.

●	Research and development

Research and development costs are expensed when incurred in the development of new products or processes including significant improvements and refinements of existing products. Such costs mainly relate to labor and material cost. The Company incurred $236,595 and $87,327 of such costs for the years ended December 31, 2009 and 2008, respectively.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the accompanying consolidated statements of operation and comprehensive income as the related employee service is provided.

●	Comprehensive income

ASC Topic 220, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of changes in stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income taxes

The Company adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the years ended December 31, 2009 and 2008, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2009 and 2008, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operation and comprehensive income.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

The reporting currency of the Company is the United States Dollars ("US$"). The Company's subsidiaries in the PRC maintain their books and records in its local currency, the Renminbi Yuan ("RMB"), which is functional currency as being the primary currency of the economic environment in which these entities operate.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of changes in stockholders’ equity.

Translation of amounts from RMB into US$1 has been made at the following exchange rates for the respective year:

	2009	2008
Year-end rates RMB:US$1 exchange rate	6.8372	6.8542
Average yearly rates RMB:US$1 exchange rate	6.8409	6.9623

●	Stock-based compensation

The Company adopts ASC Topic 718-20, "Compensation - Stock Compensation" ("ASC 718-20"), using the fair value method. Under ASC 718-20, stock-based compensation cost is measured at the grant date based on the fair value of the award or using the Black-Scholes pricing model and is recognized as expense over the appropriate service period.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended December 31, 2009 and 2008, the Company operates in two principal reportable segments: sale of processed seafood products and trading of marine catch.

●	Fair value measurement

ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10") establishes a new framework for measuring fair value and expands related disclosures. Broadly, ASC 820-10 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820-10 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

●	Financial instruments

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, amount due to a stockholder, income tax payable and accrued liabilities and other payable are carried at cost which approximates fair value. The estimated fair value of short-term borrowing was $4.1 million and $4.3 million as of December 31, 2009 and 2008, respectively, based on current market prices or interest rates. Any changes in fair value of assets or liabilities carried at fair value are recognized in other comprehensive income for each period.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

During 2009, Accounting Standards Codification (“ASC”) became the source of authoritative U.S. GAAP recognized by the Financial Accounting Standards Board (“FASB”) for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for registrants. The discussion below includes the applicable ASC reference.

The Company adopted ASC Topic 810-10, “Consolidation” (formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”) effective January 2, 2009. Topic 810-10 changes the manner of presentation and related disclosures for the noncontrolling interest in a subsidiary (formerly referred to as a minority interest) and for the deconsolidation of a subsidiary. The adoption of these sections did not have a material impact on the Company’s consolidated financial statements.

ASC Topic 815-10, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”) was adopted by the Company effective January 2, 2009. The guidance under ASC Topic 815-10 changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses.

In April 2009, the FASB issued an update to ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10) (formerly FASB Staff Position No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). The standard provides additional guidance on estimating fair value in accordance with ASC 820-10 when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate if a transaction is not orderly. The Company adopted this pronouncement effective April 1, 2009 with no impact on its consolidated financial statements.

In April 2009, the FASB issued FSP SFAS No. 107-1, “Disclosures about Fair Value of Financial Instruments” (“ASC 825-10”). ASC 825-10 requires fair value of financial instruments disclosure for interim reporting periods of publicly traded companies as well as in annual financial statements. ASC 825-10 is effective for interim periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. There was no material impact to the Company’s consolidated financial statements as a result of the adoption of ASC 825-10.

In April 2009, the FASB issued FSP APB No. 28-1, “Interim Financial Reporting” (“ASC 825-10”). ASC 825-10 requires the fair value of financial instruments disclosure in summarized financial information at interim reporting periods. ASC 825-10 is effective for interim periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. There was no material impact to the Company’s consolidated financial statements as a result of the adoption of ASC 825-10.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

In June 2009, the FASB finalized SFAS No. 167, “Amending FASB interpretation No. 46(R)”, which was included in ASC Topic 810-10-05 “Variable Interest Entities”. The provisions of ASC Topic 810-10-05 amend the definition of the primary beneficiary of a variable interest entity and will require the Company to make an assessment each reporting period of its variable interests. The provisions of this pronouncement are effective January 1, 2010. The Company is evaluating the impact of the statement on its consolidated financial statements.

In July 2009, the FASB issued SFAS No. 168, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 168 codified all previously issued accounting pronouncements, eliminating the prior hierarchy of accounting literature, in a single source for authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS 168, now ASC Topic 105-10 “Generally Accepted Accounting Principles”, is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement did not have an effect on the Company’s consolidated financial statements.

In August 2009, the FASB issued an update of ASC Topic 820, “Measuring Liabilities at Fair Value ”. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using prescribed techniques. The Company adopted the new guidance in the third quarter of 2009 and it did not materially affect the Company’s financial position and results of operations.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force)” which amends ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements.” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for us for revenue arrangements entered into or materially modified on or after April 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the application date and the impact of this standard on its consolidated financial statements.

In September 2009, the FASB issued certain amendments as codified in ASC 605-25, “Revenue Recognition; Multiple-Element Arrangements.” These amendments provide clarification on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. An entity is required to allocate revenue in an arrangement using estimated selling prices of deliverables in the absence of vendor-specific objective evidence or third-party evidence of selling price. These amendments also eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. The amendments significantly expand the disclosure requirements for multiple-deliverable revenue arrangements. These provisions are to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company is currently evaluating the impact of these amendments to its consolidated financial statements.

In November 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860) – Accounting for Transfers of Financial Assets,” which formally codifies FASB Statement No. 166, “Accounting for Transfers of Financial Assets.” ASU 2009-16 is a revision to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and requires more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transfer of financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. The provisions are effective January 1, 2010, for a calendar year-end entity, with early application not being permitted. Adoption of these provisions is not expected to have a material impact on the Company’s consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

3.	ACCOUNTS RECEIVABLE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required.

Accounts receivable consisted of the following:

	As of December 31,
	2009	2008

Accounts receivable, at cost	$18,928,705	$4,843,652
Less: allowance for doubtful accounts	(94,643)	(24,218)

Accounts receivable, net	$18,834,062	$4,819,434

For the years ended December 31, 2009 and 2008, the Company provided the allowance for doubtful accounts of $70,425 and $3,196, respectively.

4.	INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2009	2008

Raw materials	$510,104	$5,076,881
Work-in-process	3,018,720	1,262,854
Finished goods	151,197	126,300
Packaging materials	196,929	213,453

Total	$3,876,950	$6,679,488

For the years ended December 31, 2009 and 2008, the Company recorded no allowance for slow-moving and obsolete inventories.

5.	NOTE RECEIVABLE

On November 27, 2009, the Company’s subsidiary, Mingxiang entered into a Credit or Share Purchase Option Agreement (the “Agreement”) among Shishi Xianghe Food Science and Technology Co., Ltd (“Xianghe”) and its owner, Mr. Qiu Shang Jing (“Mr. Qiu”). Pursuant to the Agreement, Mingxiang provided a short-term loan to Xianghe in the amount of approximately $26,400,000 (equivalent to RMB180,500,000) for working capital purposes, which carried interest at 5% per annum, monthly payable and matures on January 26, 2010. This loan was secured by all of the registered capital of Xianghe owned by Mr. Qiu.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

In addition, the Agreement offered Mingxiang the option to acquire from Mr. Qiu 80% registered capital of Xianghe at a consideration of approximately $27,800,000 (equivalent to RMB190,000,000) if Mingxiang decided that Mingxiang did not want Xianghe to repay the loan. Should Mingxiang elect to exercise the option, Mingxiang needs to give a written notice to Xianghe and to transfer the $26,400,000 from Xianghe to Mr. Qiu. The remaining RMB9,500,000 (approximately $1,400,000) consideration shall be paid to Mr. Qiu by Mingxiang within 30 days after completion of Xianghe’s audit report.

On January 1, 2010, Mingxiang exercised the option and became an equity owner of Xianghe.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consisted of the following:

	As of December 31,
	2009	2008
Buildings	$6,620,904	$4,008,018
Plant and machinery	3,484,371	3,162,665
Office equipments	65,010	43,994
Motor vehicles	578,810	561,279
	10,749,095	7,775,956
Less: accumulated depreciation	(2,149,118)	(1,831,441)

Property, plant and equipment, net	$8,599,977	$5,944,515

As of December 31, 2009 and 2008, certain property, plant and equipment with the net book value of $2,277,824 and $2,380,187, respectively, were pledged as securities in connection with the outstanding short-term borrowings, as described in more details in Note 8.

Depreciation expenses for the years ended December 31, 2009 and 2008 were $314,065 and $221,327, respectively, which included $240,272 and $168,847 in cost of revenue.

During 2009, construction in progress was fully completed for operational use and transferred to property, plant and equipment accordingly.

Certain property, plant and equipment with original costs of $988,770 and $749,260 have become fully depreciated as of December 31, 2009 and 2008, respectively.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

7.	LAND USE RIGHTS

Land use rights consisted of the following:

	As of December 31,
	2009	2008

Land use rights, at cost	$805,937	$803,938
Less: accumulated amortization	(190,582)	(173,788)

Land use rights, net	$615,355	$630,150

As of December 31, 2009 and 2008, certain land use rights with the net book value of $401,682 and $411,088, respectively, were pledged as securities in connection with the outstanding short-term borrowings, as described in Note 8.

Amortization expenses for the years ended December 31, 2009 and 2008 were $16,354 and $16,073, respectively, in which $10,422 and $10,243 were included in cost of revenue. Estimated aggregate future amortization expense for the succeeding 5 years and thereafter as of December 31, 2009 is as follows:

Years ending December 31,
2010	$16,354
2011	16,354
2012	16,354
2013	16,354
2014	16,354
Thereafter	533,585

Total	$615,355

8.	PREPAYMENT FOR LAND USE RIGHTS

On November 6, 2009, the Company’s subsidiary, Mingxiang won the auction for the purchase of the 40-year use right of a land in Shishi City, Fujian Province, the PRC. Mingxiang executed an Auction Confirmation Letter regarding this purchase, which was confirmed by the Company that conducted the auction. Covering an area of 8,691.4 square meters, the land is located next to the fishing port and the Company’s processing facilities in Shishi City. The purchase price for the land use right is $2,274,323 (equivalent to RMB 15.55 million).

The Company plans to build cold storage facilities on the land with a capacity of approximately 20,000 tons, to take advantage of its proximity to the port where the Company obtains fresh seafood catch to be processed into seafood products. The Company expects to complete the construction in late 2010.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

9.	SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	As of December 31,
	2009	2008
Bank loans, payable to a financial institution in the PRC:

Equivalent to RMB5,400,000, due on February 2, 2009	-	787,839

Equivalent to RMB3,000,000, due on February 17, 2009	-	437,688

Equivalent to RMB5,000,000, due on February 19, 2009	-	729,479

Equivalent to RMB4,000,000, due on February 25, 2009	-	583,584

Equivalent to RMB5,000,000, due on February 21, 2009	-	729,479

Equivalent to RMB3,000,000, due on April 7, 2009	-	437,688

Equivalent to RMB4,000,000, due on May 18, 2009	-	583,584

Equivalent to RMB5,400,000, due on February 12, 2010	789,797	-

Equivalent to RMB3,000,000, due on February 16, 2010	438,776	-

Equivalent to RMB3,900,000, due on February 18, 2010	570,409	-

Equivalent to RMB5,000,000, due on February 24, 2010	731,293	-

Equivalent to RMB4,000,000, due on February 26, 2010	585,035	-

Equivalent to RMB4,000,000, due on March 17, 2010	585,035	-

Equivalent to RMB3,000,000, due on March 26, 2010	438,776	-

Total borrowings	$4,139,121	$4,289,341

The Company’s wholly-owned subsidiary, Mingxiang obtained short-term bank loans in the aggregate amount of $4,139,121 and $4,289,341 as of December 31, 2009 and 2008, respectively, with Agricultural Bank of China, a registered financial institution in the PRC. The weighted average effective interest rate per annum was 5.31% and 7.85% for 2009 and 2008, respectively, payable quarterly.

All bank borrowings were guaranteed by the major stockholder, Mr. Pengfei Liu (“Mr. Liu”) and his associated, Ms. Yazuo Qiu and were secured by certain land use rights, property, plant and equipment held by the Company’s subsidiaries, Mingxiang, Rixiang and Jixiang with an aggregate net book value of $2,679,506 as of December 31, 2009 (2008: $2,791,275).

10.	AMOUNT DUE TO A STOCKHOLER

As of December 31, 2009 and 2008, the amounts of $69,587 and $170,091 represented temporary advances for working capital purposes from a major stockholder, Mr. Liu, which was unsecured, interest free and repayable on demand.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

11.	ACCRUED LIABILITIES AND OTHER PAYABLE

Accrued liabilities and other payable consisted of the following:

	As of December 31,
	2009	2008

Value-added tax payable	$1,259,353	$582,010
Accrued payroll and benefits	732,958	547,956
Accrued construction cost	130,146	94,549
Accrued operating expenses	48,457	76,866
Accrued professional expenses	150,107	79,457
Other payable	13,363	6,589

	$2,334,384	$1,387,427

12.	STOCKHOLDERS’ EQUITY

(a)      Issuance of common stock

On July 26, 2008, the Company entered into an Employment Agreement with its CFO in which the Company agreed to provide restricted common stock award totaling 30,000 shares at the anniversary of the agreement or at the time of successful listing of the Company on any stock exchange other than OTCBB, whichever is earlier. During 2009, the Company issued 30,000 shares of common stock to its CFO at the fair value of $66,975.

On February 20, 2009, the Company entered into an Investor Relations Consulting Agreement with Hayden Communications International, Inc (''HCI'') in exchange for consulting services to the Company. The Company agreed to provide 20,000 shares of restricted common stock to HCI upon the effectiveness of a registration statement on Form S-1. The shares of common stock were valued at $29,000 in total.

In 2009, the Company and its legal counsel, McLaughlin & Stern LLP (“McLaughlin”), came into an agreement that the Company agreed to issue 5,051 shares of restricted common stock to McLaughlin in exchange for certain legal services to the Company. The shares of common stock were valued at $40,000 in total.

(b)      Private placement offering

On November 17, 2007, the Company completed a private placement of securities to certain accredited investors who subscribed to units consisting of one share of common stock and one warrant to purchase one-fifth of one share of the Company’s common stock. The investors subscribed to an aggregate of 6,199,441 units, consisting of 6,199,441 shares of common stock and warrants of the Company to purchase an aggregate of 1,239,888 shares of the common stock at $3.214 per unit. The units were offered and sold pursuant to exemptions from registration under the Securities Act, including without limitation, Regulation D and Regulation S promulgated under the Securities Act. The gross cash proceeds from the private placement totaled $19,925,000 less estimated offering expense of $5,941,014, which includes the fair value of warrants granted to consultants and agents, as discussed below.

On November 17, 2007, in connection with the securities purchase agreement, the Company also entered into a registration rights agreement, under which it agreed to use its commercially reasonable efforts to cause the common stock issued and issuable upon exercise of the warrants issued to the investors, placement agent, and consultants, to be registered for resale on an appropriate form for registration to be filed with the SEC within 30 days following the closing. If the registration statement is not filed within such 30 day period or does not become effective within 180 days after closing, the Registrant is subject to a monthly penalty of 1% of the offering amount, up to a maximum of $1,000,000. Upon the effectiveness of the registration statement, the Registrant will also maintain the effectiveness of the registration statement for a specified period of time. The registration statement has declared effective on December 14, 2007, therefore no penalty was accrued.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

Additionally, the Company’s principal stockholder and director, Mr. Liu, entered into a Lock-Up Agreement with the investors whereby Mr. Liu agreed that he will not (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares or warrants or other rights to purchase the shares or other shares of common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, or warrants or other rights to purchase shares of common stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, during the period beginning on November 17, 2007 through and including the date which is 6 months after the closing of the effective registration statement.

Pursuant to a Make Good Agreement signed between Mr. Liu and the investors on November 17, 2007, Mr. Liu agreed to transfer an aggregate 6,199,441 shares of the Company’s common stock into an escrow account, which he beneficially owned and is subject to the automatic release upon the attainment of certain performance-based goals. If the Company does not generate net income of $10.549 million for the fiscal year ending December 31, 2008 and $14.268 million for the fiscal year ending December 31, 2009, the shares held in escrow will be transferred to the private placement investors, on a pro rata basis in accordance with the following formula: If the 2008 net income threshold is not achieved then an amount of shares equal to (($10.549 million - 2008 adjusted net income)/$10.549 million) multiplied by 50% of the escrowed shares will be transferred to the private placement investors. If the 2009 net income threshold is not achieved then an amount of shares equal to (($14.268 million - 2009 adjusted net income)/$14.268 million) multiplied by 50% of the escrowed shares will be transferred to the private placement investors. In the event that the net income for 2008 and 2009 meet the minimum net income thresholds for those respective years, then no transfer of the escrowed shares shall be made to the private placement investors and the shares will then be returned to Mr. Liu. Management has determined that the thresholds for the year ended December 31, 2008 and 2009 have been met.

(c)         Warrants granted, accounted for under the fair value method

In connection with the private placement offering, on November 17, 2007, the Company granted to consultants and agents warrants to purchase an aggregate of 929,916 shares of the Company’s common stock at an exercise price of $4.1782 per share or on a cashless exercise basis. The warrants vested immediately and will expire on November 16, 2010. The market price of the stock was $4.1782 per share on the grant date. The Company valued the warrants at $2.0873 per share, or $1,941,014, using the Black-Scholes option-pricing model under ASC 718-20 and was recorded as offering expense in additional paid-in capital in the fiscal year 2007.

During the year ended December 31, 2009, certain warrant holders exercised 840,701 warrants on a cashless exercise basis to purchase 332,287 shares of the Company’s common stock.

A summary of warrant activity for the years ended December 31, 2009 and 2008 is as follows:

	Number of warrants	Weighted average exercise price	Remaining contractual term (year)	Aggregate intrinsic value

Outstanding and exercisable as of January 1, 2008	2,169,804	4.1782	2.87	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding and exercisable as of December 31, 2008	2,169,804	$4.1782	1.87	-
Granted	-	-	-	-
Exercised	(840,701)	4.1782	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding and exercisable as of December 31, 2009	1,329,103	$4.1782	0.88	-

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

(d)      Distribution of dividends

The Company did not declare any dividends for the years ended December 31, 2008 and 2009.

As of December 31, 2009, the number of authorized shares and outstanding shares of the Company’s common stock was 100,000,000 shares and 23,413,639 shares, respectively.

13.	NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of the ordinary shares outstanding during the year. Diluted net income per share is computed using the weighted average number of ordinary shares and ordinary share equivalents outstanding during the year.

The following table sets forth the computation of basic and diluted net income per share for the years ended December 31, 2009 and 2008:

	Years ended December 31,
	2009	2008
Basis and diluted net income per share calculation

Numerator:
- Net income in computing basic and diluted net income per share	$14,564,454	$11,122,810

Denominator:
- Weighted average ordinary shares outstanding	23,062,839	23,010,842
- Warrant shares outstanding	1,329,103	-
Shares used in computing basic and diluted net income per share	24,391,942	23,010,842

Basic net income per share	$0.63	$0.48
Diluted net income per share	$0.60	$0.48

For the year ended December 31, 2008, warrants exercisable to 2,169,804 shares of common stock were excluded from the diluted earnings per share calculation as the exercise price of the warrants was higher than the average market price of the stock during the period, thereby making the warrants anti-dilutive under the treasury method.

14.	INCOME TAXES

For the years ended December 31, 2009 and 2008, the local (“United States of America”) and foreign components of income (loss) before income taxes were comprised of the following:

	Years ended December 31,
	2009	2008
Tax jurisdiction from:
– Local	$(4,623)	$(6,703)
– Foreign	16,620,119	12,792,274

Income before income taxes	$16,615,496	$12,785,571

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

The provision for income taxes consisted of the following:

	Years ended December 31,
	2009	2008
Current:
– Local	$-	$-
– Foreign	2,051,042	1,662,761

Deferred:
– Local	-	-
– Foreign	-	-

Income tax expense	$2,051,042	$1,662,761

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

China Marine is registered in the State of Nevada and is subjected to United States of America tax law.

As of December 31, 2009, China Marine incurred $11,326 of net operating losses carryforwards available for federal tax purposes that may be used to offset future taxable income and will begin to expire in 2028, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $3,907 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Hong Kong

The Company’s subsidiary, Ocean Technology is subject to Hong Kong Profits Tax at the statutory rate of 16.5% on its assessable income for the years ended December 31, 2009 and 2008, respectively. For the year ended December 31, 2009, Ocean Technology incurred an operating loss of $139,051 for income tax purposes. The Company has provided for a full valuation allowance against the deferred tax assets of $67,165 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

The PRC

The Company generated all of its net income from subsidiaries operating in the PRC for the years ended December 31, 2009 and 2008. Rixiang, Jixiang, Mingxiang and Xianglin are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a statutory rate of 25%.

Xianglin is approved as a domestic enterprise. Rixiang, Jixiang and Mingxiang are approved as a foreign investment enterprise and entitled to, starting from the first profitable year, a two-year exemption from corporate income tax and a 50%-reduction in its preferential corporate income tax rate of 24% for the following three years ("Tax Holiday"). Such Tax Holiday of Jixiang and Mingxiang were expired in prior years and Rixiang continues to enjoy the Tax Holiday expiring through fiscal year 2009.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

On March 16, 2007, the National People’s Congress approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”). The new CIT Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises with effect from January 1, 2008. Hence, Rixiang will continue to enjoy to the unexpired Tax Holiday of 50%-reduction on the unified income tax through 2009, subject to a transitional policy under the Corporate Income Tax Law. Jixiang, Mingxiang and Xianglin are subject to the unified income rate of 25% on the taxable income.

On October 15, 2009, Mingxiang has received a notice of recognition as an enterprise of new and high technology, which was jointly issued by The Science and Technology Department of Fujian, The Finance Department of Fujian, The State Tax Bureau of Fujian and The Local Taxation Bureau of Fujian for a company engaged in advanced food processing technologies for the Fujian Province. As a new and high technology company, Mingxiang qualifies for a reduced tax rate of 15% on the company's income through 2012.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for PRC operation for the years ended December 31, 2009 and 2008 is as follows:

	Years ended December 31,
	2009	2008

Income before income taxes	$16,759,164	$13,019,994
Statutory income tax rate	25%	25%
Income taxes at statutory rate	4,189,791	3,254,998

Tax effect on utilization of net operating loss carryforwards	(89,216)	-
Tax effect on net operating loss from PRC subsidiaries	1,523	70,524
Tax effect on non-taxable items	(14)	-
Tax effect from Tax Holiday	(2,051,042)	(1,662,761)

Income taxes at effective rate	$2,051,042	$1,662,761

As of December 31, 2009, the PRC operation incurred $1,180,210 of net operating losses carryforward available for income tax purposes that may be used to offset future taxable income and will begin to expire in 5 years from the year of incurrence, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $295,053 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the aggregate net deferred tax assets of the Company as of December 31, 2009 and 2008:

	As of December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards from:
– Local	$3,907	$2,312
– Hong Kong	67,165	44,221
– PRC	295,053	380,698
	366,125	427,231
Less: valuation allowance	(366,125)	(427,231)

Deferred tax assets	$-	$-

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

Management believes that it is more likely than not that the net deferred assets will not be fully realizable in the future. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets of $366,125 and $427,231 as of December 31, 2009 and 2008, respectively. During 2009, the valuation allowance decreased by $61,106, primarily relating to net operating loss carryforwards.

15.	CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company’s subsidiaries in the PRC, Rixiang, Jixiang and Mingxiang are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $545,068 and $364,184 for the years ended December 31, 2009 and 2008, respectively.

16.	STATUTORY RESERVE

Under the PRC Law, the Company’s subsidiaries in the PRC, Rixiang, Jixiang, Mingxiang and Xianglin are required to make appropriation at the end of each fiscal year to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the years ended December 31, 2009, and 2008, Rixiang contributed $730,817 and $1,773,434 to statutory reserve, respectively. Jixiang, Mingxiang and Xianglin made no appropriation to the statutory reserve since they did not generate after-tax net income during these periods.

17.	SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a)	Business information

The Company’s chief operating decision maker has been identified as chairman, Mr. Liu, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on this assessment, the Company has determined that it has two operating and reporting segments for the years ended December 31, 2009 and 2008 which are sale of processed seafood products and trading of marine catch.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company had no inter-segment sales for the years ended December 31, 2009 and 2008.

Summarized financial information concerning the Company’s reportable segments is shown in the following table for the years ended December 31, 2009 and 2008:

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

	Year ended December 31, 2009
	Processed seafood products	Marine catch	Total

Revenue, net	$52,049,023	$17,536,660	$69,585,683
Cost of revenue	(34,721,649)	(15,734,576)	(50,456,225)

Gross profit	$17,327,374	$1,802,084	$19,129,458

Expenditure for long-lived assets	$1,348,412	$-	$1,348,412

	Year ended December 31, 2008
	Processed seafood products	Marine catch	Total

Revenue, net	$44,370,010	$4,428,794	$48,798,804
Cost of revenue	(29,617,071)	(3,989,901)	(33,606,972)

Gross profit	$14,752,939	$438,893	$15,191,832

Expenditure for long-lived assets	$4,192,510	$-	$4,192,510

(b)	Geographic information

The Company’s operations are located in two main geographical areas. The Company’s sales by geographical market are analyzed as follows:

	Years ended December 31,
	2009	2008
Revenue, net:
The PRC	$67,788,576	$46,401,415
Asia	1,797,107	2,397,389

Total revenue, net	$69,585,683	$48,798,804

All the Company’s long-lived assets are located in the PRC in both years.

18.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

The following is a table summarizing the revenue from customers that individually represents greater than 10% of the total revenue for the years ended December 31, 2009 and 2008 and their outstanding balances at year-end dates.

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

	Year ended December 31, 2009		December 31, 2009
Customers	Revenue	Percentage of total revenue	Accounts receivable, net

Customer A	$11,726,167	17%	$6,799,701

	Year ended December 31, 2008		December 31, 2008
Customers	Revenue	Percentage of total revenue	Accounts receivable, net

Customer B	$5,088,870	10%	$469,639

(b)	Major vendors

The following is a table summarizing the purchases of raw materials from vendors that individually represents greater than 10% of the total purchases for the years ended December 31, 2009 and 2008 and their outstanding balances as at year-end dates.

		Year ended December 31, 2009		December 31, 2009
Vendors		Purchases	Percentage of raw materials purchases	Accounts payable, trade

Vendor A		$10,745,846	28%	$18,183
Vendor B		8,026,950	21%	-
Vendor C		6,953,216	18%	11,813
Vendor D		5,545,993	14%	-

	Total	$31,272,005	81%	$29,996

		Year ended December 31, 2008		December 31, 2008
Vendors		Purchases	Percentage of raw materials purchases	Accounts payable, trade

Vendor A		$7,481,338	22%	$40,069
Vendor B		6,488,740	19%	15,535
Vendor E		5,664,055	17%	-
Vendor C		5,389,778	16%	-
Vendor F		3,752,759	11%	27,398

	Total	$28,776,670	85%	$83,002

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

(c)       Credit risk

Financial instruments that are potentially subject to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)       Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2009, all of borrowings were at variable rates. The interest rates and terms of repayment of bank borrowings are disclosed in Note 8.

(e)        Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If the RMB depreciates against US$, the value of the RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivatives or other financial instruments that expose to substantial exchange rate risk.

(f)        Economic and political risks

Substantially all of the Company’s products are processed in the PRC. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in the PRC and not typically associated with companies in North America and Western Europe. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations in the PRC.

19.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company leased certain office space under a non-cancellable operating lease agreement with a term of 3 years with fixed monthly rentals, expiring on February 17, 2011, and generally did not contain significant renewal options. Total rent expenses for the years ended December 31, 2009 and 2008 was $77,145 and $76,882, respectively. Future minimum rental payments due under the non-cancelable operating lease agreement are as follows:

Years ending December 31:
2010	$77,145
2011	10,332

Total	$87,477

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

(b)	Guarantees

As of December 31, 2009, Mingxiang is contingently liable as guarantor with respect to the loans of $731,294 (equivalent to RMB5,000,000) and $438,776 (equivalent to RMB3,000,000) to two unrelated third parties, Shishi Yu Ching Knitting and Clothing Company (“Yu Ching”) and Shishi Han Jiang Hua Lian Knitting and Clothing Factory (“Han Jiang Hua Lian”), respectively. The term of these guarantees are commenced from July 2009 through July 2011, with a renewal provision of 2 years. At any time from the date of guarantees, should Yu Ching or Han Jiang Hua Lian fail to make their due debt payments, Mingxiang will be obligated to perform under the guarantees by primarily making the required payments, including late fees and penalties. The maximum potential amount of future payments that the Mingxiang is required to make under the guarantees is $1,170,070 (equivalent to RMB8,000,000).

According to the Personal Guarantee Agreement between Mingxiang and Mr. Liu, Mr. Liu agreed to bear all liabilities and costs to be incurred from a direct claim by the creditor if either Yu Ching or Han Jiang Hua Lian fails to make payment to the creditor upon due dates.

In accordance with ASC 460-10 “Guarantees”, a guarantor must recognize a liability for the fair value of the obligations it assumes under certain guarantees. Mingxiang did not receive any consideration for the guarantee and has determined the indemnification fair value to be insignificant. As of December 31, 2009, the Company has not recorded any liabilities under these guarantees.

20.	COMPARATIVE FIGURES

Certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation.

21.	SUBSEQUENT EVENTS

(a)	Acquisition of branded algae-based beverage company

On November 27, 2009, the Company entered into a Credit or Share Purchase Option Agreement (the “Option Agreement”) with Qiu Shang Jing (“Qiu”) and Shishi Xianghe Food Science and Technology Co., Ltd. (“Xianghe”). The Option Agreement provided the Company to make a loan to Xianghe in the amount of approximately $26.4 million to be used for working capital purposes. In consideration for the loan, the Company received the option to buy shares representing eighty percent (80%) (the “Shares”) of Xianghe from its sole shareholder, Qiu. China Marine intended to fund the loan from the currently available cash of the Group.

Xianghe is a Fujian based manufacturer of the branded Hi-Power algae-based soft drinks. Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder, Qiu. Hi-Power is marketed as a high-protein content drink, low in calories and fat, which provides the consumers a combination of immune system benefits, improved digestion and reductions in hyperglycemia and hypertension. Hi-Power’s target market focuses on health-conscious consumers in China’s fast-growing beverage market. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry.

On January 1, 2010, the Company exercised the option to acquire the Shares pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”). The Shares were purchased from Qiu and the purchase price for the Shares was approximately $27.8 million, paid as follows:

CHINA MARINE FOOD GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”))

(iii)	Approximately $26.4 million, which Xianghe owed to the Company, was transferred to be the consideration for the purchase of the Shares of Xianghe which the Company shall pay to Qiu.

(iv)	Approximately $1.4 million shall be paid by the Company to Qiu within 30 days after completion of the audit report of Xianghe for the year ended December 31, 2009.

The Purchase Agreement grants the Company a right of first refusal to purchase the 20% of the registered capital stock of Xianghe retained by Qiu for a maximum price of approximately $7.0 million if Qiu intends to sell his shares. The Purchase Agreement also provides that if Xianghe has any funding requirement from the shareholders, the Company and Qiu shall provide the capital into Xianghe on a pro rata basis according to respective shareholdings.

China Marine intends to integrate the Hi-Power algae-based soft drinks into its current distribution network. Xianghe has an experienced management team and its management and other employees will continue to work at Xianghe after the acquisition. Xianghe utilizes third party manufacturers to produce the beverages.

(b)	Completion of $30,000,000 financing through registered direct offering of common stock

On January 25, 2010, the Company closed the financing to sell 4,615,388 shares of common stock at a price of $6.50 per share. Net proceeds, after underwriting discounts and commissions and before offering expenses payable by the Company, were approximately $28,500,000. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The shares were sold under the Company's previously filed shelf registration statement that was declared effective by the Securities and Exchange Commission on December 23, 2009. Global Hunter Securities LLC and Brean Murray Carret & Co., LLC acted as co-lead placement agents and joint book-running managers in the transaction.

Supplementary Data:       Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 and the unaudited pro forma condensed consolidated statement of operations are derived from the historical financial statements of the Company and Xianghe and have been prepared to give effect to the Company’s acquisition of Xianghe on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet is presented as if the acquisition had occurred as of the balance sheet date. The unaudited pro forma condensed consolidated statement of operations is presented as if the acquisition had occurred on January 1, 2010.

The acquisition has been accounted for under the purchase method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price of over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.

The following unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and do not purport to reflect the results the combined company may achieve in future periods or the historical results that would have been obtained. These unaudited pro forma condensed consolidated financial statements, including the notes hereto, should be read in conjunction with (i) the historical consolidated financial statements for the Company included in its Form 10-K filed on March 22, 2010 and (ii) the historical financial statements of Xianghe included in the Company’s Form 8-K/A dated March 16, 2010.

CHINA MARINE FOOD GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2009
(Currency expressed in United States Dollars (“US$”))

	The Company	Xianghe	Pro forma adjustment		Pro forma consolidated
ASSETS
Current assets:
Cash and cash equivalents	$7,143,232	$435,933			$7,579,165
Accounts receivable, net	18,834,062	1,391,457			20,225,519
Inventories	3,876,950	10,871			3,887,821
Note receivable	26,399,696	-	(26,399,696)	A	-
Amount due from an owner	-	1,442,623	(1,400,304)	A	42,319
Prepaid expenses and other current assets	151,653	-			151,653

Total current assets	56,405,593	3,280,884			31,886,477

Non-current assets:
Goodwill	-	-	2,391,866	A	2,391,866
Property, plant and equipment, net	8,599,977	395			8,600,372
Intangible asset, net	-	8,596	23,471,410	A	23,480,006
Prepayment for land use right	2,274,323	-			2,274,323
Land use rights, net	615,355	-			615,355

TOTAL ASSETS	$67,895,248	$3,289,875			$69,248,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$4,139,121	$-			$4,139,121
Accounts payable, trade	885,286	402,982			1,288,268
Amount due to a stockholder/an owner	69,587	-			69,587
Income tax payable	618,664	225,180			843,844
Accrued liabilities and other payable	2,334,384	240,808			2,575,192

Total current liabilities	8,047,042	868,970			8,916,012

Stockholders’ equity:
Preferred stock	-	-			-
Common stock	23,414	733,483	(733,483)	B	23,414
Additional paid-in capital	16,888,532	-			16,888,532
Statutory reserve	5,614,517	253,364	(253,364)	B	5,614,517
Accumulated other comprehensive income	3,576,135	(1,670)	1,670	B	3,576,135
Retained earnings	33,745,608	1,435,728	(1,435,728)	B	33,745,608

Total stockholders’ equity	59,848,206	2,420,905			59,848,206

Non-controlling interest	-	-	484,181	B	484,181

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,895,248	$3,289,875			$69,248,399

CHINA MARINE FOOD GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
 (Currency expressed in United States Dollars (“US$”))

	The Company	Xianghe #1	Pro forma adjustments		Pro forma consolidated

Revenue, net	$69,585,683	$7,568,657			$77,154,340

Cost of revenue	(50,456,225)	(4,530,736)			(54,986,961)

Gross profit	19,129,458	3,037,921			22,167,379

Operating expenses:
Depreciation and amortization	(79,725)	(418)			(80,143)
Sales and distribution	(608,685)	(632,290)			(1,240,975)
General and administrative	(2,276,006)	(83,770)			(2,359,776)

Total operating expenses	(2,964,416)	(716,478)			(3,680,894)

Income from operations	16,165,042	2,321,443			18,486,485

Other income (expenses):
Subsidy income	309,901	-			309,901
Rental income	82,299	-			82,299
Interest income	288,687	823	(70,010)	C	219,500
Interest expense	(230,433)	(70,010)	70,010	C	(230,433)

Total other expenses	450,454	(69,187)			381,267

Income before income taxes	16,615,496	2,252,256			18,867,752

Income tax expense	(2,051,042)	(563,164)			(2,614,206)
Non-controlling interest	-	-	(337,818)	C	(337,818)

NET INCOME	$14,564,454	$1,689,092			$15,915,728

Per share information:
Net income per share
– Basic	$0.63	-		D	$0.69
– Diluted	$0.60	-		D	$0.65

Weighted average shares outstanding
– Basic	23,062,839	-			23,062,839
– Diluted	24,391,942	-			24,391,942

Notes:
#1         Representing with the operating result for the period from July 28, 2009 (Inception) to December 31, 2009.

#2         The pro forma condensed consolidated statement of operations for the year ended December 31, 2008 is not required as Xianghe was not in existence during 2008 fiscal year.

NOTE 1	BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated balance sheet assumes that the purchase took place on January 1, 2010 and certain assets and liabilities of Xianghe were acquired and assumed by the Company. Such financial statement combines the historical consolidated balance sheet of the Company and Xianghe at December 31, 2009. The unaudited pro forma condensed consolidated statement of operations assume that the purchase took place on December 31, 2009, and combine the historical consolidated statement of operations of the Company and Xianghe for the year ended December 31, 2009.

There were no significant transactions on a combined basis between the acquired entity and the Company during the periods presented.

The following unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting as required by Accounting Standards Codification Topic 805, “Business Combinations”. The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill.

NOTE 2	PRO FORMA ADJUSTMENTS

These unaudited pro forma condensed consolidated financial statements reflect the following pro forma adjustments:

•	Adjustment (A)

The following table summarizes the historical value of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price consideration is presented as below:

Acquired assets:
Cash and cash equivalents	$435,933
Accounts receivable, net	1,391,457
Inventories	10,871
Amount due from an owner	1,442,623
Property, plant and equipment, net	395
Intangible assets, net	8,596

Total assets acquired	3,289,875

Less: liabilities assumed
Accounts payable, trade	402,982
Amount due to an owner	-
Income tax payable	225,180
Accrued liabilities and other payable	240,808

Total liabilities assumed	868,970

Less: non-controlling interest	484,181

Net assets acquired	1,936,724
Algae-based drink know-how *	23,471,410
Goodwill	2,391,866

Purchase price consideration	$27,800,000

Pursuant to the Share Purchase Agreement (the “Agreement”), the aggregate purchase price is approximately $27,800,000 (equivalent to RMB190,000,000), in which approximately $26,400,000 is payable by Xianghe upon the conversion of its short-term loan and approximately $1,400,000 is payable by the Company’s subsidiary, Mingxiang.

Algae-based drink know-know is acquired at its fair value, based upon the independent valuation report.

•	Adjustment (B)

To reflect (1) the elimination of the stockholders' equity accounts of Xianghe, (2) the equity component of the purchase price, and (3) the purchase price allocation as reflected above in Adjustment (A).

•	Adjustment (C)

To reflect (1) the elimination of interest expense and interest income on short-term loan from Mingxiang to Xianghe and (2) to record net income attributable to non-controlling interest.

•	Adjustment (D)

Pro forma basic income per common share is computed by dividing the pro forma net income applicable to common stockholders by the pro forma weighted average number of common shares assumed to be outstanding during the periods of computation. Pro forma diluted income per common share is computed using the pro forma weighted average number of common shares and, if dilutive, potential common shares outstanding during the periods.

CHINA MARINE FOOD GROUP LIMITED

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Page

Condensed Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	F-36

Condensed Consolidated Statements of Operations and Comprehensive Income for the Three Months ended March 31, 2010 and 2009	F-37

Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2010 and 2009	F-38

Condensed Consolidated Statements of Stockholders’ Equity for the Three Months ended March 31, 2010	F-39

Notes to Condensed Consolidated Financial Statements	F-40 - F-53

CHINA MARINE FOOD GROUP LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares))

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$47,375,573	$7,143,232
Accounts receivable, net	9,652,488	18,834,062
Inventories	3,260,603	3,876,950
Note receivable	-	26,399,696
Prepaid expenses and other current assets	366,771	151,653

Total current assets	60,655,435	56,405,593

Property, plant and equipment, net	8,595,441	8,599,977
Land use rights, net	2,940,779	615,355
Prepayment for land use right	-	2,274,323
Intangible assets	22,904,874	-
Goodwill	2,373,024	-

TOTAL ASSETS	$97,469,553	$67,895,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$-	$4,139,121
Accounts payable, trade	2,167,338	885,286
Amount due to a stockholder	69,598	69,587
Income tax payable	736,644	618,664
Accrued liabilities and other payable	1,231,182	2,334,384

Total current liabilities	4,204,762	8,047,042

Commitments and contingencies (see Note 12)

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 28,493,650 and 23,413,639 shares issued and outstanding as of March 31, 2010 and December 31, 2009	28,494	23,414
Additional paid-in capital	45,912,198	16,888,532
Statutory reserve	5,614,517	5,614,517
Accumulated other comprehensive income	3,553,582	3,576,135
Retained earnings	37,671,446	33,745,608
Total China Marine Food Group Limited stockholders’ equity	92,780,237	59,848,206
Non-controlling interests	484,554	-
Total stockholders’ equity	93,264,791	59,848,206

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$97,469,553	$67,895,248

See accompanying notes to condensed consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Three months ended March 31,
	2010		2009
Revenue, net
Processed seafood products		$16,497,907		$11,202,982
Marine catch		398,519		5,345,070
Algae-based beverage products		2,753,983		-
		19,650,409		16,548,052

Cost of revenue (inclusive of depreciation and amortization)
Processed seafood products		(10,969,020)		(7,550,296)
Marine catch		(289,245)		(4,891,981)
Algae-based beverage products		(1,783,730)		-
		(13,041,995)		(12,442,277)

Gross profit		6,608,414		4,105,775

Operating expenses:
Depreciation and amortization		(622,736)		(19,372)
Sales and marketing		(385,218)		(114,062)
General and administrative		(619,998)		(465,754)

Total operating expenses		(1,627,952)		(599,188)

Income from operations		4,980,462		3,506,587

Other income (expenses):
Subsidy income		-		143,137
Rental income		22,601		20,375
Interest income		18,859		90,470
Interest expense		(39,697)		(62,708)

Income before income taxes		4,982,225		3,697,861

Income tax expense		(1,056,092)		(449,260)

NET INCOME		3,926,133		3,248,601

Less: net income attributable to non-controlling interests		(295)		-

Net income attributable to China Marine Food Group Limited		$3,925,838		$3,248,601

Other comprehensive (loss) income:
- Foreign currency translation (loss) gain		(22,553)		56,955

COMPREHENSIVE INCOME		$3,903,285		$3,305,556

Net income per share attributable to China Marine Food Group Limited – basic	$		$
Net income per share attributable to China Marine Food Group Limited – diluted	$		$

Weighted average shares outstanding – basic		24,125,064		23,026,301
Weighted average shares outstanding – diluted		25,016,494		23,026,301

See accompanying notes to condensed consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Three months ended March 31,
	2010	2009

Cash flows from operating activities:
Net income	$3,926,133	$3,248,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	690,060	73,066
(Reversal of) allowance for doubtful accounts	(46,092)	11,288
Changes in operating assets and liabilities:
Accounts receivable	9,227,666	(2,257,516)
Inventories	616,347	5,432,655
Prepaid expenses and other current assets	(215,118)	134,108
Accounts payable, trade	1,282,052	313,998
Income tax payable	117,980	64,502
Accrued liabilities and other payable	(1,103,202)	(51,096)

Net cash provided by operating activities	14,495,826	6,969,606

Cash flows from investing activities:
Purchase of property, plant and equipment	(77,705)	(35,847)
Cash paid to construction in progress	-	(863,616)
Purchase of land use right	(69,778)	-
Net cash received from acquisition of a subsidiary	1,022,153	-

Net cash provided by (used in) investing activities	874,670	(899,463)

Cash flows from financing activities:
Repayment of amount due to a stockholder	11	(146,311)
Proceeds from the registered direct offering, net of expenses	28,328,466	-
Proceeds from exercise of warrants	700,280	-
Proceeds from short-term borrowings	-	4,134,042
Payment on short-term borrowings	(4,139,121)	(4,289,341)

Net cash provided by (used in) financing activities	24,889,636	(301,610)

Effect of exchange rate changes in cash and cash equivalents	(27,791)	48,433

NET CHANGE IN CASH AND CASH EQUIVALENTS	40,232,341	5,816,966

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,143,232	31,640,307

CASH AND CASH EQUIVALENTS, END OF PERIOD	$47,375,573	$37,457,273

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$938,112	$384,758
Cash paid for interest	$39,697	$62,708

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Transfer from prepayment for land use right to land use rights	$2,274,323	$-
Transfer from construction in progress to property, plant and equipment	$-	$1,840,330

NON-CASH TRANSACTIONS IN CONNECTION WITH THE ACQUISITION OF XIANGHE
Transfer from note receivable to purchase price payable	$26,399,696	$-
Consideration payable by Xianghe on behalf of Mingxiang	$1,400,304	$-

See accompanying notes to condensed consolidated financial statements.

CHINA MARINE FOOD GROUP LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	China Marine Food Group Limited stockholders’ equity
	Common stock		Additional paid-in	Statutory	Accumulated other comprehensive	Retained	Non- controlling	Total stockholders’
	No. of shares	Amount	capital	reserve	income	earnings	interests	equity

Balance as of December 31, 2009	23,413,639	$23,414	$16,888,532	$5,614,517	$3,576,135	$33,745,608	$-	$59,848,206

Stock issued under the registered direct offering, net of expenses	4,792,388	4,792	28,323,674	-	-	-	-	28,328,466
Cashless exercise of warrants	120,017	120	(120)	-	-	-	-	-
Cash exercise of warrants	167,606	168	700,112	-	-	-	-	700,280
Net income for the period	-	-	-	-	-	3,925,838	295	3,926,133
Share of non-controlling interests from business combination	-	-	-	-	-	-	484,259	484,259
Foreign currency translation adjustment	-	-	-	-	(22,553)	-	-	(22,553)

Balance as of March 31, 2010	28,493,650	$28,494	$45,912,198	$5,614,517	$3,553,582	$37,671,446	$484,554	$93,264,791

See accompanying notes to condensed consolidated financial statements.

NOTE - 1	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of December 31, 2009 which has been derived from audited financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended March 31, 2010 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2010 or for any future periods.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the Management’s Discussion and the audited financial statements and notes thereto included in the Annual Report on the Form 10-K for the year ended December 31, 2009.

NOTE - 2	ORGANIZATION AND BUSINESS BACKGROUND

China Marine Food Group Limited (“China Marine” or “the Company”) was incorporated in the State of Nevada on October 1, 1999 in the former name of New Paradigm Productions, Inc. On November 16, 2007, the Company changed its current name to “China Marine Food Group Limited”.

China Marine, through its subsidiaries, mainly engages in the manufacture and distribution of processed seafood products and trades with customers in domestic and overseas markets, as well as engaged in the sale and distribution of algae-based beverage products in the PRC with its principal place of business in Shishi City, Fujian Province, China.

China Marine and its subsidiaries are hereinafter referred to as “the Company”.

NOTE - 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

●	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

●	Basis of consolidation

The unaudited condensed consolidated financial statements include the financial statements of China Marine and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

The Company mainly maintains cash and cash equivalent balances at a financial institution in the PRC, which are insured by the People’s Bank of China. The Company had cash concentration risk of $42,496,598 and $7,125,721 as of March 31, 2010 and December 31, 2009, respectively.

●	Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

As of March 31, 2010 and December 31, 2009, the allowance for doubtful accounts was $48,551 and $94,643, respectively.

●	Inventories

Inventories consist of frozen products from marine catch, processed seafood products, algae-based beverage products and materials used in the manufacture of the Company’s products. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include purchased cost of raw materials, direct labor and manufacturing overhead costs. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand.

As of March 31, 2010 and December 31, 2009, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

●	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Buildings	30-50 years	10%
Plant and machinery	10-30 years	10%
Office equipments	8-10 years	10%
Motor vehicles	5 years	10%

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

Depreciation expense for the three months ended March 31, 2010 and 2009 were $84,021 and $68,981, respectively.

Certain property, plant and equipment with original costs of $989,987 have become fully depreciated as of March 31, 2010.

●	Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which are 40 years and 50 years, and they will expire in 2049 and 2052, respectively.

Amortization expense for the three months ended March 31, 2010 and 2009 were $18,742 and $4,085, respectively.

●	Intangible assets

Intangible assets include trademarks and algae-based beverage know-how acquired from business combination and are recorded at cost less accumulated amortization and any recognized impairment loss. The trademarks are to be amortized subject to the successful registration from the PRC Trademark Authority. The algae-based beverage know-how is amortized over its estimated useful life of 10 years on a straight-line basis.

Amortization expense for the three months ended March 31, 2010 and 2009 were $587,297 and $nil, respectively. The estimated amortization expense is $2,348,357 for each of the five succeeding years.

●	Impairment of long-lived assets

In accordance with the provisions of Accounting Standards Codification ("ASC") Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property, plant and equipment, land use rights and intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of March 31, 2010.

●	Goodwill

Goodwill represents the cost of the acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased. The Company generally seeks the assistance of independent valuation experts in determining the fair value of the identifiable tangible and intangible net assets of the acquired business.

The Company tests goodwill for impairment on an annual basis. In this process, the Company relies on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Goodwill of a reporting unit will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

As at March 31, 2010, the Company determines that no goodwill impairment charge is required.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company derives revenues from the processing, distribution and sale of processed seafood products, sale of marine catch, and the sale and distribution of algae-based beverage products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate ranging from 13% to 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company recognizes revenue from the sale of products upon delivery to the customers and the transfer of title and risk of loss. The Company experienced no product returns and recorded no reserve for sales returns for the period ended March 31, 2010.

The Company has distributor arrangements with certain parties for sale of its processed seafood products and algae-based beverage products. The distributor agreements do not provide chargeback, price protection, or stock rotation rights.

Rental income from operating leases on real estate properties is recognized on a straight-line basis over the lease period.

●	Comprehensive income or loss

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income or loss, as presented in the accompanying statement of changes in stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income taxes

The Company adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the period ended March 31, 2010, the Company did not have any interest and penalties associated with tax positions. As of March 31, 2010, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operation and comprehensive income.

The reporting currency of the Company is the United States Dollar ("US$"). The Company's subsidiaries in the PRC maintain their books and records in its local currency, the Renminbi Yuan ("RMB"), which is functional currency as being the primary currency of the economic environment in which these entities operate.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of changes in stockholders’ equity.

Translation of amounts from RMB into US$1 has been made at the following exchange rates for the respective period:

	March 31, 2010	March 31, 2009
Period-end rates RMB:US$1 exchange rate	6.8361	6.8456
Average rates RMB:US$1 exchange rate	6.8360	6.8466

●	Stock-based compensation

The Company adopts ASC Topic 718-20, "Compensation - Stock Compensation" ("ASC 718-20"), using the fair value method. Under ASC 718-20, stock-based compensation cost is measured at the grant date based on the fair value of the award or using the Black-Scholes pricing model and is recognized as expense over the appropriate service period.

For non-employee stock-based compensation, the Company also adopts ASC Topic 505-50, “Equity-Based Payments to Non-Employees”, stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services at the grant date, whichever is more readily determinable in accordance with ASC Topic 718-20.

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the period ended March 31, 2010, the Company operates in three principal reportable segments: sale of processed seafood products, trading of marine catch and sale of algae-based beverage products.

●	Fair value measurement

ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10") establishes a new framework for measuring fair value and expands related disclosures. Broadly, ASC 820-10 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820-10 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

●	Financial instruments

Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, amount due to a stockholder, income tax payable, accrued liabilities and other payable are carried at cost which approximates fair value. Any changes in fair value of assets or liabilities carried at fair value are recognized in other comprehensive income for each period.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In June 2009, the Financial Accounting Standards Board (“FASB”) expanded ASC 810-10, to provide guidance for variable interest entities (VIEs). The change modifies our approach for determining the primary beneficiary of a VIE by assessing whether we have control over such entities. This change is effective for us on July 1, 2010. The Company is currently evaluating the requirements of the VIE provisions of ASC 810-10, but does not expect a material impact on its condensed consolidated financial statements.

In October 2009, the FASB issued Accounting Standard Update (ASU) No. 2009-13, “Revenue Recognition” (Topic 605). The accounting standard update addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. Specifically, this subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. ASU 2009-13 will be effective for us on July 1, 2010. The Company is currently evaluating the requirements of ASU 2009-13, but does not expect a material impact on its condensed consolidated financial statements.

FASB ASC 810, “Consolidation” (“ASC 810”), establishes accounting and reporting standards for minority interests, which are recharacterized as noncontrolling interests. ASC 810 was revised so that noncontrolling interests are classified as a component of equity separate from the parent’s equity; purchases or sales of equity interests that do not result in a change in control are accounted for as equity transactions; net income attributable to the noncontrolling interest are included in consolidated net income in the statement of operations; and upon a loss of control, the interest sold, as well as any interest retained, is recorded at fair value, with any gain or loss recognized in earnings. This revision was effective for the Company as of January 1, 2009. It applies prospectively, except for the presentation and disclosure requirements, for which it applies retroactively. In addition, ASC 810 amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under ASC 810. This phase of ASC 810 became effective for the Company on January 1, 2010 and did not impact the Company’s consolidation conclusions for its variable interest entities.

In January 2010, the FASB issued an amendment to the fair value measurement and disclosure standard improving disclosures about fair value measurements. This amended guidance requires separate disclosure of significant transfers in and out of Levels 1 and 2 and the reasons for the transfers. The amended guidance also requires that in the Level 3 reconciliation, the information about purchases, sales, issuances and settlements be disclosed separately on a gross basis rather than as one net number. The guidance for the Level 1 and 2 disclosures was adopted on January 1, 2010, and did not have an impact on our consolidated financial position, results of operations or cash flows. The guidance for the activity in Level 3 disclosures is effective January 1, 2011, and will not have an impact on our consolidated financial position, results of operations or cash flows as the amended guidance provides only disclosure requirements. The Company had no significant transfers between Level 1, 2 or 3 inputs during the quarter ended March 31, 2010.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements for the quarter ended March 31, 2010.

NOTE - 4	ACQUISITION OF BRANDED ALGAE-BASED BEVERAGE COMPANY

On November 27, 2009, the Company entered into a Credit or Share Purchase Option Agreement (the “Option Agreement”) with Qiu Shang Jing (“Qiu”) and Shishi Xianghe Food Science and Technology Co., Ltd. (“Xianghe”). The Option Agreement provided the Company to make a loan to Xianghe in the amount of approximately $26.4 million to be used for working capital purposes. In consideration for the loan, the Company received the option to buy shares representing eighty percent (80%) of Xianghe from its sole shareholder, Qiu. The interest rate on the loan is 5.0% per annum. Qiu agreed to pledge all of his shares in Xianghe to guarantee the performance by Xianghe under the Option Agreement. The Company intended to fund the loan from the currently available cash.

The maturity date of the loan was January 26, 2010. Upon maturity of the loan, the Company exercised the option to purchase shares representing eighty percent (80%) of Xianghe. The purchase price payable to Qiu consisted of approximately $1.4 million payable by the Company and $26.4 million payable by Xianghe.

Xianghe is a Fujian based manufacturer of the branded Hi-Power algae-based soft drinks. Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder, Qiu. Hi-Power is marketed as a high-protein content drink, low in calories and fat, which provides the consumers a combination of immune system benefits, improved digestion and reductions in hyperglycemia and hypertension. Hi-Power’s target market focuses on health-conscious consumers in China’s fast-growing beverage market. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry.

On January 1, 2010, the Company exercised the option to acquire shares representing eighty percent (80%) of the registered capital stock (the “Shares”) of Xianghe pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”). The Shares were purchased from Qiu and the purchase price for the Shares was approximately $27.8 million, paid as follows:

(v)	Approximately $26.4 million, which Xianghe owed to the Company, was transferred to be the consideration for the purchase of the Shares of Xianghe which the Company shall pay to Qiu.

(vi)	Approximately $1.4 million shall be paid by the Company to Qiu within 30 days after completion of the audit report of Xianghe for the year ended December 31, 2009.

The Purchase Agreement grants the Company a right of first refusal to purchase the 20% of the registered capital stock of Xianghe retained by Qiu for a maximum price of approximately $7.0 million if Qiu intends to sell his shares. The Purchase Agreement also provides that if Xianghe has any funding requirement from the shareholders, the Company and Qiu shall provide the capital into Xianghe on a pro rata basis according to respective shareholdings.

The Company intends to integrate the Hi-Power algae-based soft drinks into our current distribution network. Xianghe has an experienced management team and its management and other employees will continue to work at Xianghe after the acquisition. Xianghe utilizes third party manufacturers to produce the beverages.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price consideration is presented as below:

Acquired assets:
Cash and cash equivalents	$435,933
Accounts receivable, net	1,391,457
Inventories	10,871
Amount due from an owner	1,442,623
Property, plant and equipment, net	395
Intangible assets, net	8,596

Total assets acquired	3,289,875

Less: liabilities assumed
Accounts payable, trade	402,982
Income tax payable	225,180
Accrued liabilities and other payable	240,808

Total liabilities assumed	868,970

Less: non-controlling interests	484,181

Net assets acquired	1,936,724
Algae-based drink know-how	23,471,410
Goodwill	2,391,866

Purchase price consideration	$27,800,000

Pursuant to the Purchase Agreement, the aggregate purchase price was approximately $27,800,000 (equivalent to RMB190,000,000), in which approximately $26,400,000 was payable by Xianghe upon the conversion of its short-term loan and approximately $1,400,000 was payable by the Company’s subsidiary, Mingxiang. Algae-based drink know-know acquired from the business combination was determined at its fair value, based upon the independent valuation report.

At the closing date of business acquisition on January 1, 2010, Mingxiang entered into a business transfer agreement with Qiu. Pursuant to the business transfer agreement, Qiu agreed to transfer the algae-based soft drinks business from Xianghe to Mingxiang as part of the business restructuring of Xianghe. It was also agreed that Qiu would not share any of the results of the algae-based soft drinks business operated under Mingxiang in the future. As a result, Mingxiang fully integrated the business operation of algae-based soft drinks from Xianghe and was allowed to entitle 100% operating results generated from the algae-based soft drinks business, subject to the precedent condition. Upon the completion of business acquisition and business transfer, Xianghe became a dormant company.

In connection with the business transfer, it was also agreed between both parties that Xianghe still assumed $83,021 revenue and $1,475 net income from the algae-based soft drinks business during the transitional period in January 2010 and as a result, $295 net income was attributed to the non-controlling interests as of the end of this fiscal quarter. Non-controlling interests from the business combination mainly represented 20% share of pre-acquisition equity in Xianghe as of December 31, 2009 in the condensed consolidated balance sheet.

NOTE - 5	INVENTORIES

Inventories consisted of the following:

	March 31, 2010	December 31, 2009

Raw materials	$1,308,021	$510,104
Work-in-process	1,783,843	3,018,720
Finished goods	22,039	151,197
Packaging materials	146,700	196,929

Total	$3,260,603	$3,876,950

For the period ended March 31, 2010 and 2009, the Company recorded no allowance for slow-moving and obsolete inventories.

NOTE - 6	SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	March 31, 2010	December 31,2009
Bank loans, payable to a financial institution in the PRC:

Equivalent to RMB5,400,000, due on February 12, 2010	-	789,797

Equivalent to RMB3,000,000, due on February 16, 2010	-	438,776

Equivalent to RMB3,900,000, due on February 18, 2010	-	570,409

Equivalent to RMB5,000,000, due on February 24, 2010	-	731,293

Equivalent to RMB4,000,000, due on February 26, 2010	-	585,035

Equivalent to RMB4,000,000, due on March 17, 2010	-	585,035

Equivalent to RMB3,000,000, due on March 26, 2010	-	438,776

Total borrowings	$-	$4,139,121

As of March 31, 2010, all the short-term borrowings were repaid in full at their respective expiry dates. The weighted average effective interest rate was 5.31% and 5.95% per annum, with interest expense of $39,697 and $62,708 for the three months ended March 31, 2010 and 2009 respectively, payable quarterly.

NOTE - 7	AMOUNT DUE TO A STOCKHOLDER

As of March 31, 2010 and December 31, 2009, the amounts of $69,598 and $69,587 represented temporary advances for working capital purposes from a major stockholder, Mr. Liu, which was unsecured, interest free and repayable on demand.

NOTE - 8	STOCKHOLDERS’ EQUITY

(a)         Warrants

In connection with the private placement offering, on November 17, 2007, the Company granted to consultants and agents warrants to purchase an aggregate of 929,916 shares of the Company’s common stock at an exercise price of $4.1782 per share or on a cashless exercise basis. The warrants vested immediately and will expire on November 16, 2010. The market price of the stock was $4.1782 per share at the grant date. The Company valued the warrants at $2.0873 per share, or $1,941,014, using the Black-Scholes option-pricing model under ASC 718-20 and was recorded as offering expense in additional paid-in capital in the fiscal year 2007.

During the period ended March 31, 2010, certain warrant holders exercised 437,673 warrants in total on a cash and cashless exercise basis to purchase 167,606 shares and 120,017 shares of the Company’s common stock, respectively.

A summary of warrant activity for the period ended March 31, 2010 is as follows:

	Number of warrants	Weighted average exercise price	Remaining contractual term (year)	Aggregate intrinsic value

Outstanding and exercisable as of December 31, 2009	1,329,103	4.1782	0.88	-
Granted	-	-	-	-
Exercised	(437,673)	4.1782	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding and exercisable as of March 31, 2010	891,430	$4.1782	0.63	-

(b)         Registered direct offering

On January 25, 2010, the Company has closed the financing to sell 4,615,388 shares of common stock at a price of $6.50 per share. Net proceeds, after underwriting discounts and commissions and before offering expenses of approximately $1,500,000 payable by the Company, are approximately $28,500,000. In connection with the registered direct offering, the Company also issued 177,000 shares of common stock to a consultant for the provision of financial advisory service rendered in this registered direct offering. The fair value of this stock issuance was determined at a price of $6.50 per share based on the market price of the shares at the grant date and recorded in additional paid-in capital.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The shares were sold under the Company's previously filed shelf registration statement that was declared effective by the Securities and Exchange Commission on December 23, 2009. Global Hunter Securities LLC and Brean Murray Carret & Co., LLC acted as co-lead placement agents and joint book-running managers in the transaction.

As of March 31, 2010, the number of authorized and outstanding shares of the Company’s common stock was 100,000,000 and 28,493,650 shares, respectively.

NOTE - 9	INCOME TAXES

For the period ended March 31, 2010 and 2009, the local (“United States of America”) and foreign components of income before income taxes were comprised of the following:

	Three months ended March 31,
	2010	2009
Tax jurisdiction from:
– Local	$-	$-
– Foreign	4,982,225	3,697,861

Income before income taxes	$4,982,225	$3,697,861

The provision for income taxes consisted of the following:

	Three months ended March 31,
	2010	2009
Current:
– Local	$-	$-
– Foreign	1,056,092	449,260

Deferred:
– Local	-	-
– Foreign	-	-

Income tax expense	$1,056,092	$449,260

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

China Marine is registered in the State of Nevada and is subject to United States of America tax law.

As of March 31, 2010, China Marine incurred $11,326 of net operating losses carryforwards available for federal tax purposes that may be used to offset future taxable income and will begin to expire in 2028, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $3,907 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Hong Kong

The Company’s subsidiary, Ocean Technology (China) Company Limited (“Ocean Technology”) is subject to Hong Kong Profits Tax at the statutory rate of 16.5% on its assessable income for the periods ended March 31, 2010 and 2009, respectively. As of March 31, 2010, Ocean Technology incurred $441,095 of net operating losses carryforwards available for income tax purposes. The Company has provided for a full valuation allowance against the deferred tax assets of $72,781 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

The PRC

The Company generated all of its net income from subsidiaries operating in the PRC for the period ended March 31, 2010 and 2009. Shishi Rixiang Marine Food Co., Ltd. (“Rixiang”), Shishi Huabao Jixiang Water Products Co., Ltd. (Jixiang”), Shishi Huabao Mingxiang Foods Co., Ltd. (Mingxiang”), Shishi Xianghe Food Science and Technology Co., Ltd. (“Xianghe”) and Shishi Xianglin Trading Co., Ltd. (“Xianglin”) are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a unified income tax rate of 25%.

Xianghe and Xianglin are approved as a domestic enterprise. Rixiang, Jixiang and Mingxiang are approved as a foreign investment enterprise and entitled to, starting from the first profitable year, a two-year exemption from corporate income tax and a 50%-reduction in its preferential corporate income tax rate of 24% for the following three years ("Tax Holiday"). Such Tax Holiday of Rixiang, Jixiang and Mingxiang were expired in prior years.

On October 15, 2009, Mingxiang has received a notice of recognition as an enterprise of new and high technology, which was jointly issued by The Science and Technology Department of Fujian, The Finance Department of Fujian, The State Tax Bureau of Fujian and The Local Taxation Bureau of Fujian for a company engaged in advanced food processing technologies for the Fujian Province. As a new and high technology company, Mingxiang is qualified for a reduced income tax rate of 15% on its income before tax for a period of three years, expiring through 2012.

As of March 31, 2010, the PRC operation did not incur any net operating losses carryforward available for income tax purposes that may be used to offset future taxable income and will begin to expire in 5 years from the year of incurrence, if unutilized.

NOTE - 10	SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(c)         Business information

The Company’s chief operating decision maker has been identified as chairman, Mr. Liu, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on this assessment, the Company has determined that it has three operating and reporting segments for the period ended March 31, 2010 and 2009 which are processed seafood products, marine catch and algae-based beverage products.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 3). The Company had no inter-segment sales for the period ended March 31, 2010 and 2009.

Summarized financial information concerning the Company’s reportable segments is shown in the following table for the three months ended March 31, 2010 and 2009:

	Three months ended March 31, 2010
	Processed seafood products	Marine catch	Algae-based beverage products	Total

Revenue, net	$16,497,907	$398,519	$2,753,983	$19,650,409
Cost of revenue	(10,969,020)	(289,245)	(1,783,730)	(13,041,995)

Gross profit	$5,528,887	$109,274	$970,253	$6,608,414

Expenditure for long-lived assets	$156,474	$-	$-	$156,474

	Three months ended March 31, 2009
	Processed seafood products	Marine catch	Algae-based beverage products	Total

Revenue, net	$11,202,982	$5,345,070	$-	$16,548,052
Cost of revenue	(7,550,296)	(4,891,981)	-	(12,442,277)

Gross profit	$3,652,686	$453,089	$-	$4,105,775

Expenditure for long-lived assets	$899,463	$-	$-	$899,463

(d)         Geographic information

The Company’s operations are located in two main geographical areas. The Company’s sales by geographical market are analyzed as follows:

	Three months ended March 31,
	2010	2009
Revenue, net:
The PRC	$19,355,577	$16,133,869
Asia	294,832	414,183

Total revenue, net	$19,650,409	$16,548,052

All the Company’s long-lived assets are located in the PRC in both periods.

NOTE - 11	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)         Major customers

For the period ended March 31, 2010, no customer represented more than 10% of the Company’s revenue and accounts receivable, respectively.

For the period ended March 31, 2009, one customer represented more than 10% of the Company’s revenue. This customer accounts for 29% of revenue amounting to $4,788,066, with $148,442 of accounts receivable.

(b)         Major vendors

The following is a table summarizing the purchases of raw materials from vendors that individually represents more than 10% of the total purchases for the period ended March 31, 2010 and 2009 and their outstanding balances as at period-end dates.

	Three months ended March 31, 2010
Vendors	Purchases	Percentage of total purchases	Accounts payable, trade

Vendor A	$2,467,679	31%	$115,082
Vendor B	1,748,525	22%	162,393
Vendor C	1,557,481	20%	148,923
Vendor D	1,066,281	13%	61,868
Vendor E	904,427	11%	113,630

Total:	$7,744,393	97%	$601,896

	Three months ended March 31, 2009
Vendors	Purchases	Percentage of total purchases	Accounts payable, trade

Vendor A	$1,926,063	15%	$44,966
Vendor D	1,528,152	12%	58,392

Total:	$3,454,215	27%	$103,358

(c)       Credit risk

Financial instruments that are potentially subject to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)         Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If the RMB depreciates against US$, the value of the RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivatives or other financial instruments that expose to substantial exchange rate risk.

(e)         Economic and political risks

Substantially all of the Company’s products are processed in the PRC. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in the PRC and not typically associated with companies in North America and Western Europe. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations in the PRC.

NOTE - 12	COMMITMENTS AND CONTINGENCIES

(c)	Operating lease commitments

The Company leased certain office space under a non-cancelable operating lease agreement with a term of 3 years with fixed monthly rentals, expiring on February 17, 2011, and generally did not contain significant renewal options. Total rent expenses for the period ended March 31, 2010 and 2009 were $19,286 and $19,286, respectively.

As of March 31, 2010, the Company has the future minimum rental payments of $68,191 under the non-cancelable operating lease in the next twelve months.

(d)	Guarantees

As of March 31, 2010, Mingxiang is contingently liable as guarantor with respect to the loans of $731,294 (equivalent to RMB5,000,000) and $438,776 (equivalent to RMB3,000,000) to two unrelated third parties, Shishi Yu Ching Knitting and Clothing Company (“Yu Ching”) and Shishi Han Jiang Hua Lian Knitting and Clothing Factory (“Han Jiang Hua Lian”), respectively. The term of these guarantees are commenced from July 2009 through July 2011, with a renewal provision of 2 years. At any time from the date of guarantees, should Yu Ching or Han Jiang Hua Lian fail to make their due debt payments, Mingxiang will be obligated to perform under the guarantees by primarily making the required payments, including late fees and penalties. The maximum potential amount of future payments that the Mingxiang is required to make under the guarantees is $1,170,070 (equivalent to RMB8,000,000).

According to the Personal Guarantee Agreement between Mingxiang and Mr. Liu, Mr. Liu agreed to bear all liabilities and costs to be incurred from a direct claim by the creditor if either Yu Ching or Han Jiang Hua Lian fails to make payment to the creditor upon due dates.

In accordance with ASC 460-10 “Guarantees” , a guarantor must recognize a liability for the fair value of the obligations it assumes under certain guarantees. Mingxiang did not receive any consideration for the guarantee and has determined the indemnification fair value to be insignificant. As of March 31, 2010, the Company has not recorded any liabilities under these guarantees.